      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 5, 2001



                                                      REGISTRATION NO. 333-63766

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                                     6770                                    06-139-7316
 (STATE OR OTHER JURISDICTION               (PRIMARY STANDARD INDUSTRIAL                     (I.R.S. EMPLOYER
      OF INCORPORATION OR                    CLASSIFICATION CODE NUMBER)                    IDENTIFICATION NO.)
         ORGANIZATION)

                             251 BALLARDVALE STREET
                        WILMINGTON, MASSACHUSETTS 01887
                                 (978) 658-6000

              (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                               THOMAS F. ACKERMAN
                            CHIEF FINANCIAL OFFICER
                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
                             251 BALLARDVALE STREET
                        WILMINGTON, MASSACHUSETTS 01887
                           (978) 658-6000, EXT. 1225
                              (978) 694-9504 (FAX)

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                         ------------------------------

                                   COPIES TO:

       RICHARD D. TRUESDELL, JR., ESQ.                          PETER M. LABONSKI, ESQ.
            Davis Polk & Wardwell                                  Latham & Watkins
            450 Lexington Avenue                                   885 Third Avenue
          New York, New York 10017                             New York, New York 10022
               (212) 450-4000                                       (212) 906-1200
            (212) 450-4800 (fax)                                 (212) 751-4864 (fax)

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         ------------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JULY 5, 2001

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                8,000,000 Shares

                                     [LOGO]

                                  Common Stock
                                   ---------

           We are selling 2,000,000 shares of common stock and the selling stockholders are selling 6,000,000 shares of common stock.


           Our common stock is listed on The New York Stock Exchange under the symbol "CRL". The last reported sale price on July 5, 2001, was $32.10 per share.


           The underwriters have an option to purchase a maximum of 1,200,000 additional shares from the selling shareholders to cover over-allotments of shares.


           INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 8.


                                                       Underwriting                               Proceeds to
                                    Price to           Discounts and         Proceeds to            Selling
                                     Public             Commissions         Charles River        Stockholders
                               -------------------  -------------------  -------------------  -------------------
        Per Share............                    $                    $                    $                    $
        Total................                    $                    $                    $                    $

           Delivery of the shares will be made on or about            , 2001.

           Neither the Securities and Exchange Commission nor any state securities commission has determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  Joint Lead Managers

         CREDIT SUISSE FIRST BOSTON                          LEHMAN BROTHERS

     SG COWEN                                         U.S. BANCORP PIPER JAFFRAY

                     The date of this prospectus is July   , 2001.

                                 --------------

                               TABLE OF CONTENTS


                                          PAGE
                                        --------
PROSPECTUS SUMMARY....................      1

RISK FACTORS..........................      8

FORWARD-LOOKING STATEMENTS............     14

INDUSTRY AND MARKET DATA..............     14

USE OF PROCEEDS.......................     15

COMMON STOCK PRICE RANGES AND
  DIVIDENDS...........................     15

CAPITALIZATION........................     16

SELECTED CONSOLIDATED FINANCIAL
  DATA................................     17

MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................     18

BUSINESS..............................     32

MANAGEMENT............................     43

SECURITY OWNERSHIP OF CERTAIN
  BENEFICIAL OWNERS AND MANAGEMENT;
  SELLING STOCKHOLDERS................     46



                                          PAGE
                                        --------

RELATIONSHIPS AND TRANSACTIONS WITH
  RELATED PARTIES.....................     48

DESCRIPTION OF CAPITAL STOCK..........     50

SHARES ELIGIBLE FOR FUTURE SALE.......     53

CERTAIN UNITED STATES FEDERAL TAX
  CONSIDERATIONS FOR NON-UNITED STATES
  HOLDERS OF COMMON STOCK.............     55

UNDERWRITING..........................     58

LEGAL MATTERS.........................     60

EXPERTS...............................     60

WHERE YOU CAN FIND MORE INFORMATION...     60

INCORPORATION OF DOCUMENTS BY
  REFERENCE...........................     61

INDEX TO UNAUDITED PRO FORMA CONDENSED
  CONSOLIDATED FINANCIAL DATA.........    P-1

INDEX TO CONSOLIDATED FINANCIAL
  STATEMENTS..........................    F-1


                                 --------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

Charles River is a registered trademark of Charles River Laboratories, Inc. This prospectus also includes trademarks and trade names of other parties.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS IMPORTANT INFORMATION REGARDING OUR BUSINESS AND THIS OFFERING. BECAUSE THIS IS ONLY A SUMMARY, IT DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING "RISK FACTORS" AND OUR FINANCIAL STATEMENTS AND RELATED NOTES, BEFORE DECIDING TO INVEST IN OUR COMMON STOCK. EXCEPT AS OTHERWISE NOTED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION AND GIVES EFFECT TO THE EXCHANGE OF EACH EXISTING SHARE OF OUR COMMON STOCK FOR 1.927 NEW SHARES EFFECTIVE JUNE 21, 2000.

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

OVERVIEW

    We are a leading provider of critical research tools and integrated support services that enable innovative and efficient drug discovery and development. We are the global leader in providing the animal research models required in research and development for new drugs, devices and therapies and have been in this business for more than 50 years. Since 1992, we have built upon our research model technologies to develop a broad and growing portfolio of biomedical products and services. Our wide array of services enables our customers to reduce costs, increase speed and enhance their productivity and effectiveness in drug discovery and development. Our customer base, spanning over 50 countries, includes all of the major pharmaceutical and biotechnology companies, as well as many leading hospitals and academic institutions. We currently operate 76 facilities in 15 countries worldwide. Our differentiated products and services, supported by our global infrastructure and scientific expertise, enable our customers to meet many challenges of early-stage life sciences research, a large and growing market. In 2000, our net sales were $306.6 million and our operating income was $65.1 million. For the three months ended March 31, 2001, our net sales were $99.0 million and our operating income was $19.4 million.

    RESEARCH MODELS. We are the global leader in the production and sale of research models, principally genetically and virally defined purpose-bred rats and mice. These products represented 61.2% of our 2000 net sales and 50.0% of our net sales for the three months ended March 31, 2001. We offer over 130 research models, one of the largest selections of small animal models of any provider worldwide. Our higher-growth models include genetically defined models and models with compromised immune systems, which are increasingly in demand as early-stage research tools. The FDA and foreign regulatory bodies typically require the safety and efficacy of new drug candidates and many medical devices to be tested on research models like ours prior to testing in humans. As a result, our research models are an essential part of the drug-discovery and development process.

    BIOMEDICAL PRODUCTS AND SERVICES. We have focused significant resources on developing a diverse portfolio of biomedical products and services directed at high-growth areas of drug discovery and development. Our biomedical products and services business represented 38.8% of our 2000 net sales and 50.0% of our net sales for the three months ended March 31, 2001. We have experienced strong growth in biomedical products and services as demonstrated by the 33.7% compound annual growth rate in our net sales over the past five fiscal years. We expect the drug-discovery and development markets that we serve will continue to experience strong growth, particularly as new drug development based on advances in genetics continues to evolve. There are four areas within this segment of our business:

    DISCOVERY SERVICES. Our discovery services are designed to assist our customers in screening drug candidates faster by providing genetically defined research models for in-house research and by implementing efficacy screening protocols to improve the customer's drug-evaluation process. The market for discovery services is growing rapidly as pharmaceutical and biotechnology research and development increasingly focuses on selecting leading drug candidates from the enormous number of new compounds being generated.

    DEVELOPMENT SERVICES. We currently offer FDA-compliant development services in three main areas: drug safety assessment, biotech safety testing and medical device testing. Biotech safety testing services include a broad range of services specifically focused on supporting biotech or protein-based drug development, including such areas as protein characterization, cell banking, methods development and release testing. Our rapidly growing development services offerings enable our customers to outsource their high-end, non-core drug development activities.

    IN VITRO DETECTION SYSTEMS. We have diversified our product offerings to include non-animal, or IN VITRO, methods for testing the safety of drugs and devices. We are strategically committed to being the leader in providing our customers with IN VITRO alternatives as these methods become scientifically validated and commercially feasible.

    VACCINE SUPPORT PRODUCTS. We produce pathogen-free fertilized chicken eggs, a critical element of poultry vaccine production. We believe there is significant potential for growth in this area in support of novel human vaccines, such as a nasal spray flu vaccine currently in development.

COMPETITIVE STRENGTHS

    Our leading research models business has provided us with steadily growing revenues and strong cash flow, while our biomedical products and services business provides significant opportunities for profitable growth. Our products and services are critical to both traditional pharmaceutical research and the rapidly growing fields of genomic, recombinant protein and humanized antibody research. We believe we are well positioned to compete effectively in all of these sectors as a result of a diverse set of competitive strengths, which include:

    - Critical products and services;

    - Long-standing reputation for scientific excellence;

    - Extensive global infrastructure and customer relationships;

    - Biosecurity technology expertise;

    - Platform-acquisition and internal-development capabilities; and

    - Experienced and incentivized management team.

OUR STRATEGY

    Our business strategy is to build upon our core research models business and to invest actively in higher-growth opportunities where our proven capabilities and strong relationships allow us to achieve and maintain a leadership position. Our growth strategies include:

    - Broaden the scope of our discovery and development services;

    - Acquire new technologies in research models;

    - Expand our pre-clinical outsourcing services;

    - Expand our non-animal technologies; and

    - Pursue strategic acquisitions and alliances.

                            ------------------------

    We are organized as a Delaware corporation. Our headquarters are located at 251 Ballardvale Street, Wilmington, Massachusetts 01887. Our telephone number is
(978) 658-6000. Our website address is www.criver.com. The information on our website is not incorporated as a part of this prospectus.

                              RECENT DEVELOPMENTS


    Since January 2001, we have completed four strategic transactions:



    - On July 2, 2001, we signed an agreement to acquire Genetic Models, Inc., or GMi, a provider of proprietary rat research models;



    - On June 29, 2001, we entered into an agreement with Advanced Cell Technology Inc., or ACT, to further develop and commercialize its proprietary cloning technologies for research model applications;



    - On February 27, 2001, we acquired Primedica Corporation, or Primedica; and



    - On January 8, 2001, we acquired Pathology Associates International Corporation, or PAI.



    GMI. GMi, headquartered in Indianapolis, IN, provides proprietary rat research models to researchers studying diabetes, cardiovascular and related diseases. The acquisition of GMi expands our product offerings to include additional disease models that enable customers to conduct more effective research within target diseases. We plan to leverage our worldwide infrastructure to make GMi's proprietary rat models more widely available within the United States, as well as in Europe and Japan.



    For the year ended December 31, 2000, GMi recorded revenues of approximately $2.5 million. We will acquire GMi for $4.0 million in cash. We expect to close the acquisition in July, subject to customary closing conditions.



    ACT. We entered into an agreement with ACT to further develop and commercialize its proprietary cloning technologies for research models, principally rats used in diabetes research. This agreement complements our December 2000 research agreement with Tufts University School of Veterinary Medicine, pursuant to which we are further developing and commercializing its proprietary cloning technology to develop a highly efficient cloning process in immunodeficient mouse models. Our technology partnerships represent our strategic focus on bringing new research model technologies to market in collaboration with leading scientists and research institutions. These technologies and the resulting new models are expected to differentiate our products from our competitors while offering our customers a broader selection of research tools.


    PRIMEDICA. Primedica, headquartered in Worcester, MA, is a leading provider of preclinical drug discovery and development services to the biopharmaceutical industry, including efficacy and safety testing, metabolism and pharmacokinetics, bioanalytical chemistry, biopharmaceutical production and drug formulation. We expect the acquisition of Primedica to allow us to provide a more comprehensive offering of outsourcing services to our pharmaceutical, biotechnology and medical device customers in the U.S., while expanding our scientific capabilities. Primedica is particularly synergistic with the PAI acquisition and our Sierra Biomedical and Tektagen operations, all of which fall within our development services operations.


    The demand for these services is driven by the growing outsourcing trend in preclinical drug development. These services are critical to the successful development of new drugs and devices, including obtaining FDA regulatory approval. Primedica has over 300 customers, including many of the top pharmaceutical and biotechnology companies, which significantly overlap with our customer base. Primedica has nearly 700 employees, 45 of whom are doctoral level professionals. For the year ended December 31, 2000, Primedica's revenues were $72.3 million. We acquired Primedica from Genzyme Transgenics Corporation for approximately $51.1 million, including $25.7 million in cash, $16.4 million in restricted stock and $9.0 million in assumed debt.


    PAI. PAI, headquartered in Frederick, MD, is the world's leading provider of contract toxicology pathology services in research models. PAI provides veterinary pathology services, contract staffing services, and regulatory consulting. The acquisition of PAI expands the scope of our preclinical service capabilities. In addition, we share a customer base and utilize complementary technologies to provide a broad range of preclinical outsourcing services.


    PAI has nearly two decades of experience and more than 500 employees, including over 40 pathologists and doctoral level professionals. For the year ended December 31, 2000, PAI recorded revenues of $32.7 million. We acquired PAI from Science Applications International Corporation for approximately
$35.2 million, including $25.5 million in cash and a $12.0 million convertible note, recorded net of a discount of $2.3 million.


  THE RECAPITALIZATION, THE INITIAL PUBLIC OFFERING AND THE FOLLOW ON OFFERING

    On September 29, 1999, CRL Acquisition LLC, a limited liability company owned by affiliates of DLJ Merchant Banking Partners, II, L.P., our management and other investors, together with our former parent company, Bausch & Lomb Incorporated, completed a recapitalization transaction.

    On June 28, 2000, we consummated an initial public offering of 14,000,000 shares of our common stock at a price of $16.00 per share. We issued an additional 2,100,000 shares of our common stock on July 6, 2000 upon the exercise of an over-allotment option by the underwriters. Proceeds from the offering were used to repay a portion of the debt we incurred in connection with our recapitalization. Our common stock is listed on the New York Stock Exchange under the symbol "CRL."

    On March 21, 2001, we consummated a public offering of 8,050,000 shares of common stock, including the underwriters' overallotment option, at a price of $19.00 per share, of which 4,550,000 shares of common stock were sold by existing shareholders. We received net proceeds of approximately $62.2 million, which we used to repay $12.0 million of our bank debt. The remaining proceeds will be used to further repay existing bank debt.

                                  THE OFFERING

Common stock offered by us...................  2,000,000 shares

Common stock offered by the selling            6,000,000 shares
  stockholders...............................

Common stock outstanding after this            42,127,642 shares
  offering...................................

Use of proceeds..............................  We plan to use the net proceeds from this offering to repay a portion of our debt, to
                                               retire obligations incurred in connection
                                               with recent acquisitions and for general
                                               corporate purposes.

NYSE symbol..................................  CRL

    The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of March 31, 2001. This number does not include the following:

    - 1,716,697 shares of common stock reserved for issuance upon the exercise of outstanding options granted under our 1999 management incentive plan, of which 662,451 are currently exercisable;

    - 516,125 shares of common stock reserved for issuance upon the exercise of outstanding options granted under our 2000 management incentive plan and our 2000 directors stock plan, of which none were exercisable;

    - 3,438,292 shares of common stock available for future grants under our 1999 management incentive plan, 2000 incentive plan and 2000 directors stock plan;


    - 2,921,987 shares of common stock issuable upon the exercise of outstanding warrants;



    - 513,259 shares of common stock issuable upon conversion of the $12 million convertible note we issued in connection with our acquisition of PAI;(1) and



    - 79,691 shares of common stock issued between March 31, 2001 and June 18, 2001 upon the exercise of employee stock options.


    Affiliates of Credit Suisse First Boston Corporation, one of the managing underwriters for this offering, are selling shares in this offering. See "Security Ownership of Certain Beneficial Owners and Management; Selling Shareholders."

------------------------

(1) As of June 18, 2001, as a result of the Company's $9.0 million repayment of the note, 128,315 shares of common stock are issuable upon conversion of the note.

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

    The table below presents our summary historical and unaudited pro forma consolidated financial and other data. We derived the summary consolidated financial data for the fiscal years ended December 26, 1998, December 25, 1999 and December 30, 2000 from our audited consolidated financial statements and the related notes included elsewhere in this prospectus. We derived the summary consolidated financial data for the three months ended March 25, 2000 and March 31, 2001 from our unaudited condensed consolidated financial statements and the notes thereto included elsewhere in this prospectus. In the opinion of management, our unaudited condensed consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial condition and results of operations for these periods. The summary unaudited pro forma consolidated financial data is based upon the consolidated financial statements for the year ended
December 30, 2000 and the unaudited condensed consolidated financial statements for the three months ended March 31, 2001, adjusted as appropriate, to give effect to the sale of 16,100,000 shares of our common stock in the initial public offering at $16.00 per share, the net proceeds of which have been used to repay outstanding debt, and the sale of 3,500,000 shares of our common stock on March 21, 2001 at a price of $19.00 per share, a portion of the net proceeds of which has been used to repay outstanding debt. The summary unaudited pro forma consolidated financial data may not be indicative of what our results would have been if the transactions presented on a pro forma basis were completed as of December 26, 1999 and December 31, 2000 for annual and quarterly income statement data, respectively. In addition, they are not projections of our consolidated future results of operations or financial position. You should read the information contained in this table in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Condensed Consolidated Financial Data" and our consolidated financial statements and the related notes contained elsewhere in this prospectus.

                                                                                                                       PRO FORMA
                                                                                                                         THREE
                                                                                             THREE MONTHS ENDED         MONTHS
                                              FISCAL YEAR(1)                 PRO FORMA    -------------------------      ENDED
                                  ---------------------------------------   FISCAL YEAR    MARCH 25,     MARCH 31,     MARCH 31,
                                     1998          1999          2000          2000          2000          2001          2001
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                         (DOLLARS IN THOUSANDS EXCEPT FOR PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Total net sales.................  $   205,061   $   231,413   $   306,585   $   306,585   $    72,502   $    99,031   $    99,031
Cost of products sold and
  services provided.............      134,307       146,729       186,654       186,654        44,592        62,369        62,369
Selling, general and
  administrative expenses.......       34,142        39,765        51,204        51,204        11,813        15,460        15,460
Amortization of goodwill and
  intangibles...................        1,287         1,956         3,666         3,666           865         1,828         1,828
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
Operating income................       35,325        42,963        65,061        65,061        15,232        19,374        19,374

Interest expense................         (421)      (12,789)      (40,691)      (22,290)      (12,664)       (6,958)       (6,674)
                                  ===========   ===========   ===========   ===========   ===========   ===========   ===========
Income before income taxes,
  minority interest, earnings
  from equity investments and
  extraordinary item............       35,832        30,663        26,085        44,486         2,680        13,224        13,508
                                  ===========   ===========   ===========   ===========   ===========   ===========   ===========
Provision for income taxes......       14,123        15,561       7,837(2)     14,957(2)        2,468         5,555         5,665
                                  ===========   ===========   ===========   ===========   ===========   ===========   ===========
Income before extraordinary
  item..........................       23,378        17,124        17,877        29,158           636         7,188         7,362
Extraordinary loss, net of
  tax...........................           --            --       (29,101)           --            --          (237)           --
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
Net income (loss)...............  $    23,378   $    17,124   $   (11,224)  $    29,158   $       636   $     6,951   $     7,362
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------

                                                                                                                       PRO FORMA
                                                                                                                         THREE
                                                                                             THREE MONTHS ENDED         MONTHS
                                              FISCAL YEAR(1)                 PRO FORMA    -------------------------      ENDED
                                  ---------------------------------------   FISCAL YEAR    MARCH 25,     MARCH 31,     MARCH 31,
                                     1998          1999          2000          2000          2000          2001          2001
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                         (DOLLARS IN THOUSANDS EXCEPT FOR PER SHARE DATA)
Earnings per common share before
  extraordinary item
    Basic.......................  $      1.18   $      0.86   $      0.64   $      0.74   $      0.03   $      0.20   $      0.19
    Diluted.....................         1.18          0.86          0.56          0.67          0.03          0.18          0.17
Earnings per common share after
  extraordinary item(3)
    Basic.......................  $      1.18   $      0.86   $     (0.40)  $      0.74   $      0.03   $      0.19   $      0.19
    Diluted.....................         1.18          0.86         (0.35)         0.67          0.03          0.17          0.17
Weighted average number of
  common shares outstanding(3)
    Basic.......................   19,820,369    19,820,369    27,737,677    39,420,369    19,820,369    36,582,532    39,659,455
    Diluted.....................   19,820,369    19,820,369    31,734,354    43,417,046    23,571,555    40,287,045    43,363,968

OTHER DATA:
EBITDA, as defined(4)...........  $    46,220   $    55,281   $    81,827   $    81,827   $    18,996   $    24,813   $    24,813
EBITDA margin...................         22.5%         23.9%         26.7%         26.7%         26.2%         25.1%         25.1%
Depreciation and amortization...  $    10,895   $    12,318   $    16,766   $    16,766   $     3,764   $     5,439   $     5,439
Cash flows from operating
  activities(5).................  $    37,380   $    37,568   $    33,768            --         1,861         7,828            --
Cash flows used in investing
  activities(5).................      (23,030)      (34,168)      (14,576)           --        (1,797)      (55,768)           --
Cash flows used in financing
  activities(5).................       (8,018)      (11,504)          782            --         3,721        88,662            --
                                                                                                           AS OF
                                                                                                         MARCH 31,
                                                                                                           2001
                                                                                                        -----------
                                                                                                        HISTORICAL
                                                                                                        -----------
                                                                                                        (DOLLARS IN
                                                                                                        THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.......                                                                        $    72,399
Working capital.................                                                                             95,902
Total assets....................                                                                            555,385
Total debt......................                                                                            248,491
Total shareholders' equity......                                                                            199,141

------------------------------

(1) Our fiscal year consists of 12 months ending on the last Saturday on or prior to December 31.

(2) Valuation Allowance

    As a result of the repayment of debt with proceeds from our initial public offering, we reassessed the need for a valuation allowance relating to state income tax benefits associated with the deferred tax asset recorded following our recapitalization transaction. As a result of this reassessment, $4,762 of the valuation allowance was released in the second quarter of 2000 and recorded as a tax benefit. This tax benefit is included in both the December 30, 2000 and pro forma December 30, 2000 statement of operations and is a non-recurring item.

(3) As more fully described in Note 5 to the consolidated financial statements, historical earnings per share have been computed assuming that the shares outstanding after the recapitalization had been outstanding for all periods prior to the recapitalization.

(4) EBITDA, as defined, represents operating income plus depreciation and amortization. EBITDA, as defined, is presented because it is a widely accepted financial indicator used by some investors and analysts to analyze and compare companies on the basis of operating performance.

    EBITDA, as defined, is not intended to represent cash flows for the period, nor is it presented as an alternative to operating income or as an indicator of operating performance. It should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP in the United States and is not indicative of operating income or cash flow from operations as determined under GAAP. Our method of computation may or may not be comparable to other similarly titled measures of other companies.

(5) Cash flow information is not presented with respect to the unaudited pro forma data because a statement of cash flows is not required by Article 11 of SEC Regulation S-X.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. THE RISKS DESCRIBED BELOW ARE NOT THE ONLY ONES WE FACE. ADDITIONAL RISKS NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY CONSIDER IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. ANY OF THESE RISKS COULD HAVE A MATERIAL AND NEGATIVE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

                   RISKS RELATED TO OUR BUSINESS AND INDUSTRY

IF WE ARE NOT SUCCESSFUL IN SELECTING AND INTEGRATING THE BUSINESSES AND TECHNOLOGIES WE ACQUIRE, OUR BUSINESS MAY SUFFER.

    We have recently expanded our business through the acquisitions of PAI and Primedica and we plan to continue to grow our business through acquisitions of businesses and technologies and the formation of alliances. However, businesses and technologies may not be available on terms and conditions we find acceptable. Even if completed, acquisitions and alliances involve numerous risks which may include:

    - difficulties and expenses incurred in assimilating operations, services, products or technologies;

    - difficulties in developing and operating new businesses, including diversion of management's attention from other business concerns;

    - the potential loss of key employees of an acquired business and difficulties in attracting new employees to grow businesses;

    - difficulties in assimilating differences in foreign business practices and overcoming language barriers;

    - difficulties in obtaining intellectual property protections and skills that we and our employees currently do not have; and

    - difficulties in achieving business and financial success.

    In the event that the success of an acquired business or technology or an alliance does not meet expectations, we may be required to restructure. We may not be able to successfully integrate acquisitions into our existing business or successfully exploit new business or technologies.

CONTAMINATIONS IN OUR ANIMAL POPULATIONS CAN DAMAGE OUR INVENTORY, HARM OUR REPUTATION FOR CONTAMINANT-FREE PRODUCTION AND RESULT IN DECREASED SALES.

    Our research models and fertile chicken eggs must be free of contaminants, such as viruses and bacteria. The presence of contaminants can distort or compromise the quality of research results. Contaminations in our isolated breeding rooms or poultry houses could disrupt our contaminant-free research model and fertile egg production, harm our reputation for contaminant-free production and result in decreased sales.

    Contaminations typically require cleaning up the contaminated room or poultry house. This clean-up results in inventory loss, clean-up and start-up costs, and reduced sales as a result of lost customer orders and credits for prior shipments. These contaminations are unanticipated and difficult to predict. We experienced several material contaminations in our animal populations in 1996 and a few significant contaminations in 1997 that adversely impacted our 1996 and 1997 financial results. Since then, we have made over $8 million in capital expenditures designed to strengthen our biosecurity and have significantly changed our operating procedures. We have not experienced any significant contaminations since 1997.

MANY OF OUR CUSTOMERS ARE PHARMACEUTICAL AND BIOTECHNOLOGY COMPANIES, AND WE ARE SUBJECT TO RISKS, UNCERTAINTIES AND TRENDS THAT AFFECT COMPANIES IN THOSE INDUSTRIES.

    Sales of our products and services are highly dependent on research and development expenditures by pharmaceutical and biotechnology companies. We are therefore subject to risks, uncertainties and trends that affect companies in those industries, including government regulation, pricing pressure, technological change and shifts in the focus and scope of research and development expenditures. For example, over the past several years, the pharmaceutical industry has undergone significant mergers and combinations, and many industry experts expect this trend to continue. After recent mergers and combinations, some customers combined or otherwise reduced their research and development operations, resulting in fewer animal research activities. We experienced both temporary disruptions and permanent reductions in sales of our research models to some of these customers. Future mergers and combinations in the pharmaceutical or biotechnology industries, or other industry-wide trends, could adversely affect demand for or pricing of our products.

NEW TECHNOLOGIES MAY BE DEVELOPED, VALIDATED AND INCREASINGLY USED IN BIOMEDICAL RESEARCH THAT COULD REDUCE DEMAND FOR SOME OF OUR PRODUCTS AND SERVICES.

    For many years, groups within the scientific and research community have attempted to develop models, methods and systems that would replace or supplement the use of living animals as test subjects in biomedical research. Companies have developed several techniques that have scientific merit, especially in the area of cosmetics and household product testing, markets in which we are not active. Only a few alternative test methods in the discovery and development of effective and safe treatments for human and animal disease conditions have been validated and successfully deployed. The principal validated non-animal test system is the LAL, or endotoxin detection system, a technology which we acquired and have aggressively marketed as an alternative to testing in animals. It is our strategy to participate in some fashion with any non-animal test method as it becomes validated as a research model alternative or adjunct in our markets. However, these methods may not be available to us or we may not be successful in commercializing these methods. Even if we are successful, sales or profits from these methods may not offset reduced sales or profits from research models.

    Alternative research methods could decrease the need for research models, and we may not be able to develop new products effectively or in a timely manner to replace any lost sales. In addition, one of the anticipated outcomes of genomics research is to permit the elimination of more compounds prior to preclinical testing. While this outcome may not occur for several years, if at all, it may reduce the demand for some of our products and services.

THE OUTSOURCING TREND IN THE PRECLINICAL AND NONCLINICAL STAGES OF DRUG DISCOVERY AND DEVELOPMENT, MEANING CONTRACTING OUT TO OTHERS FUNCTIONS THAT WERE PREVIOUSLY PERFORMED INTERNALLY, MAY DECREASE, WHICH COULD SLOW OUR GROWTH.

    Some areas of our biomedical products and services business have grown significantly as a result of the increase over the past several years in pharmaceutical and biotechnology companies outsourcing their preclinical and nonclinical research support activities. While industry analysts expect the outsourcing trend to continue for the next several years, a substantial decrease in preclinical and nonclinical outsourcing activity could result in a diminished growth rate in the sales of one or more of our expected higher-growth areas.

OUR BUSINESS MAY BE AFFECTED BY CHANGES IN THE ANIMAL WELFARE ACT AND RELATED REGULATIONS WHICH MAY REQUIRE US TO ALTER OUR OPERATIONS.

    The United States Department of Agriculture, or USDA, has agreed, as part of a settlement of litigation, to propose a change to the regulations issued under the Animal Welfare Act to include rats, mice and birds, including chickens. Congress, however, has suspended the USDA's rulemaking authority in this area. The Animal Welfare Act imposes a wide variety of specific regulations on producers and users of regulated species including cage size, shipping conditions and environmental enrichment methods. Depending on whether the final rulemaking in this area includes rats, mice and birds, including chickens, we could be required to alter our production operations. This may include adding production capacity, new equipment and additional employees. We believe that application of the Animal Welfare Act to rats, mice and chickens used in our research model and vaccine support products operations in the United States will not result in loss of net sales, margin or market share, since all U.S. producers and users will be subject to the same regulations. While we do not anticipate that the addition of rats, mice and chickens to the Animal Welfare Act would require significant expenditures, changes to the regulations may be more stringent than we expect and require more significant expenditures. Additionally, if we fail to comply with state regulations, including general anti-cruelty legislation, foreign laws and other anti-cruelty laws, we could face significant civil and criminal penalties.

FACTORS SUCH AS EXCHANGE RATE FLUCTUATIONS AND INCREASED INTERNATIONAL AND U.S. REGULATORY REQUIREMENTS MAY INCREASE OUR COSTS OF DOING BUSINESS IN FOREIGN COUNTRIES.

    A significant part of our net sales is derived from operations outside the United States. Our operations and financial results could be significantly affected by factors such as changes in foreign currency rates, uncertainties related to regional economic circumstances and the costs of complying with a wide variety of international and U.S. regulatory requirements.

    Because the sales and expenses of our foreign operations are generally denominated in local currencies, we are subject to exchange rate fluctuations between local currencies and the U.S. dollar in the reported results of our foreign operations. These fluctuations may decrease our earnings. We currently do not hedge against the risk of exchange rate fluctuations.

WE FACE SIGNIFICANT COMPETITION IN OUR BUSINESS, AND IF WE ARE UNABLE TO RESPOND TO COMPETITION IN OUR BUSINESS, OUR REVENUES MAY DECREASE.

    We face significant competition from different competitors in each of our business areas. Some of our competitors in biotech safety testing and medical device testing are larger than we are and may have greater capital, technical or other resources than we do. We generally compete on the basis of quality, reputation, and availability of service. Expansion by our competitors into other areas in which we operate, new entrants into our markets or changes in our competitors' strategy could adversely affect our competitive position. Any erosion of our competitive position may decrease our revenues or limit our growth.

NEGATIVE ATTENTION FROM SPECIAL INTEREST GROUPS MAY IMPAIR OUR BUSINESS.

    Our core research model activities with rats, mice and other rodents have not historically been the subject of animal rights media attention. However, the large animal component of our business has been the subject of adverse attention and on-site protests. We closed our small import facility in England due in part to protests by animal right activists, which included threats against our facilities and employees. Future negative attention or threats against our facilities or employees could impair our business.

ONE OF OUR LARGE ANIMAL OPERATIONS IS DEPENDENT ON A SINGLE SOURCE OF SUPPLY, WHICH IF INTERRUPTED COULD ADVERSELY AFFECT OUR BUSINESS.

    We depend on a single, international source of supply for one of our large animal operations. Disruptions to their continued supply may arise from export or import restrictions or embargoes, foreign government or economic instability, or severe weather conditions. Any disruption of supply could harm our business if we cannot remove the disruption or are unable to secure an alternative or secondary source on comparable commercial terms.

TAX BENEFITS WE EXPECT TO BE AVAILABLE IN THE FUTURE MAY BE SUBJECT TO
CHALLENGE.

    In connection with the recapitalization, our shareholders, CRL Acquisition LLC and Bausch & Lomb Incorporated, or B&L, made a joint election intended to permit us to increase the depreciable and amortizable tax basis in our assets for federal income tax purposes, thereby providing us with expected future tax benefits. In connection with our initial public offering, CRL Acquisition LLC reorganized, terminated its existence as a corporation for tax purposes and distributed a substantial portion of our stock to its members. It is possible that the Internal Revenue Service may contend that this reorganization and liquidating distribution should be integrated with our original recapitalization. We believe that the reorganization and liquidating distribution should not have any impact upon the election for federal income tax purposes. However, the Internal Revenue Service may reach a different conclusion. If the Internal Revenue Service were successful, the expected future tax benefits would not be available and we would be required to write off the related deferred tax asset reflected in our balance sheet by recording a non-recurring tax expense in our results of operations in an amount equal to such deferred tax asset. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

WE DEPEND ON KEY PERSONNEL AND MAY NOT BE ABLE TO RETAIN THESE EMPLOYEES OR RECRUIT ADDITIONAL QUALIFIED PERSONNEL, WHICH WOULD HARM OUR BUSINESS.

    Our success depends to a significant extent on the continued services of our senior management and other members of management. James C. Foster, our Chief Executive Officer since 1992, has held various positions with Charles River for 25 years and recently became our Chairman. We have no employment agreement with Mr. Foster, nor with any other executive officer. If Mr. Foster or other members of management do not continue in their present positions, our business may suffer.

    Because of the specialized scientific nature of our business, we are highly dependent upon qualified scientific, technical and managerial personnel. There is intense competition for qualified personnel in the pharmaceutical and biotechnological fields. Therefore, we may not be able to attract and retain the qualified personnel necessary for the development of our business. The loss of the services of existing personnel, as well as the failure to recruit additional key scientific, technical and managerial personnel in a timely manner could harm our business.

DLJ MERCHANT BANKING PARTNERS, II, L.P. AND ITS AFFILIATES HAVE CONTROL OVER OUR COMPANY AND MAY HAVE DIFFERENT INTERESTS THAN THOSE OF OTHER HOLDERS OF OUR COMMON STOCK.


    Prior to this offering DLJ Merchant Banking Partners II, L.P. and affiliated funds, which we refer to as the DLJMB Funds, beneficially owned over 30% of our outstanding common stock and after this offering these entities will beneficially own 19.9% of our outstanding common stock. As a result of their stock ownership and contractual rights they received in the recapitalization, these entities have control over our business, policies and affairs, including the power to:


    - elect a majority of our directors;

    - appoint new management;

    - prevent or cause a change of control; and

    - substantially control any action requiring the approval of the holders of common stock, including the adoption of amendments to our certificate of incorporation and approval of mergers or sales of substantially all of our assets.

    The directors elected by the DLJMB Funds have the ability to control decisions affecting the business and management of our company including our capital structure. This includes the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends. The DLJMB Funds and the directors they appoint may have different interests than those of other holders of our common stock.


    The general partners of each of the DLJMB Funds are affiliates or employees of Credit Suisse First Boston Corporation, a managing underwriter of this offering.


OUR HISTORICAL FINANCIAL INFORMATION MAY NOT BE REPRESENTATIVE OF OUR RESULTS AS A SEPARATE COMPANY.

    The historical financial information in this prospectus for the periods prior to the recapitalization may not reflect what our results of operations, financial position and cash flows would have been had we been a separate, stand-alone company during the periods presented. We made some adjustments and allocations to the historical financial statements for the periods prior to the recapitalization included in this prospectus because B&L did not account for us as a single stand-alone business in those periods. Our adjustments and allocations made in preparing our historical consolidated financial statements may not appropriately reflect our operations during the periods presented as if we had operated as a stand-alone company.

HEALTHCARE REFORM COULD REDUCE OR ELIMINATE OUR BUSINESS OPPORTUNITIES.

    The United States and many foreign governments have reviewed or undertaken healthcare reform, most notably price controls on new drugs, which may adversely affect research and development expenditures by pharmaceutical and biotechnology companies, resulting in a decrease of the business opportunities available to us. We cannot predict the impact that any pending or future healthcare reform proposals may have on our business.

                         RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE MAY BE VOLATILE AND COULD DECLINE SUBSTANTIALLY.

    The stock market has, from time to time, experienced extreme price and volume fluctuations. Many factors may cause the market price for our common stock to decline following this offering, including:

    - our operating results failing to meet the expectations of securities analysts or investors in any quarter;

    - downward revisions in securities analysts' estimates;

    - material announcements by us or our competitors;

    - governmental regulatory action;

    - technological innovations by competitors or competing technologies;

    - investor perceptions of our industry or prospects or those of our customers; and

    - changes in general market conditions or economic trends.

    In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. If we become involved in a securities class action litigation in the future, it could result in substantial costs and diversion of management attention and resources, harming our business.

SHARES ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING COULD ADVERSELY AFFECT OUR STOCK PRICE.

    The market price of our common stock could decline as a result of sales by our existing stockholders after this offering or the perception that these sales could occur. These sales also might make it difficult for us to sell equity securities in the future at a time and price that we deem appropriate. In addition, some existing stockholders have the ability to require us to register their shares.

                           FORWARD-LOOKING STATEMENTS

    This prospectus includes forward-looking statements. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from those discussed as a result of various factors, including contaminations at our facilities, changes in the pharmaceutical or biotechnology industries, competition and changes in government regulations or general economic or market conditions. These factors should be considered carefully and readers should not place undue reliance on our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" sections and elsewhere in this prospectus could harm our business, operating results and financial condition. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained throughout this prospectus. We are under no duty to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results.

                            INDUSTRY AND MARKET DATA

    In this prospectus, we rely on and refer to information and statistics regarding the research model and biomedical products and services industries, and our market share in the sectors in which we compete. We obtained this information and statistics from various third party sources, discussions with our customers and/or our own internal estimates. We believe that these sources and estimates are reliable, but we have not independently verified them.

                                USE OF PROCEEDS

    We will receive proceeds from this offering of approximately $      , which
are net of underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds of this offering to repay a portion of our indebtedness, to retire obligations incurred in connection with recent acquisitions and for general corporate purposes.

    Indebtedness under the credit facility was incurred in connection with our recapitalization and our acquisitions of SBI Holdings Inc., which we refer to as "Sierra", and Primedica. Interest on term loan A and term loan C accrues at either a base rate plus 2.00% or LIBOR plus 1.75%, at our option. Interest on term loan B accrues at either a base rate plus 2.50% or LIBOR plus 3.75%. As of March 31, 2001, the interest rate on term loan A was 6.84%, the interest rate on term loan B was 8.84% and the interest rate on term loan C was 8.46%. An affiliate of Credit Suisse First Boston Corporation was the arranger under the credit facility. Credit Suisse First Boston, New York branch, has assumed such commitment and may receive a portion of the net proceeds from this offering.

    We will not receive any proceeds from the sale of common stock by the selling stockholders.

                    COMMON STOCK PRICE RANGES AND DIVIDENDS

    The common stock began trading on the New York Stock Exchange on June 23, 2000 under the symbol "CRL." The following table sets forth for the periods indicated below the high and low closing prices for our common stock as reported on the NYSE Composite Tape.


                                                             HIGH       LOW
                                                           --------   --------
2000
---------------------------------------------------------
Second Quarter (from June 23, 2000)......................  $ 22.00    $ 22.00
Third Quarter............................................    33.06      21.19
Fourth Quarter...........................................    34.00      20.50

2001
---------------------------------------------------------
First Quarter............................................  $ 28.20    $ 18.00
Second Quarter...........................................    34.00      21.55
Third Quarter (through July 5)...........................    34.22      32.10


    We have not declared or paid any cash dividends on shares of our common stock in the past two years except to our former parent company and we do not intend to pay cash dividends in the foreseeable future. We currently intend to retain any earnings to finance future operations and expansion and to reduce indebtedness. We are a holding company and are dependent on distributions from our subsidiaries to meet our cash requirements. The terms of the indenture governing our senior subordinated notes and our credit facility restrict the ability of our subsidiaries to make distributions to us and, consequently, restrict our ability to pay dividends on our common stock.

                                 CAPITALIZATION

    The following table presents our consolidated capitalization as of March 31, 2001 on a historical basis. This table should be read in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

                                                                    AS OF
                                                                MARCH 31, 2001
                                                            ----------------------
                                                            (DOLLARS IN THOUSANDS)
CASH AND CASH EQUIVALENTS                                            72,399
                                                                   ========
DEBT:
Credit facility:
  Revolving credit facility(1)............................         $ 15,000
  Term loans(2)...........................................          114,100
Senior subordinated notes(3)..............................           96,325
Capital lease obligations and other long-term debt........           23,066
                                                                   --------
Total debt................................................         $248,491
                                                                   --------

SHAREHOLDERS' EQUITY:
Common stock..............................................              401
Additional paid-in capital................................          529,959
Accumulated deficit.......................................         (311,624)
Loans to officers.........................................             (620)
Accumulated other comprehensive loss......................          (18,975)
                                                                   --------
Total shareholders' equity................................          199,141
                                                                   --------
Total capitalization......................................         $447,632
                                                                   ========

------------------------

(1) At March 31, 2001, we had $15.0 million available under our revolving credit facility, subject to customary borrowing conditions.

(2) Includes a senior secured term loan A facility of $22.5 million, a senior secured term loan B facility of $66.6 million and a senior secured term loan C facility of $25.0 million.

(3) Represents proceeds of $97.5 million related to the units, which were allocated between the senior subordinated notes ($96.3 million) and warrants ($1.2 million) plus amortization of the discount on the senior subordinated notes.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following table presents our selected consolidated financial data and other data as of and for the fiscal years ended December 28, 1996, December 27, 1997, December 26, 1998, December 25, 1999 and December 30, 2000 and as of and for the three months ended March 25, 2000 and March 31, 2001. We derived the selected consolidated statement of operations and other data for the three fiscal years ended December 30, 2000 and the consolidated balance sheet data as of December 25, 1999 and December 30, 2000 from our audited consolidated financial statements and the notes thereto contained elsewhere in this prospectus. We derived the selected consolidated financial data as of and for the fiscal years ended December 28, 1996 and December 27, 1997 from our audited consolidated financial statements and the notes thereto, which are not contained in this prospectus. We derived the selected consolidated data as of and for the three months ended March 25, 2000 and March 31, 2001 from our unaudited condensed consolidated financial statements and the notes thereto which are contained elsewhere in this prospectus. In the opinion of management, our unaudited condensed consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial condition and results of operations for these periods. You should read the information contained in this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes contained elsewhere in this prospectus.

                                                                  FISCAL YEAR(1)                       THREE MONTHS ENDED
                                               ----------------------------------------------------   ---------------------
                                                                                                      MARCH 25,   MARCH 31,
                                                 1996       1997       1998       1999       2000       2000        2001
                                               --------   --------   --------   --------   --------   ---------   ---------
                                                                          (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Total net sales............................  $165,563   $181,227   $205,061   $231,413   $306,585   $ 72,502     $99,031
  Cost of products sold and services
    provided.................................   107,736    121,974    134,307    146,729    186,654     44,592      62,369
  Selling, general and administrative
    expenses.................................    28,327     30,451     34,142     39,765     51,204     11,813      15,460
  Amortization of goodwill and intangibles...       610        834      1,287      1,956      3,666        865       1,828
  Restructuring charges......................     4,748      5,892         --         --         --         --          --
                                               --------   --------   --------   --------   --------   --------     -------
  Operating income...........................    24,142     22,076     35,325     42,963     65,061     15,232      19,374
  Interest income............................       654        865        986        536      1,644        142         253
  Other income...............................        --         --         --         89        390         --         525
  Interest expense...........................      (491)      (501)      (421)   (12,789)   (40,691)   (12,664)     (6,958)
  Gain (loss) from foreign currency, net.....        84       (221)       (58)      (136)      (319)       (30)         30
                                               --------   --------   --------   --------   --------   --------     -------
  Income before income taxes, minority
    interests, earnings from equity
    investments and extraordinary item.......    24,389     22,219     35,832     30,663     26,085      2,680      13,224
  Provision for income taxes.................    10,889      8,499     14,123     15,561      7,837      2,468       5,555
                                               --------   --------   --------   --------   --------   --------     -------
  Income before minority interests, earnings
    from equity investments and extraordinary
    item.....................................    13,500     13,720     21,709     15,102     18,248        212       7,669
  Minority interests.........................        (5)       (10)       (10)       (22)    (1,396)      (217)       (564)
  Earnings from equity investments...........     1,750      1,630      1,679      2,044      1,025        641          83
                                               --------   --------   --------   --------   --------   --------     -------
  Income before extraordinary item...........    15,245     15,340     23,378     17,124     17,877        636       7,188
  Extraordinary loss, net of tax.............        --         --         --         --    (29,101)        --        (237)
                                               --------   --------   --------   --------   --------   --------     -------
  Net income (loss)..........................  $ 15,245   $ 15,340   $ 23,378   $ 17,124   $(11,224)  $    636     $ 6,951
                                               ========   ========   ========   ========   ========   ========     =======
OTHER DATA:
  Depreciation and amortization..............  $  9,528   $  9,703   $ 10,895   $ 12,318   $ 16,766   $  3,764     $ 5,439
  Capital expenditures.......................    11,572     11,872     11,909     12,951     15,565      2,786       4,253

BALANCE SHEET DATA (AT END OF PERIOD):
  Cash and cash equivalents..................  $ 19,657   $ 17,915   $ 24,811   $ 15,010   $ 33,129   $ 18,458     $72,399
  Working capital............................    48,955     46,153     42,574     27,574     55,417     27,854      95,902
  Total assets...............................   196,981    196,211    234,254    359,096    410,608    401,600     555,385
  Total debt.................................     1,645      1,363      1,582    386,044    202,912    398,142     248,491
  Total shareholders' equity (deficit).......   153,818    149,364    168,259   (110,142)   116,927   (111,173)    199,141

------------------------------

(1) Our fiscal year consists of 12 months ending on the last Saturday on or prior to December 31.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND OUR UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA, INCLUDING THE RELATED NOTES, CONTAINED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    We are a leading provider of critical research tools and integrated support services that enable innovative and efficient drug discovery and development. We are the global leader in providing the animal research models required in research and development for new drugs, devices and therapies and have been in this business for more than 50 years.

    We operate in two segments for financial reporting purposes: research models and biomedical products and services. In addition, since services represent over 10% of our net sales, our consolidated financial statements also provide a breakdown of net sales between net sales related to products, which include both research models and biomedical products, and net sales related to services, which reflect biomedical services, and a breakdown of costs between costs of products sold and costs of services provided. The following tables show the net sales and the percentage contribution of our segments, research models and biomedical products and services, for the past three years and the three months ended March 25, 2000 and March 31, 2001. They also show costs of products sold and services provided, selling, general and administrative expenses and operating income for both research models and biomedical products and services by segment and as percentages of their respective segment net sales.

                                                                                  FOR THE THREE
                                                   FISCAL YEAR                    MONTHS ENDED
                                       ------------------------------------   ---------------------
                                                                              MARCH 25,   MARCH 31,
                                          1998         1999         2000        2000        2001
                                       ----------   ----------   ----------   ---------   ---------
                                                          (DOLLARS IN MILLIONS)
Net sales:
Research models......................    $144.9       $152.5       $187.7       $41.1       $49.5
Biomedical products and services.....      60.2         78.9        118.9        31.4        49.5

Costs of products sold and services
  provided:
Research models......................    $ 96.1       $ 96.5       $113.3       $24.3       $28.9
Biomedical products and services.....      38.2         50.2         73.4        20.3        33.4

Selling, general and administrative
  expenses:
Research models......................    $ 18.1       $ 22.2       $ 30.9       $ 4.8       $ 7.1
Biomedical products and services.....       9.7         12.5         18.2         4.3         6.0

Operating income:
Research models......................    $ 30.5       $ 33.7       $ 43.1       $12.0       $13.3
Biomedical products and services.....      11.1         14.4         24.1         5.9         8.5

                                                                                  FOR THE THREE
                                                   FISCAL YEAR                    MONTHS ENDED
                                       ------------------------------------   ---------------------
                                                                              MARCH 25,   MARCH 31,
                                          1998         1999         2000        2000        2001
                                       ----------   ----------   ----------   ---------   ---------
                                                       (AS A PERCENT OF NET SALES)
Net sales:
Research models......................     70.6%        65.9%        61.2%       56.7%       50.0%
Biomedical products and services.....     29.4         34.1         38.8        43.3        50.0

Costs of products sold and services
  provided:
Research models......................     66.3%        63.3%        60.4%       59.1%       58.4%
Biomedical products and services.....     63.5         63.6         61.7        64.6        67.5

Selling, general and administrative
  expenses:
Research models......................     12.5%        14.6%        16.5%       11.7%       14.3%
Biomedical products and services.....     16.1         15.8         15.3        13.7        12.1

Operating income:
Research models......................     21.0%        22.1%        23.0%       29.2%       26.9%
Biomedical products and services.....     18.4         18.3         20.3        18.8        17.2

    NET SALES. We recognize revenue with respect to research model sales upon transfer of title, which is when the risks and rewards of ownership pass to the customer. We recognize revenues with respect to services as these services are performed. Over the past three years, unit volume of small animal research models has increased modestly in North America and has decreased modestly in Europe. During the same period, sales in both North America and Europe have increased, principally as a result of price increases and a shift in mix towards higher priced research models. In recent years, we have increased our focus on the sale of specialty research models, such as special disease models, which have contributed to additional sales growth.

    Our customers typically place orders for research models with less than a week's lead time. Meeting such demand requires efficient inventory management and strong customer service support. We improved inventory availability in the last three years through better forecasting and production mix, and most importantly, improved biosecurity, thereby reducing contaminations.

    Biomedical products and services have grown at a compounded rate of 36.3% from 1998 to 2000. Our growth in this business demonstrated our ability to capitalize on our core research model technology and enter into related product development activities undertaken by our customers.

    PRICING. We maintain published list prices for all of our research models, biomedical products and some of our services. We also have pricing agreements with our significant customers. Many of our services are based on customized orders and are priced accordingly. While pricing has been competitive, some of our products are priced at a premium due to the higher quality, better availability and superior customer support that our customers associate with our products.

    BIOSECURITY. Biosecurity is one of our highest operational priorities. Prior breaches of biosecurity have adversely affected our results of operations, and we cannot assure you that future breaches would not materially affect our results of operations. A biosecurity breach typically results in additional expenses from the need to clean up the contaminated room, which in turn results in inventory loss, clean-up and start-up costs, and can reduce net sales as a result of lost customer orders and credits for prior shipments. We experienced a few significant contaminations in 1997 in our isolation rooms for research models and in our poultry houses for vaccine support products. Since January 1, 1997, we have made over $8 million of capital expenditures designed to strengthen our biosecurity, primarily by upgrading our production facilities. In addition, we have made significant changes to our operating procedures for isolation rooms and poultry houses designed to further minimize the risks of contamination, including, for example, increasing the frequency of replacing masks and gowns, and most importantly, increasing awareness and training among our employees. These improvements to our operating procedures increased annual ongoing biosecurity-related expenses by approximately
$0.5 million in 1999. While we cannot assure you that we will not experience future significant isolation room or poultry house contaminations in the future, we believe these changes have contributed to our absence of significant contaminations during 1998, 1999 and 2000.


    ACQUISITIONS. Since January 1, 1998, we have successfully acquired and integrated six companies. Acquired businesses contributed $47.4 million in sales in 2000 and $28.2 million in sales for the three months ended March 31, 2001, representing 15.5% and 28.5% of total sales, respectively. On September 29, 1999, we acquired SBI Holdings, Inc. ("Sierra") for an initial total purchase price of $23.3 million, including approximately $17.3 million in cash paid to former shareholders and assumed debt of approximately $6.0 million, which we immediately retired. In addition, we have paid $2.0 million in additional purchase price due to specified financial objectives having been reached by December 30, 2000. The additional consideration was recorded as additional goodwill in the year ended December 30, 2000. We have also (a) agreed to pay up to $10.0 million in performance-based bonus payments if specified financial objectives are reached in the five years following the acquisition date, with no payment in any individual year to exceed $2.7 million and (b) paid
$2.75 million in retention and non-competition payments as of June 30, 2001. Sierra became part of our drug safety assessment area.


    The $10.0 million in performance-based bonus payments, will, if paid, be expensed during the periods in which it becomes reasonably certain that the financial objectives will be achieved. Approximately $1.4 million of performance-based bonus payments were made on December 31, 2000 and were recorded as compensation expense in the year ended December 30, 2000. We expensed $1.4 million in fiscal 1999 and $1.0 million in fiscal 2000 of the $3.0 million in retention and non-competition payments. The $0.6 million remaining will be expensed ratably through June 2001.

    Effective January 8, 2001 we purchased 100% of the common stock of PAI. We paid consideration of $35.2 million with respect to this acquisition, consisting of $25.5 million in cash and a $12.0 million callable convertible note, recorded net of a discount of $2.3 million.

    On February 27, 2001 we acquired Primedica for consideration of approximately $51.1 million. The consideration was comprised of $25.7 million in cash, $16.4 million in restricted common stock and $9.0 million in assumed debt.

    JOINT VENTURES. At December 25, 1999, we had two unconsolidated joint ventures. As of February 28, 2000, we acquired an additional 16.0% equity interest in one of the joint ventures, Charles River Japan, increasing our ownership interest to 66.0%. The purchase price for the 16.0% equity interest was 1.4 billion yen, or $12.8 million, of which 400 million yen, or $3.7 million, was paid by a three-year balloon promissory note secured by a pledge of the purchased interest. The note bears interest at the long-term prime rate in Japan. Charles River Japan is engaged principally in the research model business. Our royalty agreement provides us with 3.0% of the sales of locally produced research models, and having acquired majority ownership, we have consolidated its operations for financial reporting purposes from the effective date of the acquisition in the first quarter of fiscal 2000. This contributed $36.6 million in sales in 2000 and $11.1 million in sales for the three months ended March 31, 2001. We also receive dividends based on our pro-rata share of net income. Charles River Japan paid dividends prior to the additional equity investment amounted to $0.7 million, $0.8 million and $0.0 million in 1998, 1999 and 2000, respectively. Our other unconsolidated joint venture is Charles River Mexico, an extension of our vaccine support products area, which is not significant to our business.

    ALLOCATION OF COSTS FROM BAUSCH & LOMB. Historically, B&L charged us for some direct expenses, including insurance, information technology and other miscellaneous expenses, based upon actual charges incurred on our behalf. However, these charges and estimates are not necessarily indicative of the costs and expenses which would have resulted had we incurred these costs as a stand-alone entity. The actual amounts of expenses we incur in future periods may vary significantly from these allocations and estimates.

    THE RECAPITALIZATION AND SIERRA ACQUISITION. The recapitalization, which was consummated on September 29, 1999, was accounted for as a leveraged recapitalization and had no impact on the historical basis of our assets and liabilities. The Sierra acquisition was accounted for under the purchase method of accounting with the purchase price allocated to the assets and liabilities of Sierra based on an estimate of their fair value, with the remainder allocated to goodwill. We incurred various costs of approximately $22.6 million (pre-tax) in connection with consummating the recapitalization. We have capitalized and are amortizing the portion of these costs that represents deferred financing costs (approximately $14.4 million) over the life of the related financing. We have charged a portion of the expenses related to the recapitalization (approximately $8.2 million) to retained earnings.

    DEFERRED TAX ASSETS. In conjunction with the recapitalization, CRL Acquisition LLC and B&L made a joint election under section 338(h)(10) of the Internal Revenue Code of 1986, as amended. Such election resulted in a step-up in the tax basis of the underlying assets and a net deferred tax asset of $99.5 million was recorded in the consolidated financial statements. The tax purchase price allocation related to the election was not finalized until the second quarter of 2000, and an adjustment of $4.5 million was recorded in that quarter to reduce the net deferred tax asset balance and capital in excess of par in accordance with the final allocation. In addition, we have used the proceeds from our initial public offering to repay a portion of our outstanding debt and expect to be more profitable in the future, due to reduced interest costs. We therefore reassessed the need for a valuation allowance associated with the deferred asset balance discussed above and reduced this valuation allowance by $4.8 million. This reduction in valuation allowance was recorded as a tax benefit in the second quarter of 2000. The net deferred tax asset pertaining to the election under section 338(h)(10) of the Internal Revenue Code as of December 30, 2000 of approximately $92.3 million is expected to be realized over 15 years through future tax deductions which are expected to reduce future tax payments. It is possible that the Internal Revenue Service may challenge the availability of the section 338(h)(10) election. If the Internal Revenue Service were successful, the expected future tax benefits from the election would not be available, and we would be required to write off the related deferred tax assets by recording a non-recurring expense in our results of operations in an amount equal to such deferred tax assets. See Note (9) to the consolidated financial statements. We believe that the reorganization and liquidating distribution should not have any impact upon the election for federal income tax purposes. However, the Internal Revenue Service may reach a different conclusion. See "Risk Factors--Tax benefits we expect to be available in the future may be subject to challenge."

    INITIAL PUBLIC OFFERING AND FOLLOW ON OFFERING. The net proceeds of our initial public offering were used to repay approximately $204.7 million in outstanding indebtedness, including issuance discounts, in the third quarter of 2000. In connection with this repayment we also have paid premiums and written off deferred financing costs. We recorded an extraordinary loss of $29.1 million, net of tax benefits of $15.7 million, in the third quarter of 2000. As of March 31, 2001, the net proceeds of our follow on offering on March 21, 2001, were used to repay approximately $12.0 million in outstanding indebtedness.

RESULTS OF OPERATIONS

    The following table summarizes historical results of operations as a percentage of net sales for the periods shown:

                                                                 FISCAL YEAR                    THREE MONTHS ENDED
                                                     ------------------------------------      ---------------------
                                                                                               MARCH 25,   MARCH 30,
                                                       1998          1999          2000          2000        2001
                                                     --------      --------      --------      ---------   ---------
Net sales..........................................   100.0%        100.0%        100.0%         100.0%      100.0%
Costs of products sold and services provided.......    65.5          63.4          60.9           61.5        63.0
Selling, general and administrative expenses.......    16.6          17.2          16.7           16.3        15.6
Amortization of goodwill and other intangibles.....     0.6           0.8           1.2            1.2         1.8
Interest income....................................     0.5           0.2           0.5            0.2         0.3
Interest expense...................................     0.2           5.5          13.3           17.5         7.0
Provision for income taxes.........................     6.9           6.7           2.6            3.4         5.6
Earnings from equity investment....................     0.8           0.9           0.3            0.9         0.1
Minority interests.................................      --            --           0.5            0.3         0.6
                                                      -----         -----         -----          -----       -----
Net income.........................................    11.4%          7.4%          5.8%           0.9%        7.0%
                                                      =====         =====         =====          =====       =====

THREE MONTHS ENDED MARCH 31, 2001 COMPARED TO THREE MONTHS ENDED MARCH 25, 2000

    NET SALES. Net sales for the three months ended March 31, 2001 were $99.0 million, an increase of $26.5 million, or 36.6%, from $72.5 million for the three months ended March 25, 2000.

    RESEARCH MODELS. Net sales of research models for the three months ended March 31, 2001 were $49.5 million, an increase of $8.4 million, or 20.4%, from $41.1 million for the three months ended March 25, 2000. Small animal research model sales increased in North America by 13.5% due to improved pricing, a shift to higher priced specialty units and an increase in unit volume. Excluding negative currency translation of $1.1 million, small animal research model sales in Europe increased by 13.7%. Small animal research sales in Japan, which we began consolidating during the first quarter of 2000, were $11.1 million for the three months ended March 31, 2001. Our large animal breeding and import conditioning business sales decreased by $2.0 million due to the closure of our conditioning facility in the U.K. during the second quarter of 2000 and the sale of our Florida breeding colony, which was sold in the first quarter of 2000.

    BIOMEDICAL PRODUCTS AND SERVICES. Net sales of biomedical products and services for the three months ended March 31, 2001 were $49.5 million, an increase of $18.1 million, or 57.6%, from $31.4 million for the three months ended March 25, 2000. We acquired two businesses during the first quarter of 2001, PAI on January 8 and Primedica on February 27, which contributed
$16.1 million of sales in the quarter. On a pro forma basis, giving effect to the acquisitions, sales of biomedical products and services increased 15.0% over last year, before the effects of unfavorable currency.

    COST OF PRODUCTS SOLD AND SERVICES PROVIDED. Cost of products sold and services provided for the three months ended March 31, 2001 was $62.4 million, an increase of $17.8 million, or 39.9%, from $44.6 million for the three months ended March 25, 2000. Cost of products sold and services provided for the three months ended March 31, 2001 were 63.0% of net sales compared to 61.5% for the three months ended March 25, 2000.

    RESEARCH MODELS. Cost of products sold and services provided for research models for the three months ended March 31, 2001 was $28.9 million, an increase of $4.6 million, or 18.9%, compared to $24.3 million for the three months ended March 25, 2000. Cost of products sold and services provided for the first three months of 2001 improved to 58.4% of net sales compared to 59.1% of net sales for the three months ended March 25, 2000. Cost of products sold and services provided increased at a lower rate than net sales due to a more favorable product mix, improved pricing and improved capacity utilization.

    BIOMEDICAL PRODUCTS AND SERVICES. Cost of products sold and services provided for biomedical products and services for the three months ended
March 31, 2001 was $33.4 million, an increase of $13.1 million, or 64.5%, compared to $20.3 million for the three months ended March 25, 2000. Cost of products sold and services provided as a percentage of net sales increased to 67.5% for the three months ended March 31, 2001 from 64.6% for the three months ended March 25, 2000. Cost of products sold and services provided increased as a percentage of sales for the three months ended March 31, 2001 due to the addition of PAI and Primedica which currently operate at lower gross margins than the remainder of our biomedical products and services businesses.

    SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for the three months ended March 31, 2001 were $15.5 million, an increase of $3.7 million, or 31.4%, from $11.8 million for the three months ended March 25, 2000. Selling, general and administrative expenses for the three months ended March 31, 2001 were 15.7% of net sales compared to 16.3% of net sales for the three months ended March 25, 2000.

    RESEARCH MODELS. Selling, general and administrative expenses for research models for the three months ended March 31, 2001 were $7.1 million, an increase of $2.3 million, or 47.9%, compared to $4.8 million for the three months ended March 25, 2000. Selling, general and administrative expenses for the three months ended March 31, 2001 were 14.3% of net sales, compared to 11.7% for the three months ended March 25, 2000 principally due to a $0.8 million restructuring charge in France.

    BIOMEDICAL PRODUCTS AND SERVICES. Selling, general and administrative expenses for biomedical products and services for the three months ended
March 31, 2001 were $6.0 million, an increase of $1.7 million, or 39.5%, compared to $4.3 million for the three months ended March 25, 2000. Selling, general and administrative expenses for the three months ended March 31, 2001 decreased to 12.1% of net sales, compared to 13.7% of net sales for the three months ended March 25, 2000, due to greater economies of scale realized through our acquisitions of PAI and Primedica.

    UNALLOCATED CORPORATE OVERHEAD. Unallocated corporate overhead, which consists of various corporate expenses, was $2.4 million of expense for the three months ended March 31, 2001 compared to $2.7 million for the three months ended March 25, 2000 due to pension income from favorable investment returns.

    AMORTIZATION OF GOODWILL AND OTHER INTANGIBLES. Amortization of goodwill and other intangibles for the three months ended March 31, 2001 was $1.8 million, an increase of $0.9 million from $0.9 million for the three months ended March 25, 2000. The increase was due to the effect of additional amortization of intangibles resulting from our PAI and Primedica acquisitions.

    OPERATING INCOME. Operating income for the three months ended March 31, 2001 was $19.4 million, an increase of $4.2 million, or 27.6%, from $15.2 million for the three months ended March 25, 2000. Operating income for the three months ended March 31, 2001 was 19.6% of net sales, compared to 21.0% of net sales for the three months March 25, 2000. Operating income as a percentage of net sales decreased due to the additional amortization expense incurred as a result of our acquisitions and the restructuring charge in France.

    RESEARCH MODELS. Operating income from sales of research models for the three months ended March 31, 2001 was $13.3 million, an increase of $1.3 million, or 10.8%, from $12.0 million for the three months ended March 25, 2000. Operating income from sales of research models for the three months ended March 31, 2001 was 26.9% of net sales, compared to 29.2% for the three months ended March 25, 2000, principally due to the restructuring charge in France.

    BIOMEDICAL PRODUCTS AND SERVICES. Operating income from sales of biomedical products and services for the three months ended March 31, 2001 was $8.5 million, an increase of $2.6 million, or 44.1%, from $5.9 million for the three months ended March 25, 2000. Operating income from sales of biomedical products and services for the three months ended March 31, 2001 decreased to 17.2% of net sales, compared to 18.8% of net sales for the three months ended March 25, 2000, due to the additional amortization expense resulting from the acquisitions of PAI and Primedica.

    INTEREST EXPENSE. Interest expense for three months ended March 31, 2001 was $7.0 million, compared to $12.7 million for the three months ended
March 25, 2000. The $5.7 million decrease is primarily due to the reduction of debt in the third quarter of 2000, which was repaid with proceeds from our June 2000 initial public offering.

    OTHER INCOME. During the three months ended March 31, 2001, we received insurance proceeds relating to damaged production facilities, which resulted in a net gain of $0.5 million.

    INCOME TAXES. The effective tax rate for the three months ended March 31, 2001 of 42.0% compares favorably to the effective tax rate of 92.1% for the three months ended March 25, 2000. The impact of leverage for the three months ended March 25, 2000 had an unfavorable effect on our effective tax rate by lowering our pretax income and increasing the impact of the permanent differences on the effective tax rate.

    INCOME BEFORE THE EXTRAORDINARY LOSS. Income before the extraordinary loss for the three months ended March 31, 2001 was $7.2 million, an increase of $6.6 million from $0.6 million for the three months ended March 25, 2000. The increase is driven by the increase in operating income, the decrease in interest expense and the decrease in our effective tax rate.

    EXTRAORDINARY LOSS. We recorded an extraordinary loss of $0.2 million during the first quarter of 2001. The pre-tax loss of $0.4 million is the result of the write off of deferred financing costs associated with the debt repayments, net of tax benefits of $0.2 million.

    NET INCOME. The loss for the three months ended March 31, 2001 was $7.0 million, an increase of $6.4 million from net income of $0.6 million for the three months ended March 25, 2000. The increase is attributable to the factors listed above.

FISCAL 2000 COMPARED TO FISCAL 1999

    NET SALES. Net sales in 2000 were $306.6 million, an increase of $75.2 million, or 32.5%, from $231.4 million in 1999. Results for 2000 and 1999 on a pro forma basis for the strategic transactions, which include the acquisition of Sierra in September 1999 and the acquisition of control of our Japanese joint venture in February 2000, reflect a 10% increase for the year, 12.4% excluding the impact of foreign currencies.

    RESEARCH MODELS. Net sales of research models in 2000 were $187.7 million, an increase of $35.2 million, or 23.1%, from $152.5 million in 1999. Small animal research model sales increased in North America by 12.3% due to continued improved pricing, a shift to higher priced specialty units and an increase in unit volume. Excluding negative currency translation of $7.6 million and the reduction in lab equipment sales of $1.8 million which tends to be variable, European small animal research model sales increased by 3.2%. Small animal research model sales in Japan, which we began consolidating during the first quarter of 2000, were $36.2 million in 2000. We also experienced an increase during 2000 in our large animal import and conditioning business of 5.2%. Our large animal breeding colony in Florida, which was sold in the first quarter of 2000, accounted for $2.8 million of sales in 1999.

    BIOMEDICAL PRODUCTS AND SERVICES. Net sales of biomedical products and services in 2000 were $118.9 million, an increase of $40.0 million, or 50.7%, from $78.9 million in 1999. Sierra contributed

$26.8 million of sales growth in 2000 due to the full year impact of its acquisition. The remaining product lines increased 18.3% in total in 2000 primarily due to increased outsourcing by our customers.

    COST OF PRODUCTS SOLD AND SERVICES PROVIDED. Cost of products sold and services provided in 2000 was $186.7 million, an increase of $40.0 million, or 27.3%, from $146.7 million in 1999. Cost of products sold and services provided in 2000 was 60.9% of net sales compared to 63.4% of net sales in 1999.

    RESEARCH MODELS. Cost of products sold and services provided for research models in 2000 was $113.3 million, an increase of $16.8 million, or 17.4%, compared to $96.5 million in 1999. Cost of products sold and services provided in 2000 was 60.4% of net sales compared to 63.3% of net sales in 1999. Cost of products sold and services provided increased at a lower rate than net sales due to increased sales volume resulting in improved capacity utilization.

    BIOMEDICAL PRODUCTS AND SERVICES. Cost of products sold and services provided for biomedical products and services in 2000 was $73.4 million, an increase of $23.2 million, or 46.2%, compared to $50.2 million in 1999. Cost of products sold and services provided as a percentage of net sales in 2000 was 61.7%, an improvement from 63.6% in 1999. The favorable cost of products sold and services provided as a percent of net sales in 2000 is attributable to our increased sales and improved Sierra profitability.

    SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses in 2000 were $51.2 million, an increase of $11.4 million, or 28.6%, from $39.8 million in 1999. Selling, general and administrative expenses for 2000 were 16.7% of net sales compared to 17.2% of net sales in 1999.

    RESEARCH MODELS. Selling, general and administrative expenses for research models in 2000 were $30.9 million, an increase of $8.7 million, or 39.2%, compared to $22.2 million in 1999. The $8.7 million increase is mainly due to consolidation of Charles River Japan in the first quarter of 2000 along with a $1.3 million restructuring charge for a plant closing and personnel reductions in one of our small animal research models locations in France. Selling, general and administrative expenses for 2000 were 16.5% of net sales, compared to 14.6% for 1999.

    BIOMEDICAL PRODUCTS AND SERVICES. Selling, general and administrative expenses for biomedical products and services in 2000 were $18.2 million, an increase of $5.7 million, or 45.6%, compared to $12.5 million in 1999. The acquisition of Sierra in the fourth quarter of 1999 accounts for $2.9 million of the increase. Selling, general and administrative expenses in 2000 decreased to 15.3% of net sales, compared to 15.8% of net sales in 1999, due to greater economies of scale realized though our acquisition of Sierra and increased sales.

    UNALLOCATED CORPORATE OVERHEAD. Unallocated corporate overhead, which consists of various corporate expenses, was $2.1 million in 2000 compared to $5.1 million in 1999. Unallocated corporate overhead has decreased mainly due to pension income from favorable investment returns.

    AMORTIZATION OF GOODWILL AND OTHER INTANGIBLES. Amortization of goodwill and other intangibles in 2000 was $3.7 million, an increase of $1.7 million from $2.0 million in 1999. The increase was due mainly to the full year effect of the amortization of intangibles from our Sierra acquisition.

    OPERATING INCOME. Operating income in 2000 was $65.1 million, an increase of $22.1 million, or 51.4%, from $43.0 million in 1999. Operating income in 2000 was 21.2% of net sales, compared to 18.6% of net sales in 1999. Operating income increased in total and as a percentage of net sales due to our sales growth, acquisition of Sierra and improved capacity utilization.

    RESEARCH MODELS. Operating income from sales of research models in 2000 was $43.1 million, an increase of $9.4 million, or 27.9%, from $33.7 million in 1999. Operating income from sales of research

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
models in 2000 was 23.0% of net sales, compared to 22.1% in 1999. The increased operating income was attributable to the growth in sales coupled with improved capacity utilization.

    BIOMEDICAL PRODUCTS AND SERVICES. Operating income from sales of biomedical products and services in 2000 was $24.1 million, an increase of $9.7 million, or 67.4%, from $14.4 million in 1999. Operating income from sales of biomedical products and services in 2000 increased to 20.3% of net sales, compared to 18.3% of net sales in 1999. The increase is attributable to our acquisition of Sierra as well as our increased sales.

    INTEREST EXPENSE. Interest expense in 2000 was $40.7 million compared to $12.8 million in 1999. The $27.9 million increase from 1999 was primarily due to the additional debt incurred as a result of the recapitalization which occurred on September 29, 1999 partially offset by the debt repayment in the third quarter.

    INCOME TAXES. The effective tax rate in 2000 excluding the reversal of the deferred tax valuation allowance of $4.8 million was 48.3% as compared to 50.7% in 1999. The impact of leverage in the first half of the year had an unfavorable impact on our tax rate by lowering our pre-tax income, and increasing the impact of the permanent timing differences on the tax rate. The effective tax rate did improve in the last six months. The $4.8 million reversal of the valuation allowance associated with the deferred tax asset, was recorded as a tax benefit in the second quarter of 2000 due to a reassessment of the need for a valuation allowance following our initial public offering.

    INCOME BEFORE THE EXTRAORDINARY LOSS. Income before the extraordinary loss in 2000 was $17.9 million, an increase of $0.8 million from $17.1 million in 1999. The increase is driven by the increase in operating income and the reversal of the deferred tax valuation allowance, which is partially offset by the full year impact of interest expense.

    EXTRAORDINARY LOSS. We recorded an extraordinary loss of $29.1 million during the third quarter of 2000. The pre-tax loss of $44.8 million is the result of premiums related to the early repayment of debt and the write off of deferred financing costs and issuance discounts associated with the debt repayments net of tax benefits of $15.7 million.

    NET INCOME (LOSS). The loss in 2000 was $11.2 million, a decrease of $28.3 million from net income of $17.1 million in 1999. The increased operating income from operations and the reversal of the deferred tax valuation allowance was offset by the extraordinary loss associated with the debt repayment and the full year impact of interest expense.

FISCAL 1999 COMPARED TO FISCAL 1998

    NET SALES. Net sales in 1999 were $231.4 million, an increase of $26.3 million, or 12.8%, from $205.1 million in 1998.

    RESEARCH MODELS. Net sales of research models in 1999 were $152.5 million, an increase of $7.6 million, or 5.2%, from $144.9 million in 1998. Sales increased due to the increase in small animal research model sales in North America and Europe of $7.1 million, resulting from improved pricing, a more favorable product mix (meaning a shift to higher priced units) and an increase in unit volume. We also experienced an increase in the large animal import and conditioning area of $0.6 million, mainly due to pricing.

    BIOMEDICAL PRODUCTS AND SERVICES. Net sales of biomedical products and services in 1999 were $78.9 million, an increase of $18.7 million, or 31.1%, from $60.2 million in 1998. At the beginning of the second quarter of 1998, we made two acquisitions that contributed $3.4 million of this sales growth, and on September 29, 1999, we acquired Sierra which had sales of $5.9 million in the fourth quarter. The remaining increase was due to significant sales increases of transgenic and research support

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
services of $2.9 million and endotoxin detection systems of $2.2 million, and sales from our contract site management services of $1.8 million, primarily due to better customer awareness of our outsourcing solutions.

    COST OF PRODUCTS SOLD AND SERVICES PROVIDED. Cost of products sold and services provided in 1999 was $146.7 million, an increase of $12.4 million, or 9.2%, from $134.3 million in 1998.

    RESEARCH MODELS. Cost of products sold and services provided for research models in 1999 was $96.5 million, an increase of $0.4 million, or 0.4%, compared to $96.1 million in 1998. Cost of products sold and services provided in 1999 was 63.3% of net sales compared to 66.3% of net sales in 1998. Cost of products sold and services provided increased at a lower rate than net sales due to the more favorable product mix and better pricing, as well as improved capacity utilization.

    BIOMEDICAL PRODUCTS AND SERVICES. Cost of products sold and services provided for biomedical products and services in 1999 was $50.2 million, an increase of $12.0 million, or 31.4%, compared to $38.2 million in 1998. Cost of products sold and services provided as a percentage of net sales was essentially unchanged at 63.6% in 1999 compared to 63.5% in 1998.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses in 1999 were $39.8 million, an increase of $5.7 million, or 16.7%, from $34.1 million in 1998. Selling, general and administrative expenses in 1999 were 17.2% of net sales compared to 16.6% of net sales in 1998. Selling, general and administrative expenses also included research and development expense of $0.5 million in 1999 compared to $1.4 million in 1998.

    RESEARCH MODELS. Selling, general and administrative expenses for research models in 1999 were $22.2 million, an increase of $4.1 million, or 22.7%, compared to $18.1 million in 1998. Selling, general and administrative expenses in 1999 were 14.6% of net sales, compared to 12.5% in 1998. The increase was attributable to additional worldwide marketing efforts, additional salespeople in the United States and the impact of selling efforts in Europe for ESD, a business acquired at the end of 1998.

    BIOMEDICAL PRODUCTS AND SERVICES. Selling, general and administrative expenses for biomedical products and services in 1999 were $12.5 million, an increase of $2.8 million, or 28.9%, compared to $9.7 million in 1998. Selling, general and administrative expenses in 1999 decreased to 15.8% of net sales, compared to 16.1% of net sales in 1998, due to greater economies of scale.

    UNALLOCATED CORPORATE OVERHEAD. Unallocated corporate overhead, which consists of various corporate expenses, was $5.1 million in 1999, a decrease of $1.2 million, or 19.0%, compared to $6.3 million in 1998. The decrease was principally from the increase in cash surrender value associated with our supplemental executive retirement program.

    AMORTIZATION OF GOODWILL AND OTHER INTANGIBLES. Amortization of goodwill and other intangibles in 1999 was $2.0 million, an increase of $0.7 million, or 53.8%, from $1.3 million in 1998. The increase was due to the effect of additional amortization of intangibles resulting from four recent acquisitions, two in April 1998, one in December 1998, and Sierra in September 1999.

    RESTRUCTURING CHARGES. There were no restructuring charges in 1999 or 1998. During 1999, we charged $1.1 million against the previously recorded restructuring reserves, bringing the balance at year-end to zero.

    OPERATING INCOME. Operating income in 1999 was $43.0 million, an increase of $7.7 million, or 21.8%, from $35.3 million in 1998. Operating income in 1999 was 18.6% of net sales, compared to 17.2% of net sales in 1998. Operating income increased in total and as a percentage of net sales for the reasons described above.

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
    RESEARCH MODELS. Operating income from sales of research models in 1999 was $33.7 million, an increase of $3.2 million, or 10.5%, from $30.5 million in 1998. Operating income from sales of research models in 1999 was 22.1% of net sales, compared to 21.0% in 1998. The increase was attributable to the factors described above.

    BIOMEDICAL PRODUCTS AND SERVICES. Operating income from sales of biomedical products and services in 1999 was $14.4 million, an increase of $3.3 million, or 29.7%, from $11.1 million in 1998. Operating income from sales of biomedical products and services in 1999 decreased to 18.3% of net sales, compared to 18.4% of net sales in 1998. This was primarily due to the acquisition of Sierra and the impact of additional amortization of intangibles.

    OTHER INCOME. We recorded a $1.4 million gain on the sale of two small facilities, one located in Florida, and the other located in the Netherlands, and a charge of $1.3 million for stock compensation expense.

    INTEREST EXPENSE. Interest expense for 1999 was $12.8 million compared to $0.4 million for 1998. The $12.4 million increase was primarily due to the additional debt incurred in the recapitalization.

    INCOME TAXES. The effective tax rate of 50.7% in 1999 as compared to 39.4% in 1998 reflects the remittance of cash dividends of $20.7 million from our foreign subsidiaries which, in turn, were remitted to B&L. The related amounts were previously considered permanently reinvested in the foreign jurisdictions for U.S. income tax reporting purposes. Therefore, we were required to provide additional taxes upon their repatriation to the United States. In addition, in 1999, an election was made by B&L to treat some foreign entities as branches for U.S. income tax purposes. As a result, all previously untaxed accumulated earnings of such entities became immediately subject to tax in the United States. The receipt of the cash dividends from the foreign subsidiaries and the foreign tax elections made resulted in incremental United States taxes of $2.0 million, net of foreign tax credits, in 1999.

    NET INCOME. Net income in 1999 was $17.1 million, a decrease of $6.3 million, or 26.9%, from $23.4 million in 1998. The decrease was attributable to the increased interest expense.

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
LIQUIDITY AND CAPITAL RESOURCES

    Historically, our principal sources of liquidity were cash flow from operations, borrowings under our credit facility and proceeds from equity offerings.

    In September 1999, we received a $92.4 million equity investment from DLJMB and affiliated funds, management and some other investors, we issued
$37.6 million senior discount debentures with warrants to purchase common stock and $150.0 million units consisting of senior subordinated notes due in 2009 with warrants to purchase common stock, and borrowed $162.0 million under our senior secured credit facility. We redeemed 87.5% of our outstanding capital stock held by B&L for $400.0 million and a $43.0 million subordinated discount note. We simultaneously acquired Sierra for an initial purchase price of $23.3 million including $17.3 million paid to its former stockholders and $6.0 million of assumed debt which we immediately retired.

    Borrowings under the credit facility bear interest at a rate per year equal to a margin over either a base rate or LIBOR. The $30.0 million revolving loan commitment will terminate six years after the date of the initial funding of the credit facility. The revolving credit facility may be increased by up to $25.0 million at our request, which will only be available to us under some circumstances, under the same terms and conditions of the original
$30.0 million revolving credit facility. The term loan facility under the credit facility consists of a $40.0 million term loan A facility and a $120.0 million term loan B facility. The term loan A facility matures six years after the closing date of the facility and the term loan B facility matures eight years after the closing date of the facility. In February, 2001, in connection with the anticipated Primedica acquisition, we amended our credit facility to add a $25 million term C loan facility and to increase the interest rate on the term A loan facility to LIBOR plus 1.75% from LIBOR plus 1.5%. As of March 31, 2001, the interest rate on the term A loan facility was 6.84%, the interest rate on the term B loan facility was 8.84%, the interest rate on the term C loan facility was 8.46% and there was an aggregate of $129.1 million outstanding under our loan facilities. The credit facility contains customary covenants and events of default, including substantial restrictions on our subsidiary's ability to declare dividends or make distributions. The term loans are subject to mandatory prepayment with the proceeds of certain asset sales and a portion of our excess cash flow.

    In February 2000, the 13.5% senior subordinated notes were exchanged for registered notes having the same financial terms and covenants as the notes issued in September 1999. Interest on the notes is payable semi-annually in cash. The notes contain customary covenants and events of default, including covenants that limit our ability to incur debt, pay dividends and make particular investments.

    In the third quarter of 2000, we consummated an initial public offering of 16,100,000 shares of our common stock at a price of $16.00 per share. We used the net proceeds from the offering of approximately $236 million to redeem a portion of the outstanding senior subordinated notes, including associated premiums and to repay our senior discount debentures, subordinated discount note and a portion of our bank debt.

    In the first quarter of 2001, we consummated a public offering of 8,050,000 shares of our common stock, including the underwriters' overallotment option, at a price of $19.00 per share, of which 4,550,000 shares of common stock were sold by existing shareholders. We received net proceeds of approximately
$62.2 million, which we used to repay $12.0 million of our bank debt. The remaining proceeds will be used to repay existing indebtedness.

    We anticipate that our operating cash flow, together with borrowings under our credit facility, will be sufficient to meet our anticipated future operating expenses, capital expenditures and debt service obligations as they become due. However, Charles River Laboratories International, Inc. is a holding company with no operations or assets other than its ownership of 100% of the common stock of its subsidiary, Charles River Laboratories, Inc. We have no source of liquidity other than dividends from our subsidiary.

THREE MONTHS ENDED MARCH 31, 2001 COMPARED TO THREE MONTHS ENDED MARCH 25, 2000

    Cash and cash equivalents totaled $72.4 million at March 31, 2001 compared with $33.1 million at December 30, 2000.

    Net cash provided by operating activities for the three months ended
March 31, 2001 and March 25, 2000 was $7.8 million and $1.9 million, respectively. The increase in cash provided by operations is primarily a result of our improved performance during the first three months of 2001.

    Net cash used in investing activities during the three months ended
March 31, 2001 and March 25, 2000 was $55.8 million and $1.8 million, respectively. The increase in cash used is a result of our business acquisitions. During the first quarter of 2001, we used net cash of $51.3 million to acquire PAI and Primedica. In the first quarter of 2000, we used net cash of $6.0 million to acquire an additional 16% of equity in Charles River Japan. Also, in order to grow our existing businesses, we have incurred capital expenditures for the three month periods ended March 31, 2001 and March 30, 2000 of $4.3 million and $2.8 million, respectively.

    Net cash provided by/used in financing activities during the three months ended March 31, 2001 and March 25, 2000 were $88.7 provided by and $3.7 million used in, respectively. During March 2001, we consummated a public offering which netted $62.2 million in proceeds. We used $12.0 million of the proceeds to repay part of our bank financing. We plan to use the remaining proceeds to repay portions of our existing debt. Also, we received $40.0 million from our bank financing which was used to purchase PAI and Primedica.

    We anticipate that our operating cash flow, along with borrowings under our credit facility, will be sufficient to meet our anticipated future operating expenses, capital expenditures and debt service obligations as they become due.

FISCAL 2000 COMPARED TO FISCAL 1999

    Cash and cash equivalents of Charles River totaled $33.1 million at December 30, 2000 compared with $15.0 million at December 25, 1999. Our principal sources of liquidity were cash flows from operations, borrowings under our credit facilities and cash provided by our initial public offering.

    Net cash provided by operating activities for the year 2000 was $33.8 million compared to net cash provided of $37.6 million in 1999. Net loss for the year 2000 was $11.2 million compared to net income of $17.1 million in 1999. Net income was impacted by the extraordinary loss of $29.1 million net of tax benefits of $15.7 million.

    Net cash used in investing activities during the year 2000 was $14.6 million compared to $34.2 million in 1999. On February 28, 2000, we acquired an additional 16.0% of the equity (340,840 common shares) of our 50% equity joint venture, Charles River Japan, from Ajinomoto Co., Inc. The purchase price for the equity was 1.4 billion yen or $12.8 million. One billion yen, or $9.2 million was paid at closing and the balance of 400 million yen, or $3.7 million was deferred pursuant to a three year balloon promissory note. In addition, we acquired $3.2 million in cash. In January of 2000 we sold our primate colony in Florida for $7.0 million. In September of 1999 we purchased 100% of the common stock of Sierra for $23.3 million including $17.3 million paid to Sierra's former stockholders and $6.0 million of assumed debt which was immediately retired. Capital expenditures in the year 2000 were $15.6 million compared to $13.0 million in 1999.

    Net cash provided by financing activities during 2000 was $0.8 million compared to cash used of $11.5 million in 1999. We received $236.0 million from our initial public offering of which we used $204.4 million to pay down our existing debt, including issuance discounts, and $31.5 million to pay premiums associated with the early repayment of the debt. In 1999, we received a $92.4 million equity investment from DLJMB and affiliated funds, management and some other investors, we issued

$37.6 million senior discount debentures, which were retired in full in 2000, with warrants to purchase common stock. During 1999 we also issued
$150.0 million units consisting of senior subordinated notes, of which $52.5 million was retired in 2000, with warrants to purchase common stock. Furthermore in 1999 we borrowed $162.0 million under our senior secured credit facility and paid off $63.9 million in 2000. In 1999 we redeemed 87.5% of our outstanding capital stock held by B&L for $400.0 million and a $43.0 million subordinated discount note, which we repaid in 2000. Net activity with B&L, our 100% shareholder up until the recapitalization in 1999, was $29.4 million in net payments in 1999.

FISCAL 1999 COMPARED TO FISCAL 1998

    Cash flows from operating activities in 1999 were $37.6 million compared to $37.4 million in 1998. Net cash used in investing activities in 1999 was $34.2 million compared to $23.0 million in 1998. The increase was primarily due to the acquisition of Sierra for $23.3 million. Capital expenditures in 1999 were $13.0 million versus $11.9 million in 1998.

    Net cash used in financing activities in 1999 was $11.5 million versus
$8.0 million in 1998. The activity in 1999 consisted of payments for deferred financing costs of $14.4 million and transactions costs of $8.2 million associated with the recapitalization. We also paid a dividend of $29.4 million to B&L, which was excess cash at the time of the recapitalization, and the recapitalization consideration was $400.0 million. The above was offset by the proceeds from the issuance of long-term debt of $339.0 million, the issuance of warrants of $10.6 million, and the issuance of common stock of $92.4 million.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    We are subject to market risks arising from changes in interest rates and foreign currency exchange rates. Our primary interest rate exposure results from changes in LIBOR or the base rate which are used to determine the applicable interest rates under our term loans and revolving credit facility. We have entered into an interest rate protection agreement designed to protect us against fluctuations in interest rates with respect to at least 50.0% of the aggregate principal amount of the term loans and the senior subordinated notes. Our potential loss over one year that would result from a hypothetical, instantaneous and unfavorable change of 100 basis points in the interest rate on all of our variable rate obligations would be approximately $1.5 million. Fluctuations in interest rates will not affect the interest payable on the senior subordinated notes, which is fixed.

    We do not use financial instruments for trading or other speculative purposes.

    We also have exposure to some foreign currency exchange rate fluctuations for the cash flows received from our foreign affiliates. This risk is mitigated by the fact that their operations are conducted in their respective local currencies, and it is not our intention to repatriate earnings prospectively. Currently, we do not engage in any foreign currency hedging activities as we do not believe that our foreign currency exchange rate risk is material.

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                                    BUSINESS

OVERVIEW

    We are a leading provider of critical research tools and integrated support services that enable innovative and efficient drug discovery and development. We are the global leader in providing the animal research models required in research and development for new drugs, devices and therapies and have been in this business for more than 50 years. Since 1992, we have built upon our research model technologies to develop a broad and growing portfolio of biomedical products and services. Our wide array of services enables our customers to reduce costs, increase speed and enhance their productivity and effectiveness in drug discovery and development. Our customer base, spanning over 50 countries, includes all of the major pharmaceutical and biotechnology companies, as well as many leading hospitals and academic institutions. We currently operate 76 facilities in 15 countries worldwide. Our differentiated products and services, supported by our global infrastructure and scientific expertise, enable our customers to meet many of the challenges of early-stage life sciences research, a large and growing market. In 2000, our net sales were $306.6 million and our operating income was $65.1 million. For the three months ended March 31, 2001, our net sales were $99.0 million, and our operating income was $19.4 million.

    RESEARCH MODELS. We are the global leader in the production and sale of research models, principally genetically and virally defined purpose-bred rats and mice. These products represented 61.2% of our 2000 net sales and 50.0% of our net sales for the three months ended March 31, 2001. We offer over 130 research models, one of the largest selections of small animal models of any provider worldwide. Our higher-growth models include genetically defined models and models with compromised immune systems, which are increasingly in demand as early-stage research tools. The FDA and foreign regulatory bodies typically require the safety and efficacy of new drug candidates and many medical devices to be tested on research models like ours prior to testing in humans. As a result, our research models are an essential part of the drug-discovery and development process. Our research models are produced in a biosecure environment designed to ensure that the animals are free of viral and bacterial agents and other contaminants that can disrupt research operations and distort results. With our biosecure production capabilities and our ability to deliver consistent, high quality research models worldwide, we are well positioned to benefit from the rapid growth in research and development spending by pharmaceutical and biotechnology companies and the NIH.

    BIOMEDICAL PRODUCTS AND SERVICES. We have focused significant resources on developing a diverse portfolio of biomedical products and services directed at high-growth areas of drug discovery and development. Our biomedical products and services business represented 38.8% of our 2000 net sales and 50.0% of our net sales for the three months ended March 31, 2001. We have experienced strong growth in biomedical products and services as demonstrated by our 33.7% compound annual growth rate in our net sales over the past five fiscal years. We expect the drug-discovery and development markets that we serve will continue to experience strong growth, particularly as new drug development based on advances in genetics continues to evolve. There are four areas within this segment of our business:

    DISCOVERY SERVICES. Our discovery services are designed to assist our customers in screening drug candidates faster by providing genetically defined research models for in-house research and by implementing efficacy screening protocols to improve the customer's drug-evaluation process. The market for discovery services is growing rapidly as pharmaceutical and biotechnology research and development increasingly focuses on selecting lead drug candidates from the enormous number of new compounds being generated. We currently offer four major categories of discovery services: transgenic services, research support services, infectious disease and genetic testing and contract site management. Transgenic services is our highest growth area and includes model development, genetic characterizations, embryo cryopreservation, and rederivation and colony scale-up.

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    DEVELOPMENT SERVICES.  We currently offer FDA-compliant development services in three main areas: drug safety assessment, biotech safety testing and medical device testing. Biotech safety testing services include a broad range of services specifically focused on supporting biotech or protein-based drug development, including such areas as protein characterization, cell banking, methods development and release testing. Our rapidly growing development services offerings enable our customers to outsource their high-end, non-core drug development activities.

    IN VITRO DETECTION SYSTEMS. We have diversified our product offerings to include non-animal, or in vitro, methods for testing the safety of drugs and devices. We are strategically committed to being the leader in providing our customers with in vitro alternatives as these methods become scientifically validated and commercially feasible. Our current products include endotoxin detection systems that ensure that injectable drugs and devices are free from harmful contaminants as well as bioactivity software.

    VACCINE SUPPORT PRODUCTS. We provide vaccine manufacturers with pathogen-free fertilized chicken eggs, a critical ingredient for poultry vaccine production. We believe there is significant potential for growth in this area in support of novel human vaccines, such as a nasal spray flu vaccine currently in development.

COMPETITIVE STRENGTHS

    Our leading research models business has provided us with steadily growing revenues and strong cash flow, while our biomedical products and services business provides significant opportunities for profitable growth. Our products and services are critical to both traditional pharmaceutical research and the rapidly growing fields of genomic, recombinant protein and humanized antibody research. We believe we are well positioned to compete effectively in all of these sectors as a result of a diverse set of competitive strengths, which include:

    CRITICAL PRODUCTS AND SERVICES. We provide critical, proven and enabling products and services that our customers rely upon to advance their early-stage research efforts and accelerate product development. We offer a wide array of complementary research tools and discovery and development services that differentiate us from our competition and have created a sustained competitive advantage in our markets.

    LONG-STANDING REPUTATION FOR SCIENTIFIC EXCELLENCE. We have earned our long-standing reputation for scientific excellence by consistently delivering high-quality research models supported by exceptional technical service and support for over 50 years. As a result, the Charles River brand name is synonymous with premium quality products and services and scientific excellence in the life sciences. We have more than 200 science professionals on staff with D.V.M.s, Ph.D.s and M.D.s, in areas including laboratory animal medicine, molecular biology, pathology, immunology, toxicology and pharmacology.

    EXTENSIVE GLOBAL INFRASTRUCTURE AND CUSTOMER RELATIONSHIPS. Our operations are globally integrated throughout North America, Europe and Asia. Our extensive investment in worldwide infrastructure allows us to standardize our products and services across borders when required by our multinational customers, while also offering a customized local presence when needed. We currently operate 76 facilities in 15 countries worldwide, serving a customer base spanning over 50 countries.

    BIOSECURITY TECHNOLOGY EXPERTISE. In our research models business, our commitment to and expert knowledge of biosecurity technology distinguishes us from our competition. We maintain rigorous biosecurity standards in all of our facilities to maintain the health profile and consistency of our research models. These qualities are crucial to the integrity and timeliness of our customers' research.

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    PLATFORM ACQUISITION AND INTERNAL DEVELOPMENT CAPABILITIES.  We have a proven track record of successfully identifying, acquiring and developing complementary businesses and new technologies. With this experience, we have developed internal expertise in sourcing acquisitions and further developing new technologies. We believe this expertise will continue to differentiate us from our competitors as we seek to further expand our business.

    EXPERIENCED AND INCENTIVIZED MANAGEMENT TEAM. Our senior management team has an average of 18 years of experience with our company, and has evidenced a strong commitment and capability to deliver reliable performance and steady growth. Our Chairman and Chief Executive Officer, James C. Foster, has been with us for 25 years. Our management team owns or has options to acquire securities representing approximately 4.6% of our equity on a fully diluted basis before giving effect to this offering.

OUR STRATEGY

    Our business strategy is to build upon our core research model business and to actively invest in higher-growth opportunities where our proven capabilities and strong relationships allow us to achieve and maintain a leadership position. Our growth strategies include:

    BROADEN THE SCOPE OF OUR DISCOVERY AND DEVELOPMENT SERVICES. Primarily through acquisitions and alliances, we have improved our ability to offer new services that complement our existing drug-discovery and development services. We have targeted services that support transgenic research activities as a high-growth area. We intend to provide the additional critical support services needed to create, define, characterize and scientifically validate new genetic models expected to arise out of the Human Genome and Mouse Genome Projects. In addition, we plan to broaden our international presence in genetic services, specialized pathology and drug efficacy analysis. We also continue to add new capabilities in the biotech safety testing area.

    ACQUIRE NEW TECHNOLOGIES IN RESEARCH MODELS. We intend to acquire novel technologies in transgenics and cloning to increase sales in our research models business and related transgenic services operations. We also expect to offer additional genetically modified models for research of specific disease conditions. These higher-value research models are often highly specialized and are priced to reflect their greater intrinsic value. In particular, we intend to acquire and develop transgenic rat technology, where development has been slow compared to mice. We believe there is a growing need for genetically engineered rats, which are larger and more accessible research models than mice.

    EXPAND OUR PRECLINICAL OUTSOURCING SERVICES. Many of our pharmaceutical and biotechnology customers outsource a wide variety of research activities that are not directly associated with their scientific innovation process. We believe the trend of outsourcing preclinical or early-stage research will continue to increase rapidly. We are well positioned to exploit both existing and new outsourcing opportunities, principally through our discovery and development services offerings. We believe our early successes in the transgenic services area have increased customer demand for outsourcing and have created significant opportunities. Our research support services provide pharmaceutical and biotechnology companies with significant cost and resource allocation advantages over their existing internal operations. We intend to focus our marketing efforts on stimulating demand for further outsourcing of preclinical research. We also intend to expand our opportunities by increasing our international presence.

    EXPAND OUR NON-ANIMAL TECHNOLOGIES. In vitro testing technologies are in their early stages of development, but we plan to continue to acquire and introduce new in vitro products and services as they become scientifically validated and commercially viable. We are particularly focused on acquiring new technologies that allow for high through-put screening and testing of new drug candidates in early stages of development, using such materials and techniques as human cells and tissues and predictive database software.

    PURSUE STRATEGIC ACQUISITIONS AND ALLIANCES. Over the past decade, we have successfully completed 14 acquisitions and alliances. Several of our operations began as platform acquisitions, which we were able to grow rapidly by developing and marketing the acquired products or services to our extensive global customer base. We intend to further pursue strategic platform acquisitions and alliances to drive our long-term growth.

BUSINESS DIVISIONS

    Our business is divided into two segments: research models and biomedical products and services.

    RESEARCH MODELS

    Research models is our historical core business and accounted for 61.2% of our 2000 net sales and 50.0% of our net sales for the three months ended
March 31, 2001. The business is comprised of the commercial production and sale of animal research models, principally purpose-bred rats, mice and other rodents for use by researchers. We are the commercial leader in the small animal research model area, supplying rodents for research since 1947. Our research models include:

    - outbred animals, which have genetic characteristics of a random population;

    - inbred animals, which have essentially identical genes;

    - hybrid animals, which are the offspring of two different inbred parents;

    - spontaneous mutant animals, which contain a naturally occurring genetic mutation (such as immune deficiency); and

    - transgenic animals, which contain genetic material transferred from another source.

    With over 130 research models, we offer one of the largest selections of small animal models and provide our customers with high volume and high quality production. Our rats, mice and other rodent species such as guinea pigs and hamsters have been and continue to be some of the most extensively used research models in the world, largely as a result of our continuous commitment to innovation and quality in the breeding process. We provide our small animal models to numerous customers around the world, including all major pharmaceutical and biotechnology companies as well as hospitals and academic institutions.

    The use of animal models is critical to both the discovery and development of a new drug. The FDA requires safe and effective testing on two species of animal models, one small and one large, before moving into the clinic for testing on humans. Animal testing is used in order to identify, define, characterize and assess the safety of new drug candidates. Increasingly, genetically defined rats and mice are the model of choice in early discovery and development work as a more specifically targeted research tool. Outbred rats are frequently used in safety assessment studies. Our models are also used in life science research within universities, hospitals and other research institutions. Unlike drug discovery, these uses are generally not specifically mandated by regulatory agencies such as the FDA, but instead are governed by the terms of government grants, institutional protocols as well as the scientific inquiry and peer review publication processes. We also provide larger animal models, including miniature swine and primates, to the research community, principally for use in drug development and testing studies.

    We believe that over the next several years, many new research models will be developed and used in biomedical research, such as transgenic models, cloned models with identical genes, knock-out models with one or more disabled genes and models that incorporate or exclude a particular mouse, rat or human gene. These more highly defined and characterized models will allow researchers to further focus their investigations into disease conditions and potential new therapies or interventions. We intend to build upon our position as the leader in transgenic services to expand our presence in this market for higher value models, through internal development, licensing, partnerships and alliances, and acquisitions.

    BIOMEDICAL PRODUCTS AND SERVICES

    Our biomedical products and services business consists of our newer, higher-growth operations, which we organize as follows:

    DISCOVERY SERVICES          DEVELOPMENT SERVICES       IN VITRO DETECTION SYSTEMS     VACCINE SUPPORT PRODUCTS
---------------------------  ---------------------------   ---------------------------   ---------------------------
- Transgenic Services        - Drug Safety Assessment      - Endotoxin Detection         - Animal Health
- Research Support Services  - Biotech Safety Testing      Systems                       - Human Health
- Infectious Disease and     - Medical Device Testing      - BioActivity Software
  Genetic Testing
- Contract Site Management

    DISCOVERY SERVICES

    Discovery represents the earliest stages of research and development in the life sciences directed to the identification and selection of a lead compound for future drug development. Discovery is followed by development activities, which are directed at validation of the selected drug candidates. Discovery and development represent most of the preclinical activities in drug development.

    Initiated in 1995, the discovery services area of our business addresses the growing need among pharmaceutical and biotechnology companies to outsource the non-core aspects of their drug-discovery activities. These discovery services capitalize on the technologies and relationships developed through our research model business. We currently offer four major categories of discovery services: transgenic services, research support services, infectious disease and genetic testing and contract site management.

    TRANSGENIC SERVICES. In this rapidly growing area of our business, we assist our customers in validating, maintaining, improving, breeding and testing models purchased or created by them for biomedical research activities. While the creation of a transgenic, knock-out or cloned model can be a critical scientific event, it is only the first step in the discovery process. Productive utilization of research models requires significant additional technical expertise. We provide transgenic breeding expertise, model characterization and colony development, genetic characterization, quarantine, embryo cryopreservation, embryo transfer, rederivation, and health and genetic monitoring. We provide these services to more than 150 laboratories around the world from pharmaceutical and biotechnology companies to hospitals and universities. We maintain nearly 500 different types of research models for our customers. We expect that the demand for our services will grow as the use of transgenic, knock-out and cloned animal models continues to grow within the research community.

    RESEARCH SUPPORT SERVICES. Our research support services provide advanced or specialized research model studies for our customers. These projects capitalize on our strong research model capabilities and also exploit more recently developed capabilities in protocol development, animal micro-surgery, dosing techniques, drug effectiveness testing and data management and analysis. We believe these services, particularly in oncology and cardiovascular studies, offer added value to our research customers, who rely on our extensive expertise, infrastructure and resources. We also manage under contract a genetically defined, biosecure herd of miniature swine to provide organs for human transplantation research, known as xenotransplantation.

    INFECTIOUS DISEASE AND GENETIC TESTING. We assist our customers in monitoring and analyzing the health and genetics of the research models used in their research protocols. We developed this capability internally by building upon the scientific foundation created by the diagnostic laboratory needs of our research model business. Depending upon a customer's needs, we may serve as its sole source testing laboratory, or as an alternative source supporting its internal laboratory capabilities. We believe that the continued growth in development and utilization of transgenic, knock-out and cloned models will drive our future growth as the reference laboratory of choice for genetic testing of special models.

    CONTRACT SITE MANAGEMENT. Building upon our core capabilities as a leading provider of high quality research models, we manage animal care operations on behalf of government, academic, pharmaceutical and biotechnology organizations. Increasing demand for our services reflects the growing necessity of these large institutions to outsource internal functions or activities that are not critical to the core scientific innovation and discovery process. In addition, we believe that our expertise in managing the laboratory animal environment enhances the productivity and quality of our customers' research facilities. This area leads to additional opportunities for us to provide other products and services to our customers. Site management does not require us to make any incremental investment, thereby generating a particularly strong return.

    DEVELOPMENT SERVICES

    Our development services enable our customers to outsource their non-core drug development activities to us. These activities are typically required for the identification of the lead compound in order to support the regulatory filings necessary to obtain FDA approval. We currently offer development services in three main areas: drug safety assessment, biotech safety testing and medical device testing.

    DRUG SAFETY ASSESSMENT. We offer drug safety assessment services to pharmaceutical, medical device and biotechnology companies that are principally focused on conducting regulatory compliance studies producing data to support FDA submissions. These studies require highly specialized scientific capabilities. We have expertise in conducting critical developmental studies on new drug candidates and medical devices that use research models, including long- and short-term evaluations of potential new treatments for human or animal disease conditions. We have unique expertise in several areas of safety assessment and are continuously evaluating and selecting new services areas to add to our portfolio. We focus on high-end niches of this market where our scientific capabilities are strongly valued by our customers.

    BIOTECH SAFETY TESTING. We provide specialized non-clinical quality control testing that is frequently outsourced by both pharmaceutical and biotechnology companies. These services allow our customers to determine if the human protein drug candidates, or the process for manufacturing those products, are essentially free of residual biological materials. The bulk of this testing work is required by the FDA for obtaining new drug approval, maintaining an FDA-licensed manufacturing capability or releasing approved products for use on patients. Our scientific staff consults with customers in the areas of process development, validation, manufacturing scale-up and biological testing. As more biotechnology drug candidates with stronger potential enter and exit the development pipeline, we expect to continue to experience strong demand for these testing services.

    MEDICAL DEVICE TESTING. The FDA requires companies introducing medical devices to test the biocompatibility of any new materials that have not previously been approved for contact with human tissue. We provide a wide variety of medical device testing services from prototype feasibility testing to long-term GLP, or good laboratory practices, studies, primarily in large research models. These services include cardiovascular surgery, biomaterial reactivity studies, orthopedic studies and related laboratory services. We maintain state-of-the-art surgical suites where our skilled professional staff implement custom surgery protocols provided by our customers.

    IN VITRO DETECTION SYSTEMS

    While we do not foresee significant replacement of animal models from the use of in vitro techniques, we believe that these techniques may offer a strong refinement or complement to animal test systems after the extended period of scientific validation is successfully completed. We intend to pursue this area to the extent alternatives become commercially viable.

    ENDOTOXIN DETECTION SYSTEMS. We are a market leader in endotoxin testing, which is used to test quality control samples of injectable drugs and devices, their components and the processes under which they are manufactured, for the presence of endotoxins. Endotoxins are fever producing pathogens or compounds that are highly toxic to humans when sufficient quantities are introduced into the body. Quality control testing for endotoxin contamination by our customers is an FDA requirement for injectable drugs and devices, and the manufacture of the test kits and reagents is regulated by the FDA as a medical device. Endotoxin testing uses a processed extract from the blood of the horseshoe crab, known as limulus amebocyte lysate, or LAL. The LAL test is the first and only major FDA-validated in vitro alternative to an animal model test for testing the safety and efficiency of new drug candidates. The process of extracting blood is not harmful to the crabs, which are subsequently returned to their natural ocean environment. We produce and distribute test kits, reagents, software, accessories, instruments and associated services to pharmaceutical and biotechnology companies for medical devices and other products worldwide. We have filed for a patent relating to our next generation of endotoxin testing technology.

    BIOACTIVITY SOFTWARE. In the life sciences, we have an exclusive strategic alliance with Multicase, Inc. under which we offer their unique database software program. This program allows researchers to evaluate the potential toxicity and pharmacological activity of new chemical compounds. We plan to evaluate adding other software tools through licensing and partnerships that allow researchers to improve the efficiency and effectiveness of drug discovery and development.

    VACCINE SUPPORT PRODUCTS

    ANIMAL HEALTH. We are the global leader for the supply of specific pathogen-free, or SPF, chickens and fertile chicken eggs. SPF chicken embryos are used by animal health companies as self-contained "bioreactors" for the manufacturing of live and killed viruses. These viruses are used as a raw material in poultry and potential human vaccine applications. The production of SPF eggs is done under biosecure conditions, similar to our research model production. We have a worldwide presence that includes several SPF egg production facilities in the United States, as well as facilities in Germany and in Australia. We have a joint venture in Mexico and a franchise in India. We also operate a specialized avian laboratory in the United States, which provides in-house testing and support services to our customers.

    HUMAN HEALTH. We are also applying our SPF egg technology to human vaccine markets. We have entered into an agreement with a company that is in the late stages of the FDA approval process for a nasal spray-delivered vaccine for human flu. If FDA-approved and commercially successful, this human flu vaccine may significantly increase demand for our SPF eggs.

CUSTOMERS

    Our customers consist primarily of large pharmaceutical companies, including the 10 largest pharmaceutical companies based on 2000 revenues, as well as biotechnology, animal health, medical device and diagnostic companies and hospitals, academic institutions and government agencies. We have many long-term, stable relationships with our customers as evidenced by the fact that all of our top 20 customers in 1990 remain our customers today.

    During 2000, in both our research models and our biomedical products and services businesses, approximately two-thirds of our sales were to pharmaceutical and biotechnology companies, and the balance were to hospitals, universities and the government. Our top 20 global customers represent only about 30.0% of our 2000 net sales, and approximately 24.0% of our net sales for the three months ended March 31, 2001, with no individual customer accounting for more than 3.0% of net sales.

SALES, MARKETING AND CUSTOMER SUPPORT

    We sell our products and services principally through our direct sales force. As of March 31, 2001, we had approximately 74 employees engaged in field sales, of which 41 were in the United States, 21 were in Europe and 12 were with Charles River Japan. The direct sales force is supplemented by a network of international distributors for some areas of our biomedical products and services business.

    Our internal marketing groups support the field sales staff while developing and implementing programs to create close working relationships with customers in the biomedical research industry. Our web site, www.criver.com, is an effective marketing tool, and has become recognized as a valuable resource in the laboratory animal field by a broad spectrum of industry leaders, recording over 500,000 hits each month. Our website is not incorporated by reference in this prospectus.

    We maintain both customer service and technical assistance departments, which service our customers' routine and more specialized needs. We frequently assist our customers in solving problems related to animal husbandry, health and genetics, biosecurity, protocol development and other areas in which our expertise is recognized as a valuable customer resource.

RESEARCH AND DEVELOPMENT

    We do not maintain a fully dedicated research and development staff. Rather, this work is done on an individual project basis or through collaborations with universities or other institutions. Our dedicated research and development spending was $1.4 million in 1998, $0.5 million in 1999, $0.9 million in 2000 and $0.2 million for the three months ended March 31, 2001. Our approach to developing new products or services is to extend our base technologies into new applications and fields, and to license or acquire technologies to serve as a platform for the development of new businesses that service our existing customer base. Our research and development focus is principally on developing projects that improve our productivity or processes.

INDUSTRY SUPPORT AND ANIMAL WELFARE

    Among the shared values of our employees is a concern for and commitment to animal welfare. We have been in the forefront of animal welfare improvements in our industry, and continue to demonstrate our commitment with special recognition programs for employees who demonstrate an extraordinary commitment in this critical area of our business.

    We support a wide variety of organizations and individuals working to further animal welfare as well as the interests of the biomedical research community. We fund internships in laboratory animal medicine, provide financial support to non-profit institutions that educate the public about the benefits of animal research, and provide awards and prizes to outstanding leaders in the laboratory animal medicine field. One of our businesses dedicates a portion of its net sales, through a royalty, to support similar programs and initiatives.

EMPLOYEES


    As of March 31, 2001, we had more than 4,000 employees, including more than 200 science professionals with advanced degrees including D.V.M.s, Ph.D.s and M.D.s. Our employees are not unionized in the United States, though we are unionized in some European locales, consistent with local custom for our industry. We believe that we have a good relationship with our employees.


COMPETITION

    Our strategy is to be the leader in each of the markets in which we participate. Our competitors are generally different in each of our business and geographic areas.

    In our research models business division, our main competitors include three smaller competitors in North America, several smaller ones in Europe, and two smaller ones in Japan. Of our main United States competitors, two are privately held businesses and the third is a government-financed, non-profit institution. We believe that none of our competitors for research models has our comparable global reach, financial strength, breadth of product and services offerings and pharmaceutical and biotechnology industry relationships.

    We have many competitors in our biomedical products and services business division. A few of our competitors in our biomedical products and services business are larger than we are and may have greater capital, technical or other resources than we do; however, many are smaller and more regionalized. We have a small relative share in the biotech safety testing market, where the market leader is a well-established company, and in medical device testing, where there are many larger competitors.

    We generally compete on the basis of quality, reputation, and availability, which is supported by our international presence with strategically located facilities.

ENVIRONMENTAL MATTERS; LEGAL PROCEEDINGS

    Our operations and properties are subject to extensive foreign and federal, state and local environmental protection and health and safety laws and regulations. These laws and regulations govern, among other things, the generation, storage, handling, use and transportation of hazardous materials and the handling and disposal of hazardous and biohazardous waste generated at our facilities. Under such laws and regulations, we are required to obtain permits from governmental authorities for some of our operations. If we violate or fail to comply with these laws, regulations or permits, we could be fined or otherwise sanctioned by regulators. Under some environmental laws and regulations, we could also be held responsible for all of the costs relating to any contamination at our past or present facilities and at third party waste disposal sites. As a result of disputes with federal, state and local authorities and private environmental groups regarding damage to mangrove plants on two islands in the Florida Keys, we agreed to refoliate the islands at our cost. Although we have not been able to completely replant, principally due to the presence of a free-range animal population and storms, we believe that the cost of refoliation will not have a material adverse effect on our business.

    Although we believe that our costs of complying with current and future environmental laws, and our liabilities arising from past or future releases of, or exposure to, hazardous substances will not materially adversely affect our business, results of operations or financial condition, we cannot assure you that they will not do so.

    We are not a party to any other material legal proceedings, other than ordinary routine litigation incidental to our business that is not otherwise material to our business or financial condition.

REGULATORY MATTERS

    The Animal Welfare Act governs the treatment of particular species intended for use in research. The AWA imposes a wide variety of specific regulations on producers and users of these species, most notably cage size, shipping conditions and environmental enrichment methods. We comply with licensing and registration requirement standards set by the USDA for handling regulated species, including breeding, maintenance and transportation. However, rats, mice and chickens are not currently regulated under the AWA. As a result, most of our United States small animal research model activities and our vaccine support services operations are not subject to regulation under the AWA. The USDA, which enforces the AWA, is presently considering changing the regulations issued under the AWA, in light of judicial action, to include rats, mice and chickens within its coverage. Our animal production facilities in the United States are accredited by a highly regarded member association known as AAALAC, which maintains standards that often exceed those of the USDA.

    Our biomedical products and services business is also generally regulated by the USDA, and in the case of our endotoxin detection systems, the FDA. Our manufacture of test kits and reagents for endotoxin testing is subject to regulation by the FDA under the authority of the Federal Food, Drug, and Cosmetic Act. We are required to register with the FDA as a device manufacturer and are subject to inspection on a routine basis for compliance with the FDA's Quality System Regulations and Good Manufacturing Practices. These regulations require that we manufacture our products and maintain our documents in a prescribed manner with respect to manufacturing, testing and control activities. In 1999, we received a "warning letter" from the FDA for quality control deficiencies with regard to our Charleston, South Carolina facility. We have since taken corrective action satisfactory to the FDA with respect to these deficiencies.

PROPERTIES

    The following charts provide summary information on our properties. The first chart lists the sites we own, and the second chart lists the sites we lease. Most of our material leases expire from 2001 to 2005.

                                  SITES--OWNED

COUNTRY                                NO. OF SITES   TOTAL SQUARE FEET        PRINCIPAL FUNCTIONS
-------                                ------------   -----------------   ------------------------------
Belgium..............................        1               16,140       Office, Production
Canada...............................        1               59,194       Office, Production, Laboratory
China................................        1               19,372       Office, Production, Laboratory
France...............................        5              663,689       Office, Production, Laboratory
Germany..............................        3              131,096       Office, Production, Laboratory
Italy................................        1               46,700       Office, Production, Laboratory
Japan................................        2              116,340       Office, Production, Laboratory
United Kingdom.......................        2               58,240       Office, Production, Laboratory
United States........................       23              861,408       Office, Production, Laboratory
                                            --            ---------
Total................................       39            1,972,179
                                            ==            =========

                                 SITES--LEASED

COUNTRY                                NO. OF SITES   TOTAL SQUARE FEET        PRINCIPAL FUNCTIONS
-------                                ------------   -----------------   ------------------------------
Australia............................        1                8,518       Office, Production
Czech Republic.......................        2                8,802       Office, Production, Laboratory
Hungary..............................        2               11,567       Office, Production, Laboratory
Japan................................        6               61,917       Office, Production, Laboratory
Netherlands..........................        1               11,841       Office, Production, Laboratory
Spain................................        1                3,228       Office, Production
Sweden...............................        1                8,072       Sales Office
United States........................       23              586,345       Office, Production, Laboratory
                                            --            ---------
Total................................       37              700,291
                                            ==            =========

                                   MANAGEMENT

    The following table sets forth the name, age and position of each of our executive officers, key members of management, and directors.

NAME                                          AGE                       POSITION
----                                        --------   ------------------------------------------
James C. Foster...........................     50      Chairman, Chief Executive Officer,
                                                       President and Director
Thomas F. Ackerman........................     46      Senior Vice President and Chief Financial
                                                       Officer
David P. Johst............................     39      Senior Vice President, Human Resources and
                                                       Administration
Real H. Renaud............................     54      Senior Vice President and General Manager,
                                                       European and North American Animal
                                                       Operations
Dennis R. Shaughnessy.....................     43      Senior Vice President, Corporate
                                                       Development, General Counsel and Secretary
Julia D. Palm.............................     53      Senior Vice President and General Manager,
                                                       Biomedical Products and Services
Robert Cawthorn...........................     65      Director
Stephen D. Chubb..........................     57      Director
Thompson Dean.............................     43      Director
Stephen C. McCluski.......................     48      Director
Reid S. Perper............................     41      Director
Douglas E. Rogers.........................     46      Director
Samuel O. Thier...........................     63      Director
William Waltrip...........................     63      Director
Henry Wendt III...........................     67      Director

    JAMES C. FOSTER joined us in 1976 as General Counsel. Over the past
25 years, Mr. Foster has held various staff and managerial positions, with Mr. Foster being named our President in 1991, our Chief Executive Officer in 1992 and our Chairman in 2000. Mr. Foster also serves on the Board of Directors of BioTransplant, Inc. Mr. Foster received a B.A. from Lake Forest College, a M.S. from the Sloan School of Management at the Massachusetts Institute of Technology, and a J.D. from Boston University School of Law.

    THOMAS F. ACKERMAN joined us in 1988 with over 11 years of combined public accounting and international finance experience. He was named Controller, North America in 1992 and became our Vice President and Chief Financial Officer in 1996. In 1999, he was named a Senior Vice President. He is currently responsible for overseeing our Accounting and Finance Department, as well as our Information Technology Group. Prior to joining us, Mr. Ackerman was an accountant at Arthur Anderson & Co. Mr. Ackerman received a B.S. in Accounting from the University of Massachusetts and is a certified public accountant.

    DAVID P. JOHST joined us in 1991 as Corporate Counsel and was named Vice President, Human Resources in 1995. He became Vice President, Human Resources Administration in 1996, and a Senior Vice President in 1999. He is responsible for overseeing our Human Resources Department, as well as several other corporate staff departments. He also serves as our counsel on labor relations matters. Prior to joining us, Mr. Johst was a corporate associate at Boston's Hale and Dorr. Mr. Johst is a graduate of Dartmouth College, holds an M.B.A. from Northeastern University and received his J.D. from Harvard University Law School.

    REAL H. RENAUD joined us in 1964 and has 35 years of small animal production and related management experience. In 1986, Mr. Renaud became our Vice President of Production, with responsibility for overseeing our North American small animal operations, and was named Vice President, Worldwide Production in 1990. Mr. Renaud became Vice President and General Manager, European and North American Animal Operations in 1996, following a two-year European assignment during which he provided direct oversight to our European operations. In 1999 he became a Senior Vice President. Mr. Renaud attended Columbia University's executive education program, and has also studied at the Lyon Veterinary School and the Montreal Business School.

    DENNIS R. SHAUGHNESSY joined us in 1988 as Corporate Counsel and was named Vice President, Business Affairs in 1991. He became Vice President, Corporate Development and General Counsel in 1994 and is responsible for overseeing our business development initiatives on a worldwide basis, as well as handling our overall legal affairs. He became a Senior Vice President in 1999.
Mr. Shaughnessy also serves as our Corporate Secretary. Prior to joining us, Mr. Shaughnessy was a corporate associate at Boston's Testa, Hurwitz & Thibeault and previously served in government policy positions. Mr. Shaughnessy has a B.A. from The Pennsylvania State University, an M.S. from The University of Michigan, an M.B.A. from Northeastern University, and a J.D. from The University of Maryland School of Law.

    JULIA D. PALM joined us in 1995 with nearly 20 years of management and marketing experience in the medical device and biotechnology industries. She became a Senior Vice President in 2001. Prior to joining us, she held various marketing positions with Becton Dickinson, National Medical Care and W.R. Grace, and served as President of W.R. Grace's Amicon Division immediately prior to joining us. Ms. Palm has responsibility for overseeing a portfolio of most of our biomedical products and services companies on a worldwide basis. Ms. Palm holds a B.A. in Biology from Denison University, and an M.B.A. from Fairleigh Dickinson University.


    ROBERT CAWTHORN retired on June 30, 2001 as an independent consultant to Global Health Care Partners, a group at DLJ Merchant Banking, Inc., having been a Managing Director from 1997 to 1999. Mr. Cawthorn was Chief Executive Officer and Chairman of Rhone-Poulenc Rorer Inc. until May 1996. Further, he previously served as an executive officer of Pfizer International and was the first President of Biogen Inc. Mr. Cawthorn serves as Chairman of Actelion Ltd. and NextPharma Technologies S.A. and also serves as a director of H(2)O Technologies, Inc, PharmaNet Inc. and PharmaMarketing Ltd.


    STEPHEN D. CHUBB has been Chairman, Director and Chief Executive Officer of Matritech, Inc. since its inception in 1987. Previously, Mr. Chubb served as President and Chief Executive Officer of T Cell Sciences, Inc. and as President and Chief Executive Officer of Cytogen Company. Mr. Chubb serves as a director of i-Stat Corporation and CompuCyte Corp.

    THOMPSON DEAN has been a Managing Partner of DLJ Merchant Banking, Inc. since November 1996. Previously, Mr. Dean was a Managing Director of DLJ Merchant Banking, Inc. and its predecessor since January 1992. Mr. Dean serves as a director of Von Hoffmann Press, Inc., Manufacturer's Services Limited, Phase Metrics, Inc., AKI Holdings Corp., Amatek Ltd., DeCrane Aircraft Holdings Inc., Insilco Holding Corporation, Formica Corporation and Mueller Group, Inc.

    STEPHEN C. MCCLUSKI has been Senior Vice President and the Chief Financial Officer of Bausch & Lomb Incorporated since 1995. Previously, Mr. McCluski had served as Vice President and Controller of Bausch & Lomb Incorporated and President of Outlook Eyewear Company. Since 2000, Mr. McCluski has been a director of Control Delivery Systems, Inc.

    REID S. PERPER has been a Managing Director of DLJ Merchant Banking, Inc. since January 2000. Mr. Perper was a Principal of DLJ Merchant Banking, Inc. from 1996 to January 2000 and a Vice President from 1993 to 1996. Mr. Perper was formerly a director of IVAC Holdings, Inc. and Fiberite Holdings, Inc.

    DOUGLAS E. ROGERS has been a Managing Director of Global Health Care Partners since 1996. Previously, Mr. Rogers was a Vice President at Kidder Peabody & Co., Senior Vice President at Lehman Brothers, and head of U.S. Investment Banking at Baring Brothers. Mr. Rogers serves as a director of Computerized Medical Systems, Inc. and Wilson Greatbatch Ltd.

    SAMUEL O. THIER has been Chief Executive Officer of Partners HealthCare System, Inc. since July 1996 and President of Partners HealthCare System since 1994. Previously, he served as President of The Massachusetts General Hospital from 1994 through 1997. He has served as President of the Institute of Medicine of the National Academy of Sciences and Chairman of the American Board of Internal Medicine, and he is a Fellow of the American Academy of Arts and Sciences. He is a director of Merck & Co., Inc. and Pranalytica, Inc.

    WILLIAM WALTRIP has been a director of Bausch & Lomb Incorporated since 1985, and Chairman of the Board of Directors of Technology Solutions Company since 1993. Previously, Mr. Waltrip served as Chairman and Chief Executive Officer of Bausch & Lomb Incorporated, as Chief Executive Officer of Technology Solutions Company, as Chairman and Chief Executive Officer of Biggers
Brothers, Inc., and as Chief Operating Officer of IU International Corporation. He was also previously President and Chief Executive Officer and a director of Purolator Courier Corporation. He is a director of Teachers Insurance and Annuity Association and Thomas & Betts Corporation and Technology Solutions Company.

    HENRY WENDT III served as Chairman of Global Health Care Partners from 1996 until January 2001. Previously, Mr. Wendt was Chairman of SmithKline Beecham Corporation and President and Chief Executive Officer of SmithKline Beckman Corp. prior to its merger with Beecham and served as founder and First Chairman of Pharmaceutical Partners for Better Health Care. Mr. Wendt serves as a director of Computerized Medical Systems, The Egypt Investment Company, Focus Technologies, West Marine Products and Wilson Greatbatch Ltd.

    Each of our directors serves until the next annual meeting of stockholders and until a successor is duly elected and qualified or until his earlier death, resignation or removal. All members of our board of directors, other than Mr. Thier, were elected at the time of the recapitalization pursuant to the investors' agreement that was entered into in connection with that transaction. See "Relationships and Transactions with Related Parties--Investors' Agreement." Mr. Thier was elected as a director in April 2000. There are no family relationships between any of our directors or executive officers. Our executive officers are elected by, and serve at the discretion of, the board of directors.

COMMITTEES OF THE BOARD OF DIRECTORS

    Our board of directors has an audit committee and a compensation committee. The board may also establish other committees to assist in the discharge of its responsibilities.

    The audit committee makes recommendations to the board of directors regarding the independent accountants to be nominated for election by the stockholders and reviews the independence of such accountants, approves the scope of the annual audit activities of the independent accountants, approves the audit fee payable to the independent accountants and reviews such audit results with the independent accountants. The audit committee is currently comprised of Messrs. Chubb, Thier and Waltrip. PricewaterhouseCoopers LLP presently serves as our independent accountants.

    The duties of the compensation committee are to provide a general review of our compensation and benefit plans to ensure that they meet corporate objectives. In addition, the compensation committee reviews the chief executive officer's recommendations on compensation of all of our officers and adopting and changing major compensation policies and practices, and reports its recommendations to the entire board of directors for approval and authorization. The compensation committee also administers our stock plans. The compensation committee is currently comprised of Messrs. Cawthorn, Dean, Waltrip and Wendt.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT;
                              SELLING STOCKHOLDERS

    The following table shows information regarding the beneficial ownership of our common stock as of June 18, 2001 and as adjusted to reflect the sale of the shares offered by us and the selling stockholders in this offering:

    - each person or group of affiliated persons known by us to own beneficially more than 5% of the outstanding shares of common stock;

    - each director and named executive officer; and

    - all directors and executive officers as a group.

    We have determined beneficial ownership in the table in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have deemed shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days of June 18, 2001, to be outstanding, but we have not deemed these shares to be outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes below, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by that stockholder. Beneficial ownership percentage is based on 40,207,333 shares of our common stock outstanding as of June 18, 2001 and 42,207,333 shares of our common stock outstanding after completion of this offering. The following table assumes no exercise of the underwriters' over-allotment option to purchase up to an additional 1,200,000 shares of common stock from the selling stockholders on a pro rata basis.

    The address for each listed director and officer is c/o Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, MA 01887.


                                                                                                  PERCENTAGE OF SHARES
                                                                                                      OUTSTANDING
                                                                          NUMBER OF SHARES    ----------------------------
                                  NUMBER OF SHARES    NUMBER OF SHARES   BENEFICIALLY OWNED    BEFORE
NAME OF BENEFICIAL OWNER         BENEFICIALLY OWNED    BEING OFFERED       AFTER OFFERING     OFFERING      AFTER OFFERING
------------------------         ------------------   ----------------   ------------------   --------      --------------
DLJMB Related Entities(1)
  DLJ Merchant Banking Partners
    II, L.P....................       5,669,354           1,848,801           3,820,553         14.1%              9.1%
  DLJ Merchant Banking Partners
    II-A, L.P..................         225,772              73,625             152,147            *                 *
  DLJ Offshore Partners II,
    C.V........................         278,777              90,910             187,867            *                 *
  DLJ Diversified Partners
    L.P........................         331,451             108,088             223,363            *                 *
  DLJ Diversified Partners-A,
    L.P........................         123,085              40,139              82,946            *                 *
  DLJMB Funding II, Inc........       1,130,771             368,749             762,022          2.8               1.8
  DLJ Millenium Partners,
    L.P........................          91,663              29,892              61,771            *                 *
  DLJ Millenium Partners,
    A-L.P......................          17,879               5,830              12,049            *                 *
  DLJ EAB Partners, L.P........          25,471               8,306              17,165            *                 *
  DLJ Investment Partners,
    L.P........................       1,425,065             464,720             960,345          3.5               2.3
  DLJ Investment Funding,
    Inc........................         203,071              66,222             136,849            *                 *
  DLJ First ESC L.P............         991,335             323,279             668,056          2.5               1.6
  DLJ ESC II, L.P..............       1,285,869             419,327             866,542          3.2               2.1
  DLJ Capital Corporation......           2,131                 695               1,436            *                 *
  Sprout Capital VIII L.P......         638,759             208,302             430,457          1.6               1.0
  Sprout Venture Capital
    L.P........................          38,325              12,498              25,827            *                 *
                                     ----------          ----------                            -----             -----
                                     12,478,778(1)(2)     4,069,383(1)        8,409,395(1)      31.0%(1)(2)       19.9%


                                                         (CONTINUE ON NEXT PAGE)

                                                                                                  PERCENTAGE OF SHARES
                                                                                                      OUTSTANDING
                                                                          NUMBER OF SHARES    ----------------------------
                                  NUMBER OF SHARES    NUMBER OF SHARES   BENEFICIALLY OWNED    BEFORE
NAME OF BENEFICIAL OWNER         BENEFICIALLY OWNED    BEING OFFERED       AFTER OFFERING     OFFERING      AFTER OFFERING
------------------------         ------------------   ----------------   ------------------   --------      --------------
Bausch & Lomb
  Incorporated(4)..............       1,939,586             632,507           1,307,079          4.8%              3.1%
Brown Brothers Harriman &
  Co.(5).......................         587,839             191,697             396,142          1.5                 *
Carlyle High Yield Partners,
  L.P.(5)(3)...................         223,183              72,781             150,402            *                 *
TSI Corporation................         658,945             658,945                  --          1.6                --
TCW Related Entities...........
  TCW/Crescent Mezzaine Trust
    II.........................         111,849              36,474              75,375            *                 *
  TCW/Crescent Mezzaine
    Partners II, L.P...........         461,428             150,474             310,954          1.1                 *
  TCW Leveraged Income Trust,
    L.P........................          53,745              17,526              36,219            *                 *
  TCW Leveraged Income Trust
    II, L.P....................          53,745              17,526              36,219            *                 *
  Crescent/Mach I Partners,
    L.P........................          35,831              11,685              24,146            *                 *
                                     ----------          ----------          ----------        -----             -----
                                        716,598             233,685             482,913          1.8               1.1
James C. Foster(8).............         567,839              50,000             517,839          1.4               1.2
Real H. Renaud(8)..............         145,172              25,000             120,172            *                 *
Dennis R. Shaughnessy(8).......         128,251              20,000             108,251            *                 *
David P. Johst(8)..............         147,831               5,000             142,831            *                 *
Thomas F. Ackerman(8)..........         117,753              20,000              97,753            *                 *
Julia Palm(8)..................          68,876               3,000              65,876            *                 *
Robert Cawthorn(6).............              --                  --                  --           --                --
Stephen D. Chubb(8)............          38,773                  --              38,773            *                --
Thompson Dean(6)...............              --                  --                  --           --
Stephen C. McCluski(4).........       1,939,586             632,507           1,307,079          4.8               3.1
Reid S. Perper(6)..............              --                  --                  --           --                --
Douglas E. Rogers(6)...........              --                  --                  --           --                --
Samuel O. Thier(8).............          21,300                  --              21,300            *                 *
William Waltrip(8).............          38,773                  --              38,773            *                 *
Henry Wendt III(6).............              --                  --                  --           --                --
Christophe Berthoux(7)(8)......          59,043               5,000              54,043            *                 *
Jorg H. Geller(8)..............          56,156               8,000              48,156            *                 *
Charn Lee(8)...................          26,341               5,000              21,341            *                 *
Officers and directors as a
  group........................       3,355,694             773,507           2,582,187          8.3%              6.1%
                                     ==========          ==========          ==========        =====             =====


------------------------------

*   Less than 1%.


(1) See "Relationships and Transactions with Related Parties." The address of each of these investors is 11 Madison Avenue, 16th Floor, New York, New York 10010, except the address of Offshore Partners is John B. Gorsiraweg 14 Willemstad, Curacao, Netherlands Antilles and the address of DLJ Capital Corp., Sprout Capital VIII L.P. and Sprout Venture Capital LP. is 277 Park Avenue, New York, New York 10172.


(2) Includes 1,685,050 shares of common stock underlying currently exercisable warrants owned by DLJMB Funds and affiliates.

(3) Includes 97,363 shares of common stock underlying currently exercisable warrants owned by Carlyle High Yield Partners.

(4) Represents shares beneficially owned by B&L through a wholly owned subsidiary. Mr. McCluski is Senior Vice President and Chief Financial Officer of Bausch & Lomb Incorporated.


(5) Represents shares beneficially owned through wholly owned subsidiaries.



(6) Messrs. Cawthorn, Dean, Perper, Rogers and Wendt are officers of DLJ Merchant Banking, Inc., an affiliate of the DLJMB Funds. Shares shown for Messrs. Cawthorn, Dean, Perper, Rogers and Wendt exclude shares shown as held by the DLJMB Funds, as to which they disclaim beneficial ownership. The address of each of these investors is 11 Madison Avenue, New York, New York 10010.



(7) Vice President, Charles River Europe.



(8) Includes shares of common stock subject to options that are exercisable within 60 days from June 18, 2001.

              RELATIONSHIPS AND TRANSACTIONS WITH RELATED PARTIES

FINANCIAL ADVISORY FEES AND AGREEMENTS

    Donaldson, Lufkin & Jenrette Securities Corporation, an affiliate of each of the DLJMB Funds and Credit Suisse First Boston Corporation, received customary fees and expense reimbursement for its services as financial advisor for the recapitalization and as the initial purchaser of the units. DLJ Capital Funding, an affiliate of each of the DLJMB Funds and Credit Suisse First Boston Corporation, received customary fees and reimbursement of expenses in connection with the arrangement and syndication of our credit facility and as a lender under the facility. The aggregate amount of all fees paid to the DLJ entities in connection with the recapitalization and the related financing was approximately $13.2 million plus out-of-pocket expenses. We paid a fee to the lenders under our existing credit facility, including DLJ Capital Funding, in connection with amendments to that facility and to DLJ Capital Funding for an irrevocable commitment to provide us with a new credit facility. Credit Suisse First Boston, New York branch, is an affiliate of DLJ Capital Funding and has assumed such commitment to provide us with a new credit facility. The aggregate fees payable to DLJ Capital Funding in connection with such consent and commitment were approximately $1.1 million. DLJ Securities Corporation, whose corporate parent was recently acquired by Credit Suisse Group, of which Credit Suisse First Boston Corporation is an indirect subsidiary, was an underwriter in our initial public offering and the follow on offering in March, 2001 and received customary fees of approximately $7.8 million, and DLJDIRECT, Inc., an affiliate of DLJ Securities Corporation and Credit Suisse First Boston Corporation, was an underwriter and received fees of approximately $0.11 million. We also paid a premium of approximately $24.5 million to DLJMB and other investors for early repayment of our senior discount debentures due 2010. Credit Suisse First Boston Corporation is acting as a managing underwriter in this offering and will receive the fees and expense reimbursement described under "Underwriting" for its services.

    Under the investors' agreement described below, for a period of five years from the date of the investors' agreement, we have agreed to engage Credit Suisse First Boston Corporation or its affiliates as our exclusive financial and investment banking advisor. We expect that Credit Suisse First Boston Corporation or such affiliate will receive customary fees for such services rendered and will be entitled to reimbursement for all reasonable disbursements and out-of-pocket expenses incurred in connection with any such engagement. We expect that any such arrangement will include provisions for the indemnification of Credit Suisse First Boston Corporation against some liabilities, including liabilities under the federal securities laws.

CRL ACQUISITION LLC

    Effective June 21, 2000, our current stockholders, including CRL Acquisition LLC, transferred all of their shares to us in exchange for newly issued shares of our common stock. Each old share was exchanged for 1.927 new shares. Immediately thereafter as part of that transaction and prior to our initial public offering, CRL Acquisition LLC terminated its existence as a corporation for tax purposes distributed a substantial portion of these shares to its limited liability company unit holders.

INVESTORS' AGREEMENT

    Our company, CRL Acquisition LLC, CRL Holdings, Inc. (a subsidiary of B&L), management and other of our investors are parties to an investors' agreement entered into in connection with the recapitalization and amended on June 20, 2000. The investors' agreement provides, among other things, that any person acquiring shares of our common stock who is required by the investors' agreement or by any other agreement or plan of our company to become a party to the investors' agreement will execute an agreement to be bound by the investors' agreement.

    The terms of the investors' agreement restrict transfers of the shares of our common stock by CRL Holdings Inc., management and some other investors and some future shareholders. The agreement provides for, among other things:

    - the ability of some shareholders to participate in particular sales of our shares;

    - the ability of DLJMB Funds or CRL Acquisition LLC to require the other shareholders to sell shares of our common stock held by them in particular circumstances if the DLJMB Funds or CRL Acquisition LLC choose to sell shares owned by them;

    - some registration rights with respect to shares of our common stock, including rights to indemnification against some liabilities, including liabilities under the Securities Act; and

    - pre-emptive rights of all the parties, other than CRL Acquisition LLC and its permitted transferees, to acquire its pre-emptive portion of our common stock in particular instances when we propose to issue common stock.

    The investors' agreement also provides that our Board of Directors will consist of at least nine but no more than 12 members, seven of whom (including the chairman) will be appointed by DLJ Merchant Banking Partners II, L.P. for so long as the aggregate number of shares of our common stock held by the DLJMB Funds is at least 10% of the initial aggregate number of shares purchased by the DLJMB Funds in the recapitalization. The investors' agreement also provides that B&L CRL, Inc. has the right to appoint one director and that the chief executive officer appointed by the board will serve as a director.

TRANSACTIONS WITH OFFICERS AND DIRECTORS

    In connection with the recapitalization, some of our officers purchased units of CRL Acquisition LLC, some of whom also borrowed funds up to a maximum aggregate amount of $1.3 million from DLJ Inc. secured by their units. James C. Foster borrowed $300,000 and each of Real H. Renaud, Thomas F. Ackerman and Dennis R. Shaughnessy borrowed $200,000. Two weeks after the consummation of the recapitalization, the loans matured and were repaid. Following the repayment, the officers borrowed the following amounts from us: Mr. Foster ($300,000), Mr. Renaud ($150,000), Mr. Shaughnessy ($175,000) and Mr. Ackerman ($175,000).
The loans mature in 10 years and interest accrues at 6.75%, the applicable federal rate. Each loan is fully recourse to the officer. Each note accelerates upon the termination of the borrower's employment with us for any reason.

REPAYMENT OF NOTES AND DEBENTURES

    In the third quarter of 2000 we repaid to Bausch & Lomb $46,884,000 in subordinated discount notes which were issued in connection with the recapitalization transaction. In addition, also in the third quarter of 2000, we repaid a total of $66,792,000 (including a $24,444,000 premium for early extinguishment) to the DLJMB funds to extinguish senior discount debentures issued in connection with the recapitalization.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL MATTERS

    Upon completion of this offering, the total amount of our authorized capital stock will consist of 120,000,000 shares of common stock, $.01 par value per share, and 20,000,000 shares of preferred stock to be issued from time to time in one or more series, with such designations, powers, preferences, rights, qualifications, limitations and restrictions as our board of directors may determine. As of March 31, 2001, we had outstanding 40,127,642 shares of common stock and no shares of preferred stock.

    After giving effect to this offering, we will have 42,207,333 shares of common stock outstanding and no other shares of any series of preferred stock outstanding. As of March 31, 2001, we had outstanding options to purchase 2,232,822 shares of our common stock, of which 662,451 were currently exercisable. The following summary of provisions of our capital stock describes all material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, our restated certificate of incorporation and our amended and restated by-laws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable law.

COMMON STOCK

    The issued and outstanding shares of common stock are, and the shares of common stock to be issued by us in connection with the offering will be, validly issued, fully paid and nonassessable. Holders of our common stock are entitled to share equally, share for share, if dividends are declared on our common stock, whether payable in cash, property or our securities. The shares of common stock are not convertible and the holders thereof have no preemptive or subscription rights to purchase any of our securities. Upon liquidation, dissolution or winding up of our company, the holders of common stock are entitled to share equally, share for share, in our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of any series of preferred stock then outstanding. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting. Except as otherwise required by law or the restated certificate, the holders of common stock vote together as a single class on all matters submitted to a vote of stockholders.

    Our common stock is listed on the New York Stock Exchange under the symbol "CRL."

PREFERRED STOCK

    Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, our board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of common stock.

    We have no current intention to issue any of our unissued, authorized shares of preferred stock. However, the issuance of any shares of preferred stock in the future could adversely affect the rights of the holders of common stock.

WARRANTS

    As of March 31, 2001, we had outstanding warrants to purchase 1,139,551 shares of common stock at an exercise price of $5.19 per share, subject to customary antidilution adjustment. The warrants are exercisable at any time on or after October 21, 2001. Unless exercised, the warrants will automatically expire at 5:00 p.m., New York City time, on October 1, 2009. The warrant agreement related to these warrants contains an error in that it fails to provide that the warrants cannot be exercised prior to October 21, 2001. We have notified the warrant agent of this error and instructed it not to permit exercises prior to October 21, 2001. Nonetheless, we cannot assure you that a holder of these warrants could not successfully exercise these warrants prior to October 21, 2001.

    As of March 31, 2001, we also had outstanding warrants to purchase 1,782,436 shares of common stock at an exercise price of not less than $0.01 per share subject to customary antidilution provisions (which differ in some respects from those contained in the above warrants) and other customary terms. These warrants are exercisable at any time prior to 5:00 p.m., New York City time, on April 1, 2010.

REGISTRATION RIGHTS

    Pursuant to the Investors' Agreement, we granted holders of approximately 17,000,000 shares of our common stock demand registration rights to cause us to file a registration statement under the Securities Act covering resales of their shares. In addition, in connection with our acquisition of PAI and our acquisition of Primedica, we have granted the sellers registration rights with respect to shares of common stock issuable in connection with such acquisitions. We also have granted holders of approximately 23,600,000 shares of our common stock "piggyback" registration rights to include their shares in a registration of securities by us, subject to the right of the managing underwriter of the offering to exclude some or all of the shares if and to the extent their inclusion would adversely affect the marketing of the shares being offered by us. The DLJMB Funds are entitled to particular registration rights related to their warrants. We have agreed to indemnify all holders whose shares are registered pursuant to exercise of these rights against specified liabilities, including liabilities under the Securities Act, and to pay their expenses in connection with these registrations.

PROVISIONS OF DELAWARE LAW GOVERNING BUSINESS COMBINATIONS

    We are subject to the "business combination" provisions of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless:

    - the transaction is approved by the board of directors prior to the date the "interested stockholder" obtained such status;

    - upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    - on or subsequent to such date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder."

    A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns 15% or more of a corporation's voting stock or within three years did own 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts.

CHARTER AND BYLAW PROVISIONS RELATING TO CHANGES IN CONTROL

    Our Certificate of Incorporation and Bylaws contain provisions that could have the effect of delaying, deterring, or preventing the acquisition of control of us by means of tender offer, open market purchases, proxy contest or otherwise. Set forth below is a description of those provisions.

    SPECIAL MEETINGS OF STOCKHOLDERS. Our Certificate of Incorporation provides that special meetings of stockholders may be called only by (1) the Chairman of the Board of Directors, (2) the Chief Executive Officer (or, if there is no Chief Executive Officer, the President) or (3) by the Board of Directors, pursuant to a written resolution passed by a majority of the total number of directors then in office. Stockholders are not permitted to call a special meeting or to require that the Board of Directors call a special meeting. The business permitted to be conducted at any special meeting of stockholders is limited to matters relating to the purposes stated in the notice of meeting. Accordingly, a stockholder could not force stockholder consideration of a proposal over the opposition of the Board of Directors by calling a special meeting of stockholders prior to the next annual meeting or prior to such time that the Board of Directors believes such consideration to be appropriate. This change limits a potential acquirer's ability to choose an advantageous time to launch a takeover bid.

    NO ACTION BY STOCKHOLDER CONSENT. Our bylaws provide that actions required or permitted to be taken at any annual or special meeting of the stockholders may not be taken by written consent of the stockholders. This provision prevents the holders of the requisite voting power of our common stock from using the written consent procedure to take stockholder action without a meeting. This provision may effectively deter or delay certain actions by a person or a group acquiring a substantial percentage of our stock, even though such actions might be desired by, or be beneficial to, the holders of a majority of our common stock.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Our restated certificate of incorporation limits the liability of directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, our restated certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by such law. We are entering into indemnification agreements with our current directors and executive officers prior to the completion of the offering and expect to enter into a similar agreement with any new directors or executive officers. We expect to obtain directors' and officers' insurance prior to the completion of this offering.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

    The sale of a substantial amount of our common stock in the public market after this offering could adversely affect the prevailing market price of our common stock and our ability to raise equity capital in the future.


    Upon completion of this offering, we will have outstanding an aggregate of 42,207,333 shares of our common stock, assuming no exercise of outstanding options and warrants. Of these shares, all shares previously sold in registered offerings, including the 16,100,000 shares sold in our initial public offering, 8,050,000 in the follow on offering, and all of the shares sold in this offering, will be freely tradable without restriction or further registration under the Securities Act, unless the shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. Any shares purchased by an affiliate may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including an exemption under Rule 144 of the Securities Act. The remaining shares of common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. These restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. These rules are summarized below.



    In connection with this offering, persons owning an aggregate of 11,808,409 shares of our common stock after this offering have agreed with the underwriters that, subject to exceptions, they will not sell or dispose of any of their shares for 90 days after the date of this prospectus. Credit Suisse First Boston Corporation may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to such restrictions. The shares of common stock outstanding upon closing of this offering will be available for sale in the public market as follows:



     APPROXIMATE
   NUMBER OF SHARES                             DESCRIPTION
   ----------------                             -----------
      30,398,924        After the date of this prospectus, including 8,000,000
                        freely tradable shares sold in this offering.
      11,808,409        After 90 days from the date of this prospectus, the lock-up period will expire and these shares will be saleable under
                        Rule 144 (subject, in some cases, to volume limitations).


    In addition, after the offering there will be outstanding options to purchase 2,147,896 shares of common stock and outstanding warrants to purchase an aggregate of 2,921,987 shares of common stock. In addition, in connection with our acquisition of PAI we issued a note convertible into 128,315 common shares.

LOCK-UP AGREEMENTS

    We, our executive officers, directors, and certain of our existing stockholders and optionholders have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of our common stock for a period of 90 days after the date of this prospectus without the prior written consent of Credit Suisse First Boston Corporation, except, in the case of the company, for the shares of common stock to be issued in connection with the offering or pursuant to employee benefit plans existing on the date of this prospectus or sales or dispositions to our company, permitted transfers to related parties that agree to be bound by the foregoing restrictions, and permitted sales of shares acquired in the open market following the completion of the offering. During this period we may grant stock awards under the 1999 management incentive plan, 2000 incentive plan and 2000 directors stock plan and we may also issue shares of common stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof and in connection with acquisitions.

RULE 144

    In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of our common stock for at least one year from the later of the date those shares of common stock were acquired from us or from an affiliate of ours would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - one percent of the number of shares of common stock then outstanding, which will equal approximately 402,073 shares prior to this offering and 422,073 shares immediately after this offering; or

    - the average weekly trading volume of the common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale of any shares of common stock.

    The sales of any shares of common stock under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(K)

    Under Rule 144(k), a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years from the later of the date such shares of common stock were acquired from us or from an affiliate of ours, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted pursuant to the lock-up agreements or otherwise, those shares may be sold immediately upon the completion of this offering.

RULE 701

    In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases shares from us in connection with a compensatory stock plan or other written agreement is eligible to resell those shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

    No precise prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. We are unable to estimate the number of our shares that may be sold in the public market pursuant to Rule 144 or Rule 701 because this will depend on the market price of our common stock, the personal circumstances of the sellers and other factors. Nevertheless, sales of significant amounts of our common stock in the public market could adversely affect the market price of our common stock.

STOCK PLANS

    We have filed a registration statement under the Securities Act covering 5,673,384 shares of common stock reserved for issuance under our 2000 incentive plan, 1999 management incentive plan and 2000 directors stock plan.

    As of March 31, 2001, there were options to purchase 1,716,697 shares outstanding under our 1999 management incentive plan, 456,125 options outstanding under our 2000 management incentive plan and 60,000 options under our 2000 directors stock plan. All of these shares will be eligible for sale in the public market from time to time, subject to vesting provisions, Rule 144 volume limitations applicable to our affiliates and, in the case of some of the options, the expiration of lock-up agreements and the investors' agreement.

              CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS FOR
                   NON-UNITED STATES HOLDERS OF COMMON STOCK

    The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. holder. In general, a non-U.S. holder is:

    - an individual who is a nonresident alien of the U.S.;

    - a corporation or other entity taxed as a corporation organized or created under non-U.S. law;

    - an estate that is not taxable in the U.S. on its worldwide income; or

    - a trust that is either not subject to primary supervision over its administration by a U.S. court or not subject to the control of a U.S. person with respect to substantial trust decisions.

    If a partnership holds common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding common stock, we suggest that you consult your tax advisor.

    If you are an individual, you may, in many cases, be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens.

    This discussion is based on the Internal Revenue Code of 1986, as amended (the "CODE") and administrative interpretations of the Code as of the date of this prospectus, all of which are subject to change, including changes with retroactive effect.

    This discussion does not address all aspects of U.S. federal taxation, and in particular is limited in the ways that follow:

    - the discussion assumes that you hold your common stock as a capital asset and that you do not have a special tax status.

    - the discussion does not consider tax consequences that depend upon your particular tax situation in addition to your ownership of the common stock.

    - the discussion does not consider special tax provisions that may be applicable to you if you have relinquished U.S. citizenship or residence.

    - the discussion does not cover state, local or foreign law, and

    - we have not requested a ruling from the Internal Revenue Service ("IRS") on the tax consequences of owning the common stock. As a result, the IRS could disagree with portions of this discussion.

    Each prospective purchaser of common stock is advised to consult a tax advisor with respect to current and possible future tax consequences of purchasing, owning and disposing of our common stock as well as any tax consequences that may arise under the laws of any United States state, municipality or other taxing jurisdiction.

DISTRIBUTIONS

    Distributions paid on the shares of common stock generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of any distributions exceeds our current and accumulated earnings and profits for a taxable year, the distribution first will be treated as a tax-free return of your basis in the shares of common stock, causing a reduction in the adjusted basis of the common stock, and the balance in excess of adjusted basis will be taxed as capital gain recognized on a disposition of the common stock (as discussed below).

    As discussed under "Common Stock Price Ranges and Dividends," we do not currently expect to pay dividends. In the event that we do pay dividends, subject to the discussion below, dividends paid to a non-U.S. holder of common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. A non-U.S. holder generally must file IRS Form W-8BEN to certify its entitlement to the benefit of a reduced rate of withholding under an income tax treaty. If common stock is held through a foreign partnership or a foreign intermediary, the partnership or intermediary, as well as the partners or beneficial owners, may need to meet certification requirements.

    The withholding tax does not apply to dividends paid to a non-U.S. holder that provides a Form W-8ECI certifying that the dividends are effectively connected with the non-U.S. holder's conduct of a trade or business within the United States. Instead, the effectively connected dividends generally will be subject to regular U.S. income tax as if the non-U.S. holders were a U.S. resident. If the non-U.S. holder is eligible for the benefits of a tax treaty between the U.S. and the holder's country of residence, any effectively connected income will be subject to U.S. federal income tax only if it is attributable to a permanent establishment in the U.S. maintained by the holder and such treaty-based tax position is disclosed to the IRS. A non-U.S. corporation receiving effectively connected dividends also may be subject to an additional "branch profits tax" imposed at a rate of 30% (or a lower treaty rate) on an earnings amount that is net of the regular tax.

    You may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund along with the required information with the IRS.

GAIN ON DISPOSITION OF COMMON STOCK

    A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of common stock unless:

    - the gain is effectively connected with the trade or business of the non-U.S. holder in the United States and, if certain tax treaties apply, is attributable to a permanent establishment in the U.S. maintained by such holder;

    - in the case of certain non-U.S. holders who are non-resident alien individuals and hold the common stock as a capital asset, the individuals are present in the United States for 183 or more days in the taxable year of the disposition and certain conditions are met; or

    - we are or have been a U.S. real property holding corporation at any time within the five-year period preceding the disposition or during the non-U.S. holder's holding period, whichever period is shorter.

    The tax relating to stock in a U.S. real property holding corporation does not apply to a non-U.S. holder whose holdings, actual and constructive, at all times during the applicable period, amount to 5% or less of the common stock of a U.S. real property holding corporation, provided that the common stock is regularly traded on an established securities market. Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests, as defined in the code and applicable regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We may be, or may prior to a non-U.S. holder's disposition of common stock become, a U.S. real property holding corporation.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

    We must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount of any tax withheld. A similar report is sent to the non-U.S. holder. Under tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence. A non-U.S. holder will generally be required to certify its non-U.S. status in order to avoid backup withholding on dividends.

    U.S. information reporting and backup withholding generally will not apply to a payment of proceeds of a disposition of common stock where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. However, information reporting requirements, but not backup withholding, generally will apply to such a payment if the broker is:

    - a U.S. person;

    - a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S.;

    - a controlled foreign corporation as defined in the Code; or

    - a foreign partnership with certain U.S. connections.

    Information reporting requirements will not apply in the above cases if the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met or the holder otherwise establishes an exemption.

    A non-U.S. holder will be required to certify its non-U.S. status, in order to avoid information reporting and backup withholding on disposition proceeds, where the transaction is effected by or through a U.S. office of a broker.

    Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. When withholding results in an overpayment of taxes, a refund may be obtained if the required information is furnished to the IRS.

FEDERAL ESTATE TAX

    An individual non-U.S. holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in the common stock will be required to include the value of the stock in his gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

    THE FOREGOING DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES OF THE OWNERSHIP, SALE OR OTHER DISPOSITION OF COMMON STOCK BY NON-U.S. HOLDERS. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF OWNERSHIP AND DISPOSITION OF COMMON STOCK, INCLUDING THE EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, AND ANY APPLICABLE INCOME OR ESTATE TAX TREATIES.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in an underwriting
agreement dated July   , 2001, we and the selling stockholders have agreed to
sell to the underwriters named below, for whom Credit Suisse First Boston Corporation, Lehman Brothers Inc., SG Cowen Securities Corporation and U.S. Bancorp Piper Jaffray Inc. are acting as representatives, the following respective numbers of shares of common stock:


UNDERWRITERS:                                                 NUMBER OF SHARES
-------------                                                 ----------------
Credit Suisse First Boston Corporation......................
Lehman Brothers Inc. .......................................
SG Cowen Securities Corporation.............................
U.S. Bancorp Piper Jaffray Inc. ............................
                                                                 ---------
  Total.....................................................     8,000,000
                                                                 =========


    The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

    The selling stockholders have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 1,200,000 additional shares from the selling stockholders at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock and the shares to be sold pursuant to the overallotment option will be allocated pro rata among the selling stockholders.

    The underwriters propose to offer the shares of common stock at the public offering price on the cover page of this prospectus and to selling group members
at that price less a selling concession of $      per share. The underwriters
and selling group members may allow a discount of $      per share on sales to
other broker/dealers. After the public offering, the representatives may change the public offering price and concession and discount to broker/dealers.

    The following table summarizes the compensation and estimated expenses we and the selling stockholders will pay:

                                                             PER SHARE                      TOTAL
                                                     --------------------------   --------------------------
                                                     WITHOUT OVER-   WITH OVER-   WITHOUT OVER-   WITH OVER-
                                                       ALLOTMENT     ALLOTMENT      ALLOTMENT     ALLOTMENT
                                                     -------------   ----------   -------------   ----------
Underwriting discounts and commissions paid by
  us...............................................      $             $              $             $
Expenses payable by us.............................      $             $              $             $
Underwriting discounts and commissions paid by
  selling stockholders.............................      $             $              $             $
Expenses payable by the selling stockholders.......      $   --        $   --         $   --        $   --

    The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    Credit Suisse First Boston Corporation, one of the underwriters, may be deemed to be our affiliate. The offering, therefore, is being conducted in accordance with the applicable provisions of

Rule 2720 of the National Association of Securities Dealers, Inc.--Conduct Rules. Credit Suisse First Boston Corporation and certain of its affiliates have the right to designate certain members of our Board of Directors. See "Relationships and Transactions with Related Parties--Investors' Agreement."

    We have agreed that we will not offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 (the "Securities Act") relating to any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 90 days after the date of this prospectus. However, during this period we may grant stock awards under the 1999 management incentive plan, 2000 incentive plan and 2000 directors stock plan and we may also issue shares of common stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof and in connection with acquisitions.

    Our officers and directors and certain of our existing stockholders and option holders have agreed, subject to certain limited exceptions, that they will not offer, sell, contract to sell or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 90 days after the date of this prospectus.

    We and the selling stockholders have agreed to indemnify the underwriters against liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in that respect.

    In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

    - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

    - Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

    - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

    - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.


    Credit Suisse First Boston Corporation is an affiliate of the DLJMB Funds, which will beneficially own approximately 19.9% of our outstanding common stock after this offering and has the right to appoint seven members to the board of directors. Credit Suisse First Boston Corporation is also an affiliate of DLJ Capital Funding, which served as the manager and syndication agent under our existing credit facility. Credit Suisse First Boston, New York branch, now serves in that capacity in lieu of DLJ Capital Funding. In connection with the offering, a portion of the proceeds may be used to repay indebtedness under the credit facility of which approximately $5.5 million of the currently outstanding amount is held by Credit Suisse First Boston, New York branch. A portion of the proceeds may also be used to repurchase other indebtedness in open market transactions initiated by holders of our other indebtedness. In accordance with NASD Rule 2720(d)(2), this offering is being made by affiliates of Credit Suisse First Boston Corporation. See "Relationships and Transactions with Related Parties."


    A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations. Credit Suisse First Boston Corporation may effect an on-line distribution through its affiliate CSFBDIRECT Inc., an on-line broker dealer, as a selling group member.

                                 LEGAL MATTERS

    The validity of the shares of our common stock offered hereby will be passed upon for us by Davis Polk & Wardwell, New York, New York. Certain legal matters will be passed upon for the underwriters by Latham & Watkins, New York, New York.

                                    EXPERTS

    The consolidated financial statements of Charles River Laboratories International, Inc. as of December 30, 2000 and December 25, 1999 and for each of the three years in the period ended December 30, 2000 included in this prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common stock to be sold in this offering. This prospectus does not contain all the information included in the registration statement and the related exhibits and schedules. You will find additional information about us and our common stock in the registration statement. The registration statement and the related exhibits and schedules may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington,

D.C. 20549, and at the public reference facilities of the SEC's Regional
Offices: New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of this material may also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You can obtain information on the operation of the public reference facilities by calling 1-800-SEC-0330. The SEC also maintains a site on the World Wide Web (http: // www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC. Statements made in this prospectus about legal documents may not necessarily be complete and you should read the documents which are filed as exhibits or schedules to the registration statement or otherwise filed with the SEC.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you directly to those documents. The information incorporated by reference is considered to be part of this prospectus. In addition, information we file with the SEC in the future will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement. We incorporate by reference the documents listed below, each of which is filed under SEC File No. 001-15943, and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities we are offering:

    - Our annual report on Form 10-K for the year ended December 30, 2000;

    - Our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2001;

    - Our current reports on Form 8-K dated January 9, 2001, February 15, 2001, February 28, 2001, as amended by Form 8-K/As, dated March 12, 2001;

    - Our annual proxy statement on Schedule 14A filed April 6, 2001.

    We will provide free copies of any of those documents, if you write or telephone us at: 251 Ballardvale Street, Wilmington, Massachusetts, 01887,
(978) 658-6000.

       INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

                                                                PAGE
                                                              --------
Introduction to Unaudited Pro Forma Condensed Consolidated
  Financial Data............................................    P-2

CHARLES RIVER LABORATORIES INTERNATIONAL, INC. AND
  SUBSIDIARIES
Unaudited Pro Forma Condensed Consolidated Statement of
  Income for the Year Ended December 30, 2000...............    P-3

Notes to Unaudited Pro Forma Condensed Consolidated
  Statement of Income for the Year Ended December 30,
  2000......................................................    P-4

Unaudited Pro Forma Condensed Consolidated Statement of
  Income for the Three Months Ended March 31, 2000..........    P-5

Notes to Unaudited Pro Forma Condensed Consolidated
  Statement of Income for the Three Months Ended March 31,
  2001......................................................    P-6

                 INTRODUCTION TO UNAUDITED PRO FORMA CONDENSED
                          CONSOLIDATED FINANCIAL DATA

    On June 28, 2000 we consummated an initial public offering (the "IPO") of 14,000,000 shares of our common stock at a price of $16.00 per share. We issued an additional 2,100,000 shares of common stock on July 6, 2000 upon the exercise of the over-allotment option by the underwriters. Proceeds from the offering were used to repay a portion of the debt we incurred in connection with the recapitalization. Our common stock is listed on the New York Stock exchange under the symbol "CRL".

    On March 21, 2001, we consummated a public offering (the "follow on offering") of 8,050,000 shares of common stock, at a price of $19.00 per share, of which 4,550,000 shares of common stock, which included the exercise of the underwriters' over-allotment option of 1,050,000, were sold by existing shareholders. We received net proceeds of approximately $62.2 million which, as of March 31, 2001, we had used to repay $12.0 million of our bank debt. The remaining proceeds will be used to further repay existing indebtedness.

    The following unaudited pro forma condensed consolidated financial data of the Company is based upon historical consolidated financial statements of the Company as adjusted to give effect to the impact of the transactions described above. The unaudited pro forma condensed consolidated statement of income for the year ended December 30, 2000, gives effect to the IPO and follow on offering and the associated use of proceeds, as if these offerings had occurred at the beginning of the fiscal 2000 year. The unaudited pro forma condensed consolidated statement of income for the three months ended March 31, 2001 gives effect to the follow on offering and the associated use of proceeds as of March 31, 2001, as if these transactions had occurred at the beginning of the period presented.

    The pro forma adjustments are based on estimates, available information and assumptions and may be revised as additional information becomes available. The unaudited pro forma condensed consolidated financial data do not purport to represent what the Company's combined results of operations would actually have been if the above transactions and the offering had occurred on the dates indicated and are not necessarily representative of the Company's combined results of operations for any future period. The unaudited pro forma condensed consolidated statements of income should be read in conjunction with our consolidated financial statements and the notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial information incorporated by reference in this prospectus.

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                         UNAUDITED PRO FORMA CONDENSED
                        CONSOLIDATED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 30, 2000

          (DOLLARS IN THOUSANDS EXCEPT FOR EARNINGS PER SHARE AMOUNTS)

                                                                              FOLLOW ON
                                          COMPANY           IPO               OFFERING
                                         HISTORICAL   ADJUSTMENTS (A)      ADJUSTMENTS (D)      PRO FORMA
                                         ----------   ---------------      ---------------      ----------
Net sales related to products..........  $  229,217       $    --              $   --           $  229,217
Net sales related to services..........      77,368                                                 77,368
                                         ----------       -------              ------           ----------
  Total net sales......................     306,585            --                  --              306,585
Cost of products sold..................     136,161                                                136,161
Cost of services provided..............      50,493                                                 50,493
Selling, general & administrative
  expenses.............................      51,204                                                 51,204
Amortization of goodwill
  &intangibles.........................       3,666                                                  3,666
                                         ----------       -------              ------           ----------
  Operating Income.....................      65,061            --                  --               65,061
Interest income........................       1,644                                                  1,644
Other income and expense...............         390                                                    390
Interest expense.......................     (40,691)       17,368 (b)           1,033 (e)          (22,290)
(Loss) from foreign currency, net......        (319)                                                  (319)
                                         ----------       -------              ------           ----------
  Income before income taxes, minority
    interests, earnings from equity
    investments and extraordinary
    item...............................      26,085        17,368               1,033               44,486
Provision for income taxes.............       7,837         6,720 (c)             400 (f)           14,957
                                         ----------       -------              ------           ----------
  Income before minority interests,
    earnings from equity investments
    and extraordinary item.............      18,248        10,648                 633               29,529
Minority interests.....................      (1,396)                                                (1,396)
Earnings from equity investments.......       1,025                                                  1,025
                                         ----------       -------              ------           ----------
  Earnings before extraordinary item...  $   17,877       $10,648              $  633           $   29,158
                                         ==========       =======              ======           ==========
Earnings per common share before
  extraordinary item
  Basic................................  $     0.64                                             $     0.74
  Diluted..............................  $     0.56                                             $     0.67
Shares outstanding
  Basic................................  27,737,677                                             39,420,369
  Diluted..............................  31,734,354                                             43,417,046

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED

                        CONSOLIDATED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 30, 2000

                             (DOLLARS IN THOUSANDS)

ADJUSTMENTS

    (a) This column gives effect to the Company's June 28, 2000 IPO as if it occurred on December 26, 1999. The Company sold 16,100,000 shares of its common stock including the exercise of the underwriter's over allotment option of 2,100,000 shares at a price of $16.00 per share. The net proceeds of $235,964 were used to repay a portion of the Company's indebtedness as described in Note 2 to the consolidated financial statements for the year ended December 30, 2000, contained elsewhere in this prospectus.

    (b) The reduction to interest expense reflects the benefit that will be achieved as a result of the redemption of a portion of the senior subordinated notes and repayment of debt, along with the associated benefit related to the reduced amortization of the deferred financing costs and the discounts on the redeemed senior subordinated notes and the senior discount debentures.

    (c) Reflects the tax effect of the reduction in interest expense as described above.

    (d) This column gives effect to the Company's March 21, 2001 follow on offering and the associated use of proceeds as of March 31, 2001 as if these transactions occurred on December 26, 1999. The Company sold 3,500,000 shares of its common stock at a price of $19.00 per share and received net proceeds of $62,222. As of March 31, 2001, the Company had used a portion of the net proceeds to repay $12,000 of term debt.

    (e) The reduction of interest expense reflects the benefit that will be achieved as a result of repaying $12,000 of term debt along with the associated benefit related to the reduced amortization of deferred financing costs.

    (f) Reflects the tax effect of the reduction in interest expense as described above.

EXTRAORDINARY ITEMS

    The extraordinary loss of $30,051 computed as if the IPO had occurred on December 26, 1999 results from:

     (i) the estimated premiums related to the senior subordinated notes redeemed ($7,088) and the early extinguishment of the senior discount debentures ($24,444);

     (ii) the $5,698 write off of deferred financing costs related to the senior subordinated notes and senior discount debentures to be redeemed, and the portions of the term loan A and term loan B to be repaid from the proceeds of the offering;

    (iii) the write off of the discounts related to the redeemed senior subordinated notes ($726) and the senior discount debentures ($8,276); and

     (iv) the tax benefits associated with the above extraordinary loss which are estimated to be $16,181.

    The extraordinary loss of $248 computed as if the follow on offering had occurred on December 26, 1999 results from a $381 write-off of deferred financing costs related to the term debt repaid from the proceeds from the follow on offering, and an associated tax benefit of $133.

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                         UNAUDITED PRO FORMA CONDENSED

                        CONSOLIDATED STATEMENT OF INCOME

                   FOR THE THREE MONTHS ENDED MARCH 31, 2001

          (DOLLARS IN THOUSANDS EXCEPT FOR EARNINGS PER-SHARE AMOUNTS)

                                                                     FOLLOW ON
                                                       COMPANY        OFFERING
                                                     HISTORICAL    ADJUSTMENTS(A)       PRO FORMA
                                                     -----------   --------------      -----------
Net sales related to products......................  $   62,078     $        --        $    62,078
Net sales related to services......................      36,953                             36,953
                                                     -----------    -----------        -----------
  Total net sales..................................      99,031              --             99,031
Cost of products sold..............................      36,418                             36,418
Cost of services provided..........................      25,951                             25,951
Selling, general & administrative expenses.........      15,460                             15,460
Amortization of goodwill & intangibles.............       1,828                              1,828
                                                     -----------    -----------        -----------
  Operating income.................................      19,374              --             19,374
Interest income....................................         253                                253
Other income and expense...........................         555                                555
Interest expense...................................      (6,958)            284 (b)         (6,674)
                                                     -----------    -----------        -----------
  Income before income taxes, minority interests,
    earnings from equity investments and
    extraordinary item.............................      13,224             284             13,508
Provision for income taxes.........................       5,555             110 (c)          5,665
                                                     -----------    -----------        -----------
  Income before minority interests, earnings from
    equity investments and extraordinary item......       7,669             174              7,843
Minority interests.................................        (564)                              (564)
Earnings from equity investments...................          83                                 83
                                                     -----------    -----------        -----------
  Earnings before extraordinary item...............  $    7,188     $       174        $     7,362
                                                     ===========    ===========        ===========

Earnings per common share before extraordinary item
  Basic............................................  $     0.20                        $      0.19
  Diluted..........................................  $     0.18                        $      0.17

Shares outstanding
  Basic............................................  36,582,532                         39,659,455
  Diluted..........................................  40,287,045                         43,363,968

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                        CONSOLIDATED STATEMENT OF INCOME

                   FOR THE THREE MONTHS ENDED MARCH 31, 2001

                             (DOLLARS IN THOUSANDS)

ADJUSTMENTS

    (a) This column gives effect to the March 21, 2001 follow on offering and the associated use of proceeds as of March 31, 2001, as if these transactions had occurred on December 31, 2000.

    (b) The reduction to interest expense reflects the benefit that will be achieved as a result of repaying $12,000 of term debt, along with the reduced amortization of deferred financing costs.

    (c) Reflects the tax effect of the reduction in interest expense described above.

EXTRAORDINARY ITEM

    The extraordinary loss of $248 computed as if the follow on offering occurred on December 31, 2000 results from the $381 write off of deferred financing costs related to the term debt repaid from the proceeds of the follow on offering, and an associated tax benefit of $133.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
Report of Independent Accountants...........................     F-2
Consolidated Statements of Operations for the years ended
  December 26, 1998, December 25, 1999 and December 30,
  2000......................................................     F-3
Consolidated Balance Sheets as of December 25, 1999 and
  December 30, 2000.........................................     F-4
Consolidated Statements of Cash Flows for the years ended
  December 26, 1998, December 25, 1999 and December 30,
  2000......................................................     F-5
Consolidated Statements of Changes in Shareholders' Equity
  for the years ended December 27, 1997, December 26, 1998,
  December 25, 1999, and December 30, 2000..................     F-6
Notes to Consolidated Financial Statements..................     F-7
Condensed Consolidated Statements of Income (Unaudited) for
  the three months ended March 25, 2000 and March 31,
  2001......................................................    F-36
Condensed Consolidated Balance Sheets (Unaudited) as of
  December 30, 2000 and March 31, 2001......................    F-37
Condensed Consolidated Statements of Cash Flows (Unaudited)
  as of March 25, 2000 and March 31, 2001...................    F-38
Notes to Unaudited Condensed Consolidated Interim Financial
  Statements................................................    F-39

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Charles River Laboratories International, Inc.

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, changes in shareholders' equity and cash flows present fairly, in all material respects, the financial position of Charles River Laboratories International, Inc. and its subsidiaries (the "Company") at December 30, 2000 and December 25, 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 30, 2000, in conformity with accounting principles generally accepted in the United States. In addition, in our opinion, the financial statement schedules appearing as Exhibit 99.1 present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and the financial statement schedules are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and the financial statement schedules based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
Boston, Massachusetts
February 9, 2001

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                             (DOLLARS IN THOUSANDS)

                                                                      FISCAL YEAR ENDED
                                                          ------------------------------------------
                                                          DECEMBER 26,   DECEMBER 25,   DECEMBER 30,
                                                              1998           1999           2000
                                                          ------------   ------------   ------------
Net sales related to products...........................   $  181,137     $  192,406     $  229,217
Net sales related to services...........................       23,924         39,007         77,368
                                                           ----------     ----------     ----------
Total net sales.........................................      205,061        231,413        306,585
Costs and expenses
  Cost of products sold.................................      118,906        121,065        136,161
  Cost of services provided.............................       15,401         25,664         50,493
  Selling, general and administrative...................       34,142         39,765         51,204
  Amortization of goodwill and intangibles..............        1,287          1,956          3,666
                                                           ----------     ----------     ----------
Operating income........................................       35,325         42,963         65,061
Other income (expense)
  Interest income.......................................          986            536          1,644
  Other income and expense..............................           --             89            390
  Interest expense......................................         (421)       (12,789)       (40,691)
  Loss from foreign currency, net.......................          (58)          (136)          (319)
                                                           ----------     ----------     ----------
Income before income taxes, minority interests, earnings
  from equity investments and extraordinary item........       35,832         30,663         26,085
Provision for income taxes..............................       14,123         15,561          7,837
                                                           ----------     ----------     ----------
Income before minority interests, earnings from equity
  investments and extraordinary item....................       21,709         15,102         18,248
Minority interests......................................          (10)           (22)        (1,396)
Earnings from equity investments........................        1,679          2,044          1,025
                                                           ----------     ----------     ----------
Income before extraordinary item........................       23,378         17,124         17,877
Extraordinary loss, net of tax benefit of $15,670.......           --             --        (29,101)
                                                           ----------     ----------     ----------
Net income/(loss).......................................   $   23,378     $   17,124     $  (11,224)
                                                           ==========     ==========     ==========
Earnings per common share before extraordinary item
Basic...................................................   $     1.18     $     0.86     $     0.64
Diluted.................................................   $     1.18     $     0.86     $     0.56
Earnings/(loss) per common share after extraordinary
  item
Basic...................................................   $     1.18     $     0.86     $    (0.40)
Diluted.................................................   $     1.18     $     0.86     $    (0.35)
Weighted average number of common shares outstanding
Basic...................................................   19,820,369     19,820,369     27,737,677
Diluted.................................................   19,820,369     19,820,369     31,734,354

                See Notes to Consolidated Financial Statements.

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                              DECEMBER 25,   DECEMBER 30,
                                                                  1999           2000
                                                              ------------   ------------
ASSETS
  Current assets
    Cash and cash equivalents...............................    $ 15,010       $ 33,129
    Trade receivables, less allowances of $978 and $1,036,
      respectively..........................................      36,293         45,949
    Inventories.............................................      30,534         33,890
    Deferred tax asset......................................         632          2,055
    Due from affiliates.....................................       1,233             83
    Other current assets....................................       5,293          4,631
                                                                --------       --------
      Total current assets..................................      88,995        119,737
  Property, plant and equipment, net........................      85,413        117,001
  Goodwill and other intangibles, less accumulated
    amortization of $7,220 and $10,810, respectively........      36,958         41,893
  Investments in affiliates.................................      21,722          2,442
  Deferred tax asset........................................      97,600        105,027
  Deferred financing costs..................................      14,015          7,979
  Other assets..............................................      14,393         16,529
                                                                --------       --------
      Total assets..........................................    $359,096       $410,608
                                                                ========       ========
LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities
    Current portion of long-term debt.......................    $  3,290       $    231
    Current portion of capital lease obligations............         253            181
    Accounts payable........................................       9,291         10,767
    Accrued compensation....................................      10,792         16,997
    Deferred income.........................................       7,643          5,223
    Accrued liabilities.....................................      18,479         24,187
    Accrued interest........................................       8,935          3,451
    Accrued income taxes....................................       2,738          3,283
                                                                --------       --------
      Total current liabilities.............................      61,421         64,320
  Long-term debt............................................     381,706        201,957
  Capital lease obligations.................................         795            543
  Accrued ESLIRP............................................       8,315         10,116
  Other long-term liabilities...............................       3,499          3,415
                                                                --------       --------
      Total liabilities.....................................     455,736        280,351
                                                                --------       --------
  Commitments and contingencies (Note 13)
  Minority interests........................................         304         13,330
  Redeemable common stock...................................      13,198             --
  Shareholders' equity
    Common stock (Note 6)...................................         198            359
    Capital in excess of par value..........................     206,940        451,404
    Retained earnings.......................................    (307,351)      (318,575)
    Loans to officers.......................................        (920)          (920)
    Accumulated other comprehensive income..................      (9,009)       (15,341)
                                                                --------       --------
      Total shareholders' equity............................    (110,142)       116,927
                                                                --------       --------
      Total liabilities and shareholders' equity............    $359,096       $410,608
                                                                ========       ========

                See Notes to Consolidated Financial Statements.

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                          FISCAL YEAR ENDED
                                                              ------------------------------------------
                                                              DECEMBER 26,   DECEMBER 25,   DECEMBER 30,
                                                                  1998           1999           2000
                                                              ------------   ------------   ------------
CASH FLOWS RELATING TO OPERATING ACTIVITIES
  Net income/(loss).........................................    $23,378        $ 17,124       $(11,224)
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................     10,895          12,318         16,766
  Amortization of debt issuance costs and discounts.........         --             681          2,104
  Accretion of debenture and discount note..................         --           2,644          6,500
  Provision for doubtful accounts...........................        181             148            121
  Extraordinary loss, net of tax............................         --              --         29,101
  Earnings from equity investments..........................     (1,679)         (2,044)        (1,025)
  Minority interests........................................         10              22          1,396
  Deferred income taxes.....................................     (3,133)          8,625           (887)
  Gain on sale of facilities................................         --          (1,441)            --
  Property, plant and equipment disposals...................         --           1,803          1,243
  Other non-cash items......................................        333             610         (1,021)
Changes in assets and liabilities
  Trade receivables.........................................     (1,712)         (3,333)        (1,021)
  Inventories...............................................     (1,250)            133         (2,343)
  Due from affiliates.......................................        538            (251)           178
  Other current assets......................................       (241)         (2,911)           682
  Other assets..............................................     (4,309)         (1,943)        (4,837)
  Accounts payable..........................................      2,853          (2,374)        (1,141)
  Accrued compensation......................................      2,090             868          6,757
  Accrued ESLIRP............................................        821             570          1,801
  Deferred income...........................................      1,278           4,223         (2,420)
  Accrued interest..........................................         --           8,930         (5,556)
  Accrued liabilities.......................................      2,351           3,111           (467)
  Accrued income taxes......................................      5,605         (11,264)          (619)
  Other long-term liabilities...............................       (629)          1,319           (320)
                                                                -------        --------       --------
  Net cash provided by operating activities.................     37,380          37,568         33,768
                                                                -------        --------       --------
CASH FLOWS RELATING TO INVESTING ACTIVITIES
  Proceeds from sale of facilities..........................         --           1,860             --
  Proceeds from sale of animal colony.......................                                     7,000
  Dividends received from equity investments................        681             815             --
  Capital expenditures......................................    (11,909)        (12,951)       (15,565)
  Contingent payments for prior year acquisitions...........       (681)           (841)            --
  Acquisition of businesses net of cash acquired............    (11,121)        (23,051)        (6,011)
                                                                -------        --------       --------
    Net cash used in investing activities...................    (23,030)        (34,168)       (14,576)
                                                                -------        --------       --------
CASH FLOWS RELATING TO FINANCING ACTIVITIES
  Loans to officers.........................................         --            (920)            --
  Payments of deferred financing costs......................         --         (14,442)          (694)
  Proceeds from long-term debt..............................        199         339,007             --
  Payments on long-term debt and net payments on revolving
    credit facility.........................................     (1,247)           (252)      (202,632)
  Premiums paid for early retirement of debt................         --              --        (31,532)
  Payments on capital lease obligations.....................        (48)           (307)          (324)
  Net activity with Bausch & Lomb...........................     (6,922)        (29,415)            --
  Proceeds from issuance of warrants........................         --          10,606             --
  Proceeds from issuance of common stock, net of transaction
    fees....................................................         --          92,387        235,964
  Recapitalization transaction costs........................         --          (8,168)            --
  Recapitalization consideration............................         --        (400,000)            --
                                                                -------        --------       --------
    Net cash used in financing activities...................     (8,018)        (11,504)           782
                                                                -------        --------       --------
  Effect of exchange rate changes on cash and cash
    equivalents.............................................        564          (1,697)        (1,855)
Net change in cash and cash equivalents.....................      6,896          (9,801)        18,119
                                                                -------        --------       --------
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................     17,915          24,811         15,010
                                                                -------        --------       --------
CASH AND CASH EQUIVALENTS, END OF YEAR......................    $24,811        $ 15,010       $ 33,129
                                                                -------        --------       --------
Supplemental cash flow information
Cash paid for taxes.........................................    $ 4,681        $  4,656       $  8,539
Cash paid for interest......................................        177             538       $ 37,638

                See Notes to Consolidated Financial Statements.

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                             (DOLLARS IN THOUSANDS)

                                                                              ACCUMULATED
                                                                                 OTHER                   CAPITAL IN
                                                                 RETAINED    COMPREHENSIVE     COMMON    EXCESS OF    LOANS TO
                                                       TOTAL     EARNINGS        INCOME        STOCK        PAR       OFFICERS
                                                     ---------   ---------   --------------   --------   ----------   --------
BALANCE AT DECEMBER 27, 1997.......................  $ 149,364   $ 139,652      $ (8,125)       $  1      $ 17,836     $   0

  Components of comprehensive income (net of tax):
    Net income.....................................     23,378      23,378            --          --            --        --
    Foreign currency translation...................      2,839          --         2,839          --            --        --
    Minimum pension liability adjustment...........       (400)         --          (400)         --            --        --
                                                     ---------
      Total comprehensive income...................     25,817          --            --          --            --        --
                                                     ---------
      Net activity with Bausch & Lomb..............     (6,922)     (6,922)           --          --            --        --
                                                     ---------   ---------      --------        ----      --------     -----
BALANCE AT DECEMBER 26, 1998.......................  $ 168,259   $ 156,108      $ (5,686)       $  1      $ 17,836     $   0
                                                     =========   =========      ========        ====      ========     =====

  Components of comprehensive income (net of tax):
    Net income.....................................     17,124      17,124            --          --            --        --
    Foreign currency translation...................     (3,437)         --        (3,437)         --            --        --
    Minimum pension liability adjustment...........        114          --           114          --            --        --
                                                     ---------
      Total comprehensive income...................     13,801          --            --          --            --        --
                                                     ---------
  Net activity with Bausch & Lomb..................    (29,415)    (29,415)           --          --            --        --
  Loans to officers................................       (920)         --            --          --            --      (920)
  Transaction costs................................     (8,168)     (8,168)           --          --            --        --
  Deferred tax asset...............................     99,506          --            --          --        99,506        --
  Issuance of common stock.........................     92,387          --            --         102        92,285        --
  Recapitalization consideration...................   (443,000)   (443,000)           --          --            --
  Redeemable common stock classified outside of
    equity.........................................    (13,198)         --            --          --       (13,198)       --
  Warrants.........................................     10,606          --            --          --        10,606        --
  Exchange of stock................................         --          --            --          95           (95)       --
                                                     ---------   ---------      --------        ----      --------     -----
BALANCE AT DECEMBER 25, 1999.......................  $(110,142)  $(307,351)     $ (9,009)       $198      $206,940     $(920)
                                                     =========   =========      ========        ====      ========     =====

  Components of Comprehensive Income (net of tax):
    Net loss.......................................    (11,224)    (11,224)           --          --            --        --
    Foreign currency translation...................     (5,299)         --        (5,299)         --            --        --
    Minimum Pension Liability Adjustment...........     (1,033)         --        (1,033)         --            --        --
                                                     ---------
      Total comprehensive income...................    (17,556)         --            --          --            --
                                                     ---------
  Deferred tax asset...............................     (4,537)         --            --          --        (4,537)       --
  Issuance of common stock.........................    235,964          --            --         161       235,803        --
  Redeemable common stock classified outside of
    equity.........................................     13,198          --            --          --        13,198        --
                                                     ---------   ---------      --------        ----      --------     -----
BALANCE AT DECEMBER 30, 2000.......................  $ 116,927   $(318,575)     $(15,341)       $359      $451,404     $(920)
                                                     =========   =========      ========        ====      ========     =====

                See Notes to Consolidated Financial Statements.

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

1.  DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION


    Charles River Laboratories Holdings, Inc. changed its name to Charles River Laboratories International, Inc. in the year ended December 30, 2000. The consolidated financial statements and related notes presented herein reflect this name change.


    Charles River Laboratories International, Inc. (together with its subsidiaries the "Company") is a holding company with no operations or assets other than its ownership of 100% of the outstanding common stock of Charles River Laboratories, Inc. For the periods presented in these consolidated financial statements that are prior to September 29, 1999, Charles River Laboratories International, Inc. and Charles River Laboratories, Inc. were 100% owned by Bausch & Lomb Incorporated ("B&L"). The assets, liabilities, operations and cash flows relating to Charles River Laboratories, Inc. and its subsidiaries were held by B&L and certain of its affiliated entities. As more fully described in Note 3, effective September 29, 1999, pursuant to a recapitalization agreement all such assets, liabilities and operations were contributed to an existing dormant subsidiary which was subsequently renamed Charles River Laboratories, Inc. Under the terms of the recapitalization, Charles River Laboratories, Inc. became a wholly owned subsidiary of Charles River Laboratories International, Inc. These financial statements include all such assets, liabilities, results of operations and cash flows on a combined basis for all periods prior to September 29, 1999 and on a consolidated basis thereafter.

    On June 5, 2000, a 1.927 exchange of stock was approved by the Board of Directors of the Company in connection with the Company's initial public offering (Note 2). This exchange of stock was effective June 21, 2000. All earnings per common share amounts, references to common stock and shareholders' equity have been restated as if the exchange of stock had occurred as of the earliest period presented.

    DESCRIPTION OF BUSINESS

    The Company is a leading provider of critical research tools and integrated support services that enable innovative and efficient drug discovery and development. The Company's fiscal year is the twelve-month period ending the last Saturday in December.

    PRINCIPLES OF CONSOLIDATION

    The financial statements include all majority-owned subsidiaries. Intercompany accounts, transactions and profits are eliminated. Affiliated companies over which the Company does not have the ability to exercise control are accounted for using the equity method (Note 12).

    USE OF ESTIMATES

    The financial statements have been prepared in conformity with generally accepted accounting principles and, as such, include amounts based on informed estimates and judgments of management with consideration given to materiality. Actual results could differ from those estimates.

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    CASH AND CASH EQUIVALENTS

    Cash equivalents include time deposits and highly liquid investments with remaining maturities at the purchase date of three months or less.

    INVENTORIES

    Inventories are stated at the lower of cost or market. Cost is determined principally on the average cost method. Costs for primates are accumulated in inventory until the primates are sold.

    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment, including improvements that significantly add to productive capacity or extend useful life, are recorded at cost, while maintenance and repairs are expensed as incurred. Depreciation is calculated for financial reporting purposes using the straight-line method based on the estimated useful lives of the assets as follows: buildings, 20 to 40 years; machinery and equipment, 2 to 20 years; and leasehold improvements, shorter of estimated useful life or the lease periods.

    INTANGIBLE ASSETS

    Intangible assets are amortized on a straight-line basis over periods ranging from 5 to 20 years. Intangible assets consist primarily of goodwill and customer lists.

    OTHER ASSETS

    Other assets consist primarily of the cash surrender value of life insurance policies, the net value of primate breeders and a defined benefit plan pension asset. During fiscal 2000 the Company sold all of its primate breeders and no longer owns primate breeders. Primate breeders were amortized over 20 years on a straight line basis. Total amortization expense for primate breeders was $323, $300 and $0 for 1998, 1999 and 2000, respectively, and is included in costs of products sold.

    IMPAIRMENT OF LONG-LIVED ASSETS

    The Company evaluates long-lived assets and intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposal are less than its carrying amount. In such instances, the carrying value of long-lived assets is reduced to the estimated fair value, as determined using an appraisal or discounted cash flow, as appropriate.

    STOCK-BASED COMPENSATION PLANS

    As permitted under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS 123), the Company accounts for its stock-based compensation plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). The Company adopted FASB Interpretation No. 44 "Accounting

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) for Certain Transactions Involving Stock Compensation an Interpretation of APB Opinion No. 25 Accounting for Stock Issued to Employees" (FIN 44) in 2000 with no material impact on the results of operations or financial position of the Company.

    REVENUE RECOGNITION

    Sales are recorded net of returns. The Company adopted Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" (SAB 101) in 2000 with no material impact on the results of operations or financial position of the Company. Revenue is recognized with respect to product sales upon transfer of title, when the risk and rewards of ownership pass to the customer. This is generally on delivery of products to the customer's site. Revenues with respect to services are recognized as these services are performed.

    In accordance with the Emerging Issues Task Force final consensus Issue 00-10 "Accounting for Shipping and Handling Revenues and Costs", which requires amounts billed for shipping and handling to be classified as revenues in the statement of operations, the Company has reclassified $11,760, $12,137 and $13,236 in 1998, 1999 and 2000, respectively, to revenues from cost of sales. Shipping and handling costs are recorded as cost of sales in the statement of operations.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amount of the Company's significant financial instruments, which include accounts receivable and debt, approximates their fair values at December 25, 1999 and December 30, 2000.

    INCOME TAXES

    The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes"
(FAS 109). The asset and liability approach underlying FAS 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and tax basis of the Company's assets and liabilities.

    FOREIGN CURRENCY TRANSLATION

    In accordance with the Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation," the financial statements of all non-U.S. subsidiaries are translated into U.S. dollars as follows: assets and liabilities at year-end exchange rates; income, expenses and cash flows at average exchange rates; and shareholders' equity at historical exchange rates. The resulting translation adjustment is recorded as a component of accumulated other comprehensive income in the accompanying balance sheet. Exchange gains and losses on foreign currency transactions are recorded as other income or expense.

    CONCENTRATIONS OF CREDIT RISK

    Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade receivables from customers within the pharmaceutical and biomedical industries. As

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) these industries have experienced significant growth and its customers are predominantly well-established and viable, the Company believes its exposure to credit risk to be minimal.

    COMPREHENSIVE INCOME

    The Company accounts for comprehensive income in accordance with Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," (FAS 130). As it relates to the Company, comprehensive income is defined as net income plus the sum of currency translation adjustments and the change in minimum pension liability (collectively, other comprehensive income), and is presented in the Consolidated Statement of Changes in Shareholder's Equity.

    SEGMENT REPORTING

    In accordance with Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" (FAS 131), the Company discloses financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available and regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company operates in two business segments, research models and biomedical products and services.

    EARNINGS PER SHARE

    Basic earnings per common share is calculated by dividing net income by the weighted average number of common shares outstanding. Diluted earnings per common share is calculated by adjusting the weighted average number of common shares outstanding to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued (Note 5).

    PENDING ACCOUNTING PRONOUNCEMENTS

    The Company will be required to adopt FASB Statement No. 133 "Accounting for Derivative Instruments and for Hedging Activities" (FAS 133) in the first quarter of 2001. Based on the analysis prepared by the Company to date, the adoption of this statement will not have a material impact on the Company's results of operations or financial position.

    RECLASSIFICATIONS

    Certain amounts in prior year financial statements and related notes have been reclassified to conform with current year presentation.

2.  INITIAL PUBLIC OFFERING

    On June 28, 2000, the Company consummated an initial public offering ("the Offering") of 16,100,000 shares of its common stock at a price of $16.00 per share. The number of shares includes the exercise of an over-allotment option by the underwriters. The Company received proceeds of $235,964, net of underwriter's commissions and offering costs. Proceeds from the Offering were used to pay down a portion of the Company's existing debt as described below.

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

2.  INITIAL PUBLIC OFFERING (CONTINUED)
    The Company used the proceeds from the Offering plus cash on hand of $300 to repay $204,732 of its existing debt, including issuance discounts. Premiums totaling $31,532 were paid as a result of the early repayment of the senior discount debentures and a portion of the senior subordinated notes.

    The sources and uses of cash from the Offering are as follows:

SOURCES OF FUNDS:
Proceeds from offering......................................  $257,600
Cash on hand................................................       300
USES OF FUNDS:
Redemption of senior subordinated notes.....................   (52,500)*
Premium on redemption of principal amount of senior
  subordinated notes........................................    (7,088)
Repayment of subordinated discount note.....................   (46,884)
Repayment of senior discount debentures.....................   (42,348)*
Premium on early extinguishment of senior discount
  debentures................................................   (24,444)
Repayment of term loan A....................................   (14,500)
Repayment of term loan B....................................   (43,500)
Repayment of revolver.......................................    (5,000)
Transaction fees and expenses...............................   (21,636)
                                                              --------
Net adjustment to cash......................................  $     --
                                                              ========

------------------------

*   Includes issuance discount.

    An extraordinary loss before tax of $44,771 was recorded due to the payment of premiums relating to the early extinguishment of debt, ($31,532); the write-off of issuance discounts ($8,537) and deferred financing costs ($5,226); offset by a book gain of $524 on the subordinated discount note. This extraordinary loss has been recorded net of a tax benefit of $15,670.

3.  RECAPITALIZATION AND RELATED FINANCING

    On September 29, 1999 CRL Acquisition LLC, an affiliate of DLJ Merchant Banking Partners II, L.P. and affiliated funds ("DLJMB Funds"), consummated a transaction in which it acquired 87.5% of the common stock of Charles River Laboratories, Inc. from B&L for approximately $443 million. This transaction was effected through Charles River Laboratories International, Inc. and was accounted for as a leveraged recapitalization, which had no impact on the historical basis of assets and liabilities. The transaction did, however, affect the capitalization structure of the Company as further described below. In addition, concurrent with the transaction, and as more fully described in
Note 4, the Company purchased all of the outstanding shares of common stock of SBI Holdings, Inc. ("Sierra"), a pre-clinical biomedical services company, for $23.3 million.

    The recapitalization transaction and related fees and expenses were funded as follows:

    - issuance of 150,000 units, each consisting of a $1,000 principal amount of a 13.5% senior subordinated note and one warrant to purchase 7.596 shares of common stock of the Company;

    - borrowings by the Company of $162.0 million under a new senior secured credit facility;

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

3.  RECAPITALIZATION AND RELATED FINANCING (CONTINUED)
    - an equity investment of $92.4 million;

    - issuance of $37.6 million senior discount debentures with warrants; and

    - issuance of a $43.0 million subordinated discount note to B&L.

    The Company incurred approximately $14,442 in debt issuance costs related to these transactions. As further described in Note 2, $5,226 of these costs were written off in 2000 as a result of the repayment of debt in connection with the Offering. These costs have been capitalized as long-term assets and are being amortized over the terms of the indebtedness. Amortization expense of $426 and $1,503 was recorded in the accompanying combined financial statements for the years ended December 25, 1999 and December 30, 2000, respectively. In addition, the Company also incurred transaction costs of $8,168, which were recorded as an adjustment to retained earnings in 1999.

    Subsidiaries of B&L retained 12.5% of their equity investment in the Company in the recapitalization. The Company estimated the fair value attributable to this equity to be $13,198 which was reclassified in 1999 from additional paid in capital to the mezzanine section of the balance sheet due to the existence of a put option held by subsidiaries of B&L. As a result of the Offering on June 28, 2000, the put option expired. Accordingly, this amount has been reclassified as permanent equity in additional paid in capital in the December 30, 2000 balance sheet.

    RECONCILIATION OF RECAPITALIZATION TRANSACTION

    The funding to consummate the 1999 recapitalization transaction was as follows:

    Funding:

Available cash..............................................  $  4,886
Senior subordinated notes with Warrants.....................   150,000
Senior secured credit facility..............................   162,000
Senior discount debentures with warrants....................    37,600
DLJMB funds, management and other investor equity...........    92,387
                                                              --------
  Total cash funding........................................   446,873
Subordinated discount note..................................    43,000
Equity retained by subsidiaries of B&L......................    13,198
                                                              --------
  Total funding.............................................  $503,071
                                                              --------

Uses of funds:
Recapitalization consideration..............................  $443,000
Equity retained by subsidiaries of B&L......................    13,198
Cash consideration for Sierra acquisition (Note 4)..........    23,343
Debt issuance costs.........................................    14,442
Transaction costs...........................................     8,168
Loans to officers...........................................       920
                                                              --------
  Total uses of funds.......................................  $503,071
                                                              ========

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

3.  RECAPITALIZATION AND RELATED FINANCING (CONTINUED)
    SENIOR SUBORDINATED NOTES AND WARRANTS

    As part of the recapitalization transaction, the Company issued 150,000 units, each comprised of a $1,000 senior subordinated note and a warrant to purchase 7.596 shares of common stock of Charles River Laboratories International, Inc. for total proceeds of $150,000. The senior subordinated notes will mature on October 1, 2009. The Company allocated the $150,000 offering proceeds between the senior subordinated notes ($147,872) and the warrants ($2,128), based upon the estimated fair value. The discount on the senior subordinated notes is being amortized over the life of the notes and amounted to $53 and $186 in 1999 and 2000, respectively. The portion of the proceeds allocated to the warrants is reflected as capital in excess of par in the accompanying consolidated financial statements. Each warrant entitles the holder, subject to certain conditions, to purchase 7.596 shares of common stock of Charles River Laboratories International, Inc. at an exercise price of $5.19 per share of common stock, subject to adjustment under some circumstances. Upon exercise, the holders of warrants would be entitled to purchase 1,139,551 shares of common stock of Charles River Laboratories International, Inc. representing approximately 3.6% of the outstanding shares of stock of Charles River Laboratories International, Inc., on a fully diluted basis as of December 30, 2000. The warrants will be exercisable on or after October 1, 2001 and will expire on October 1, 2009.

    During the third quarter of 2000 the Company used a portion of the proceeds from the Offering (Note 2) to repay $52,500, including $671 of discount of the senior subordinated notes. A premium of $7,088 was also paid as a result of this redemption. At December 30, 2000 $96,291 was outstanding.

    As a result of the Offering, the senior subordinated notes are subject to redemption at any time at the option of the issuer at redemption prices set forth in the senior subordinated notes. Interest on the senior subordinated notes accrues at a rate of 13.5% per annum and is paid semiannually in arrears on October 1 and April 1 of each year. The payment of principal and interest on the senior subordinated notes are subordinated in right to the prior payment of all senior debt.

    Upon the occurrence of a change in control, the Company will be obligated to make an offer to each holder of the senior subordinated notes to repurchase all or any part of such holder's senior subordinated notes at an offer price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest. Restrictions under the senior subordinated notes include certain sales of assets, certain payments of dividends and incurrence of debt, and limitations on certain mergers and transactions with affiliates. The Company is also required to maintain compliance with certain covenants with respect to the notes.

    SENIOR SECURED CREDIT FACILITY

    The senior secured credit facility includes a $40,000 term loan A facility, a $120,000 term loan B facility and a $30,000 revolving credit facility. The term loan A facility will mature on October 1, 2005, the term loan B facility will mature on October 1, 2007, and the revolving credit facility will mature on October 1, 2005. Interest on the term loan A and revolving credit facility accrues at either a base rate plus 1.75% or LIBOR plus 3.0%, at the Company's option (8.14% at December 30, 2000). Interest on the term loan B accrues at either a base rate plus 2.50% or LIBOR plus 3.75% (10.39% at December 30, 2000). Interest is paid quarterly in arrears. At December 30, 2000, the Company had no outstanding borrowings on its revolving credit facility. A commitment fee in an amount equal to 0.50%

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

3. RECAPITALIZATION AND RELATED FINANCING (CONTINUED) per annum on the daily average unused portion of the revolving credit facility is paid quarterly in arrears. The credit facility requires the Company to remain in compliance with certain financial ratios as well as other restrictive covenants. During the third quarter of 2000 the Company used a portion of its proceeds from the Offering (Note 2) to repay $14,500 of the term loan A facility and $43,500 of term loan B facility.

    During the first quarter of 2000 the Company obtained a waiver and amended the credit agreement to allow for the additional 16% equity investment in Charles River Japan (Note 4). In the third quarter of 2000 the Company obtained a waiver and amended the credit agreement to permit the consummation of the initial public offering.

    OTHER FINANCING

    In connection with the acquisition of an additional 16% of its joint venture company, Charles River Japan on February 28, 2000 (Note 4), the Company entered into a 400 million yen (or $3,670) three year promissory note with Ajinomoto Co., Inc.. The note is denominated in Japanese Yen and translated to U.S. dollars for financial statement purposes. The note bears interest at the long term prime rate in Japan, and is secured by the additional 16% of shares acquired.

    As part of the recapitalization in 1999, the Company issued senior discount debentures with other warrants ("the DLJMB Warrants") to the "DLJMB Funds" and other investors for $37,600. The Company has estimated the fair value of the warrants to be $8,478 and allocated the $37,600 in proceeds between the discount debentures ($29,122) and the warrants ($8,478). The senior discount debentures were repaid in full during the third quarter of 2000 (Note 2). As a result of the repayment, the Company paid $24,444 in premiums. The portion of the proceeds allocated to the DLJMB warrants is reflected as capital in excess of par in the accompanying consolidated financial statements. Each of the 1,831,093 DLJMB warrants will entitle the holders thereof to purchase one share of common stock of the Company at an exercise price of not less than $0.01 per share subject to customary antidilution provisions and other customary terms. The DLJMB Warrants are exercisable at any time through April 1, 2010.

    The $43,000 subordinated discount note issued by the Company in connection with the recapitalization transaction was repaid in full during the third quarter of 2000 (Note 2).

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

3.  RECAPITALIZATION AND RELATED FINANCING (CONTINUED)
    MINIMUM FUTURE PRINCIPAL REPAYMENTS

    Minimum future principal payments of long-term debt at December 30, 2000 are as follows:

FISCAL YEAR
-----------
2001........................................................  $    231
2002........................................................       210
2003........................................................     3,821
2004........................................................     3,710
2005........................................................    10,326
Thereafter..................................................   183,890
                                                              --------
Total.......................................................  $202,188
                                                              ========

    The estimated fair values of the senior subordinated notes and the senior secured credit facility at December 30, 2000 approximate recorded book value.

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

4.  BUSINESS ACQUISITIONS AND DISPOSALS

    ACQUISITIONS. The Company acquired several businesses during the three-year period ended December 30, 2000. All acquisitions have been accounted for under the purchase method of accounting. The results of operations of the acquired business are included in the consolidated financial statements from the date of acquisition.

    Significant acquisitions include the following:

    On February 28, 2000, the Company acquired an additional 16% of the equity (340,840 common shares) of its 50% equity joint venture company, Charles River Japan, from Ajinomoto Co., Inc. The purchase price for the equity was
1.4 billion yen, or $12,844. One billion yen, or $9,174, was paid at closing, and the balance of 400 million yen, or $3,670, was deferred pursuant to a three-year balloon promissory note secured by a pledge of the additional 16% of shares. Effective with the acquisition of this additional interest, the Company has control of, and is consolidating, the operations of Charles River Japan. The estimated fair value of the incremental net assets acquired is $6,207. Goodwill of $6,637 has been recorded in the accompanying consolidated financial statements and is being amortized over its estimated useful life of 15 years.

    On September 29, 1999, Charles River Laboratories, Inc acquired 100% of the outstanding stock of SBI Holdings, Inc. ("Sierra"), a pre-clinical biomedical services company, for $23,343 in cash of which $6,000 was used to repay existing debt. The estimated fair value of assets acquired and liabilities assumed relating to the Sierra acquisition are summarized below:

ALLOCATION OF PURCHASE PRICE:

Net current assets (including cash of $292)................             $ 1,807
Property, plant and equipment..............................               5,198
Other non-current assets...................................                 254
Intangible assets:
  Customer list............................................   11,491
  Work force...............................................    2,941
  Other identifiable intangibles...........................    1,251
  Goodwill.................................................      852     16,535
                                                              ------    -------
                                                                         23,794
Less long-term liabilities assumed.........................                 451
                                                                        -------
                                                                        $23,343
                                                                        =======

Goodwill and other intangibles related to the Sierra acquisition are being amortized on a straight-line basis over their established lives, which range from 5 to 15 years. As the transaction was effected through the acquisition of the stock of Sierra, the historical tax basis of Sierra continues and a deferred tax liability and offsetting goodwill of $4,374 were recorded.

    In conjunction with the Sierra acquisition, the Company is obligated to pay additional consideration as of December 30, 2000 of $2,000 to the former shareholders, as Sierra achieved specified financial targets in the year ended December 30, 2000. The additional consideration of $2000

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

4. BUSINESS ACQUISITIONS AND DISPOSALS (CONTINUED) was recorded as additional goodwill in the year ended December 30, 2000. In addition, during 1998 and 1999 the Company made contingent payments of $681, $841, respectively, and is obligated to pay $250 as of December 30, 2000, to the former owners of acquired businesses in connection with additional purchase price commitments.

    The Company has agreed to pay up to $10,000 in performance-based bonuses to employees if specified financial objectives are reached over the five years following the acquisition of Sierra. At the time these contingencies become probable, the bonuses, if any, are recorded as compensation expense. The Company has entered into employment agreements with certain key scientific and management personnel of Sierra that contain retention and non-competition payments totaling $3,000 to be paid upon their continuing employment with the Company at December 31, 1999 and June 30, 2001. The Company has recorded compensation expense of $1,435 in fiscal 1999 relating to the first payment which was made on December 31, 1999 and $963 in fiscal 2000 relating to the payment due on June 30, 2001. The remaining $602 will be expensed ratably through June 30, 2001.

    On March 30, 1998, the Company acquired 100% of the outstanding stock of Tektagen, Inc. ("Tektagen") for $8,000 and assumed debt equal to approximately $850. Tektagen provides quality control testing and consulting services to the biotechnology and pharmaceutical industries. The purchase price exceeded the fair value of the net assets acquired by approximately $6,600, which is being amortized on a straight line basis over 15 years. In addition, during 1998 the Company acquired an additional biomedical service business and one research model business; the impact of each is considered immaterial to the Company's financial statements taken as a whole.

    The following selected unaudited pro forma consolidated results of operations are presented as if each of the acquisitions had occurred as of the beginning of the period immediately preceding the period of acquisition after giving effect to certain adjustments for the amortization of goodwill and related income tax effects. The pro forma data is for informational purposes only and does not necessarily reflect the results of operations had the companies operated as one during the period. No effect has been given for synergies, if any, that may have been realized through the acquisitions.

                                                              FISCAL YEAR ENDED
                                                  ------------------------------------------
                                                  DECEMBER 27,   DECEMBER 25,   DECEMBER 30,
                                                      1998           1999           2000
                                                  ------------   ------------   ------------
Net sales.......................................    $228,613       $247,447       $313,987
Operating income................................      37,917         43,852         67,056
Income before extraordinary items...............      24,094         19,652         18,005
Net income/(loss)...............................      24,094         19,652        (11,096)
Earnings per common share before extraordinary
  item
  Basic.........................................    $   1.22       $   0.99       $   0.65
  Diluted.......................................    $   1.22       $   0.99       $   0.57
Earnings/(loss) per common share after
  extraordinary item
  Basic.........................................    $   1.22       $   0.99       $  (0.40)
  Diluted.......................................    $   1.22       $   0.99       $  (0.35)

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

4.  BUSINESS ACQUISITIONS AND DISPOSALS (CONTINUED)
    Refer to Note 5 for further discussion of the method of computation of earnings per share. Disposals The Company had the following disposals during the fiscal year 2000:

    During December of 2000 the Board of Directors approved and announced its plans to close a subsidiary in France. As a result, pre-tax restructuring charges of $1,290 were recorded in selling, general and administrative expenses in the accompanying consolidated statement of operations for the year ended December 30, 2000. The major components of the plans are summarized in the table below:

                                                                2000
                                                              --------
Employee separations........................................   $  993
Asset writedowns............................................      212
Other.......................................................       85
                                                               ------
                                                               $1,290
                                                               ======

    The overall purpose of the restructuring charges was to reduce costs and improve profitability by closing excess capacity. Approximately 60 employees are expected to be terminated as a result of this restructuring. As of December 30, 2000 the Company has disposed of assets of $212 and expects to incur the employee separation and other costs in the first quarter of 2001.

    On March 10, 2000 the Company announced the closure of its Shamrock primate import and conditioning business in Small Dole, England. This closure was completed during the second quarter of 2000. The Company does not expect that the animal sales previously made by Shamrock will be significantly affected by the closure. A charge of $751 related to the closure was recorded in selling, general and administrative expenses in the first quarter of 2000. This reserve was fully utilized in the second quarter of 2000.

    During January 2000, the Company sold a product line within its research model business segment. The selling price of $7,000 approximated the net book value of the underlying assets at the time of the sales. In addition, the Company had approximately $900 of deferred revenue which related to cash payments received in advance of shipping the research models. Under the terms of the sale agreement, the Company is no longer obligated to ship research models and, accordingly, recorded this amount as income in the first quarter of 2000. Fiscal 1999 sales associated with this product line approximated $2,800.

5.  EARNINGS (LOSS) PER SHARE

    As more fully described in Note 3, pursuant to the recapitalization agreement effective September 29, 1999, all of the assets, liabilities, operations and cash flows relating to Charles River Laboratories, Inc., were contributed to an existing dormant subsidiary which was subsequently renamed Charles River Laboratories, Inc. Under the terms of the recapitalization, Charles River Laboratories, Inc., became a wholly owned subsidiary of Charles River Laboratories International, Inc. The capital structure in place for periods prior to September 29, 1999 was significantly different than the capital structure of the Company after the recapitalization. The consolidated statement of operations for years ended December 26, 1998 and December 25, 1999 also include operations of certain B&L entities which were not historically supported by the combined capital structure of Charles

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

5.  EARNINGS (LOSS) PER SHARE (CONTINUED)
River Laboratories International, Inc. and Charles River Laboratories, Inc. As a result, the presentation of historical earnings per share data determined using the combined historical capital structure for the years ended December 26, 1998 and December 25, 1999, would not be meaningful and has not been included in these consolidated financial statements. Rather, earnings per share for the years ended December 26, 1998 and December 25, 1999 have been computed assuming that the shares outstanding after the recapitalization had been outstanding for these periods.

    As a result of the recapitalization DLJ Merchant Banking Partners II, L.P. and affiliated funds, management and other investors indirectly owned 87.5% of the capital stock of the Company, and subsidiaries of B&L owned the remaining 12.5% as of September 25, 1999. Based upon the amounts invested, shares outstanding of common stock in Charles River Laboratories International, Inc. at the date of the recapitalization totaled 19,820,369. Basic earnings per share for the year ended December 26, 1998 and December 25, 1999 were computed by dividing earnings available to common shareholders for these periods, by the weighted average number of common shares outstanding in the period subsequent to the recapitalization. Basic earnings (loss) per share for the year ended December 30, 2000 was computed by dividing earnings available to common shareholders for these periods by the weighted average number of common shares outstanding in the respective periods.

    For purposes of calculating diluted earnings per share for the years ended December 26, 1998 and December 25, 1999, the weighted average number of common shares used in the basic earnings per share computation described above has not been adjusted to include common stock equivalents, as these common stock equivalents were issued in connection with the recapitalization financing and are not assumed to be outstanding for purposes of computing earnings per share in these periods. The weighted average number of common shares outstanding for the year ended December 30, 2000 has been adjusted to include common stock equivalents for the purpose of calculating diluted earnings per share before and after the extraordinary item for this period.

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

5.  EARNINGS (LOSS) PER SHARE (CONTINUED)
    The following table illustrates the reconciliation of the numerator and denominator of the basic and diluted earnings per share before and after the extraordinary item computations:

                                                          DECEMBER 26,   DECEMBER 25,   DECEMBER 30,
                                                              1998           1999           2000
                                                          ------------   ------------   ------------
NUMERATOR--BASIC AND DILUTED EARNINGS PER SHARE:
Income before extraordinary item........................   $   23,378     $   17,124     $   17,877
Extraordinary loss......................................           --             --        (29,101)
Income (loss) after extraordinary item..................       23,378         17,124        (11,224)
DENOMINATOR:
Basic earnings per share--weighted average shares
  outstanding...........................................   19,820,369     19,820,369     27,737,677
Effect of dilutive securities--stock options and
  warrants..............................................           --             --      3,996,677
                                                           ----------     ----------     ----------
Diluted earnings per share--weighted average shares
  outstanding...........................................   19,820,369     19,820,369     31,734,354
                                                           ==========     ==========     ==========
Basic earnings per share before extraordinary item......   $     1.18     $     0.86     $     0.64
Diluted earnings per share before extraordinary item....   $     1.18     $     0.86     $     0.56
Basic loss per share on extraordinary item..............           --             --     $    (1.04)
Diluted loss per share on extraordinary item............           --             --     $    (0.91)
Basic earnings/(loss) per share after extraordinary
  item..................................................   $     1.18     $     0.86     $    (0.40)
Diluted earnings/(loss) per share after extraordinary
  item..................................................   $     1.18     $     0.86     $    (0.35)

    In the computation of the diluted loss per share on the extraordinary loss and net loss, the common stock equivalents have an antidilutive impact. They have been included in the computation as they are dilutive with respect to income from continuing operations.

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

6.  SHAREHOLDERS' EQUITY

    As more fully described in Note 1, the capital structure of the Company is presented on a consolidated basis at December 25, 1999 and December 30, 2000. Capital stock information at each date is as follows:

DECEMBER 25, 1999
-----------------
Common stock $0.01 par value, 77,079,207 shares authorized,
  19,820,369 shares issued and outstanding..................    $198
                                                                ====

    The Company had 250,000 shares of $0.01 par value Series A Redeemable Preferred Stock and 10,000,000 shares of $0.01 par value preferred stock authorized. At December 25, 1999 no shares were issued and outstanding.

DECEMBER 30, 2000
-----------------
Common stock $0.01 par value, 120,000,000 shares authorized,
  35,920,369 shares issued and outstanding..................    $359
                                                                ====

    The Company had 20,000,000 shares of $0.01 par value preferred stock authorized. At December 30, 2000 no shares were issued and outstanding.

7.  SUPPLEMENTAL BALANCE SHEET INFORMATION

    The composition of inventories is as follows:

                                                      DECEMBER 25,   DECEMBER 30,
                                                          1999           2000
                                                      ------------   ------------
Raw materials and supplies..........................     $ 4,196        $ 4,052
Work in process.....................................       1,608            910
Finished products...................................      24,730         28,928
                                                         -------        -------
  Inventories.......................................     $30,534        $33,890
                                                         =======        =======

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

7.  SUPPLEMENTAL BALANCE SHEET INFORMATION (CONTINUED)
    The composition of property, plant and equipment is as follows:

                                                      DECEMBER 25,   DECEMBER 30,
                                                          1999           2000
                                                      ------------   ------------
Land................................................    $  7,022       $  9,367
Buildings...........................................      90,730        142,569
Machinery and equipment.............................      82,131         95,407
Leasehold improvements..............................       4,668          5,747
Furniture and fixtures..............................       1,826          1,992
Vehicles............................................       2,689          2,378
Construction in progress............................       4,679          5,102
                                                        --------       --------
                                                         193,745        262,562
Less accumulated depreciation.......................    (108,332)      (145,561)
                                                        --------       --------
  Net property, plant and equipment.................    $ 85,413       $117,001
                                                        ========       ========

    Depreciation and amortization expense for the years ended 1998, 1999, and 2000 was $9,168, $10,062, and $13,099, respectively.

8.  LEASES

    CAPITAL LEASES. The Company has one capital lease for a building and numerous capital leases for equipment. These leases are capitalized using interest rates considered appropriate at the inception of each lease. Assets under capital lease are not significant.

    Capital lease obligations amounted to $1,048 and $724 at December 25, 1999 and December 30, 2000, respectively, with maturities through 2005 at interest rates ranging from 9.5% to 14.6%. Future minimum lease payments under capital lease obligations at December 30, 2000 are as follows:

2001........................................................   $ 289
2002........................................................     282
2003........................................................     442
2004........................................................      12
                                                               -----
Total minimum lease payments................................   1,025
Less amount representing interest...........................    (301)
                                                               -----
Present value of net minimum lease payments.................   $ 724
                                                               =====

OPERATING LEASES

    The Company has various operating leases for machinery and equipment, automobiles, office equipment, land and office space. Rent expense for all operating leases was $5,926 in 2000, $4,453 in 1999, and $3,273 in 1998. Future minimum payments by year and in the aggregate, under

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

8.  LEASES (CONTINUED)
noncancellable operating leases with initial or remaining terms of one year or more consist of the following at December 30, 2000:

2001........................................................  $ 5,894
2002........................................................    4,740
2003........................................................    3,192
2004........................................................    2,310
2005........................................................    1,812
Thereafter..................................................    5,373
                                                              -------
                                                              $23,321
                                                              =======

9.  INCOME TAXES

    In the year ended December 26, 1998 and for the nine-month period ended September 29, 1999, the Company was not a separate taxable entity for federal and state income tax purposes and its income for these periods was included in the consolidated B&L income tax returns. The Company accounted for income taxes for these periods under the separate return method in accordance with FAS 109. Under the terms of the recapitalization agreement, B&L has assumed all income tax consequences associated with the periods through September 29, 1999. Accordingly, all current and deferred income tax attributes reflected in the Company's consolidated financial statements on the effective date of the recapitalization will ultimately be settled by B&L. In line with this the domestic income tax attributes have been included in the net activity with B&L and have been charged off against retained earnings. Foreign subsidiaries are responsible for remitting taxes in their local jurisdictions. Payments associated with periods prior to September 29, 1999 will ultimately be reimbursed by B&L, and this reimbursement will be recorded as an adjustment to retained earnings at the time of such reimbursement.

    In addition, in connection with the recapitalization transaction, the Company elected under Internal Revenue Code Section 338(h)(10) to treat the transaction as a purchase resulting in a step-up in the tax basis of the underlying assets. The election resulted in the recording of a deferred tax asset in 1999, net of valuation allowance, of approximately $99,506, representing the estimated future tax benefits associated with the increased tax basis of its assets. The Company expects to realize the net benefit of the deferred tax asset over a 15 year period. For financial reporting purposes the benefit was treated as a contribution to capital in 1999.

    During the second quarter of 2000, the tax purchase price allocation pertaining to the Section 338(h)(10) election described above was finalized. An adjustment was recorded to reduce the deferred tax asset balance by $5,395 and the related valuation allowance by $858, with the offset of $4,537 being recorded to capital in excess of par in the second quarter of 2000.

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

9.  INCOME TAXES (CONTINUED)
    An analysis of the components of income before income taxes and minority interests and the related provision for income taxes is presented below:

                                                                      FISCAL YEAR ENDED
                                                          ------------------------------------------
                                                          DECEMBER 26,   DECEMBER 25,   DECEMBER 30,
                                                              1998           1999           2000
                                                          ------------   ------------   ------------
INCOME BEFORE INCOME TAXES, MINORITY INTERESTS, EARNINGS
  FROM EQUITY INVESTMENTS AND EXTRAORDINARY ITEM
  U.S...................................................     $22,364        $14,608        $14,407
  Non-U.S...............................................      13,468         16,055         11,678
                                                             -------        -------        -------
                                                             $35,832        $30,663        $26,085
                                                             =======        =======        =======

INCOME TAX PROVISION
  Current:
    Federal.............................................     $ 7,730        $ 9,522        $    --
    Foreign.............................................       6,171          6,035          5,646
    State and local.....................................       1,833          1,895             --
                                                             -------        -------        -------
      Total current.....................................      15,734         17,452          5,646
                                                             -------        -------        -------
  Deferred:
    Federal.............................................     $  (597)       $(2,000)       $ 6,688
    Foreign.............................................        (887)            53           (447)
    State...............................................        (127)            56         (4,050)
                                                             -------        -------        -------
      Total deferred....................................      (1,611)        (1,891)         2,191
                                                             -------        -------        -------
                                                             $14,123        $15,561        $ 7,837
                                                             =======        =======        =======

    The Company recorded an extraordinary loss before tax of $44,771 on the consummation of the Offering (Note 2). The tax benefit associated with this loss (recorded in the third quarter of 2000) was $15,670.

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

9.  INCOME TAXES (CONTINUED)
    Deferred taxes, detailed below, recognize the impact of temporary differences between the amounts of assets and liabilities recorded for financial statement purposes and such amounts measured in accordance with tax laws.

                                                  DECEMBER 25, 1999        DECEMBER 30, 2000
                                                ----------------------   ----------------------
                                                 ASSETS    LIABILITIES    ASSETS    LIABILITIES
                                                --------   -----------   --------   -----------
CURRENT:
  Accruals....................................  $   632      $   --      $  2,055     $   --
                                                -------      ------      --------     ------
                                                    632          --         2,055         --
                                                -------      ------      --------     ------

NON-CURRENT:
  Goodwill and other intangibles..............  100,657          --        88,531         --
  Net operating loss and credit
    carryforwards.............................    2,220          --        22,756         --
  Depreciation and amortization...............      162          --          (626)        --
  Accrued Interest............................      854          --            --         --
  Other.......................................      844       1,030        (1,110)        --
                                                -------      ------      --------     ------
                                                104,737       1,030       109,551         --
                                                -------      ------      --------     ------
  Valuation allowance.........................   (7,137)         --        (4,524)        --
                                                -------      ------      --------     ------
                                                 97,600       1,030       105,027         --
                                                -------      ------      --------     ------
Total deferred taxes..........................  $98,232      $1,030      $107,082     $   --
                                                =======      ======      ========     ======

    As of December 30, 2000, the Company has net operating loss carryforwards for federal and state income tax purposes of approximately $50,117 expiring between 2004 and 2020. Additionally, the Company has foreign tax credit carryforwards of $2,320 expiring in 2004 and 2005. As a result of the Offering, the Company expects to be significantly more profitable in the future, due to reduced interest costs. Accordingly, during the second quarter of 2000 the Company reassessed the need for a valuation allowance relating to state income taxes associated with the deferred tax asset balance recorded on the recapitalization transaction discussed above. As a result of this reassessment, $4,762 of the valuation allowance relating to state tax benefits was released in the second quarter of 2000, and recorded as a tax benefit. This release of the valuation allowance was offset by an increase of $3,007, pertaining mainly to the realization of state income tax benefits associated with the extraordinary loss recorded in the third quarter of 2000. The Company has recorded the balance of the net deferred tax asset on the belief that it is more likely than not that it will be realized. This belief is based upon a review of all available evidence, including historical operating results, projections of taxable income, and tax planning strategies.

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

9.  INCOME TAXES (CONTINUED)
    Reconciliations of the statutory U.S. federal income tax rate to effective tax rates are as follows:

                                                              FISCAL YEAR ENDED
                                                  ------------------------------------------
                                                  DECEMBER 26,   DECEMBER 25,   DECEMBER 30,
                                                      1998           1999           2000
                                                  ------------   ------------   ------------
Tax at statutory U.S. tax rate..................       35.0%          35.0%          35.0%
Foreign tax rate differences....................        1.6            7.4            3.8
Non-deductible goodwill amortization............        0.6            0.5            1.5
State income taxes, net of federal tax
  benefit.......................................        3.1            3.6            2.3
Change in valuation allowance before
  extraordinary item............................         --            2.4          (16.1)
High yield debt interest........................         --            0.1            2.4
Other...........................................       (0.8)           1.7            1.1
                                                      -----          -----          -----
                                                       39.5%          50.7%          30.0%
                                                      =====          =====          =====

    During the year ended December 25, 1999, substantially all of the accumulated earnings of the Company's foreign subsidiaries through September 29, 1999 were repatriated to the United States to B&L in connection with the recapitalization transaction. Accordingly, a provision for U.S. federal and state income taxes, net of foreign tax credits, has been provided on such earnings in the year ended December 25, 1999. In addition, for periods subsequent to September 29, 1999, the Company elected to treat certain foreign subsidiaries in Germany and the United Kingdom as disregarded entities for U.S. federal and state income tax purpose and, accordingly, is providing for U.S. federal and state income taxes on such earnings. The Company's other foreign subsidiaries have accumulated earnings subsequent to September 29, 1999. These earnings are considered to be indefinitely reinvested and, accordingly, no provision for U.S. income taxes has been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. taxes and withholdings taxes payable to the various foreign countries.

10.  EMPLOYEE BENEFITS

    The Company sponsors one defined contribution plan and three defined benefit plans. The Company's defined contribution plan, the Charles River Laboratories Employee Savings Plan, qualifies under section 401(k) of the Internal Revenue Code. It covers substantially all U.S. employees and contains a provision whereby the Company matches employee contributions. The costs associated with the defined contribution plan totaled $498, $588 and $716 in 1998, 1999, and 2000, respectively.

    One of the Company's sponsored defined benefit plans, the Charles River Laboratories, Inc. Pension Plan, is a qualified, non-contributory plan that also covers substantially all U.S. employees. Benefits are based on participants' final average monthly compensation and years of service. Participants' rights vest upon completion of five years of service. The Charles River Japan defined benefit pension plan is a non-contributory plan that covers all employees. Benefits are based upon length of service and final salary.

    Under another defined benefit plan, the Company provides some executives with supplemental retirement benefits. This plan, the Executive Supplemental Life Insurance Retirement Plan or ESLIRP,

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

10.  EMPLOYEE BENEFITS (CONTINUED)
is generally unfunded and non-qualified under the provisions of the Employee Retirement Income Securities Act of 1974. The Company has, however, taken out several key person life insurance policies with the intention of using its cash surrender value to fund the ESLIRP Plan. At December 30, 2000, the cash surrender value of these policies was $8,595.

    The following table provides reconciliations of the changes in benefit obligations, fair value of plan assets and funded status of the three defined benefit plans. Note that due to Charles River Japan being consolidated with the Company's financial results beginning February 28, 2000, the Charles River Japan pension plan is incorporated into the fiscal year 2000 disclosures below and not included in fiscal year 1999.

                                                                  FISCAL YEAR
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
RECONCILIATION OF BENEFIT OBLIGATION
  Benefit/obligation at beginning of year...................  $25,112    $31,045
  Service cost..............................................      958      1,386
  Interest cost.............................................    1,738      2,040
  Benefit payments..........................................     (738)      (958)
  Actuarial loss (gain).....................................      (73)     3,060
  Effect of foreign exchange................................       --        (75)
                                                              -------    -------
  Benefit/obligation at end of year.........................  $26,997    $36,498
                                                              =======    =======

RECONCILIATION OF FAIR VALUE OF PLAN ASSETS
  Fair value of plan assets at beginning of year............  $26,493    $53,600
  Actual return on plan assets..............................   24,781     (5,820)
  Employer contributions....................................      259        665
  Benefit payments..........................................     (738)      (958)
                                                              -------    -------
  Fair value of plan assets at end of year..................  $50,795    $47,487
                                                              =======    =======

FUNDED STATUS
  Funded status.............................................  $23,797    $10,989
  Unrecognized transition obligation........................      423        336
  Unrecognized prior-service cost...........................      (24)       (29)
  Unrecognized gain.........................................  (29,108)   (12,970)
                                                              -------    -------
  Accrued benefit (cost)....................................  $(4,912)   $(1,674)
                                                              =======    =======

AMOUNTS RECOGNIZED IN THE CONSOLIDATED BALANCE SHEET
  Accrued benefit cost......................................  $(7,237)   $(5,237)
  Intangible asset..........................................      215        143
  Accumulated other comprehensive income....................    2,110      3,420
                                                              -------    -------
  Net amount recognized.....................................  $(4,912)   $(1,674)
                                                              =======    =======

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

10.  EMPLOYEE BENEFITS (CONTINUED)
    Key weighted-average assumptions used in the measurement of the Company's benefit obligations are shown in the following table:

                                                              FISCAL YEAR ENDED
                                                  ------------------------------------------
                                                  DECEMBER 26,   DECEMBER 25,   DECEMBER 30,
                                                      1998           1999           2000
                                                  ------------   ------------   ------------
Discount rate...................................         7%             7%           6.5%
Expected return on plan assets..................        10%            10%            10%
Rate of compensation increase...................      4.75%          4.75%          4.75%

    The following table provides the components of net periodic benefit cost for the three defined benefit plans for 1998, 1999 and 2000:

                                                                  DEFINED BENEFIT PLANS
                                                              ------------------------------
                                                                1998       1999       2000
                                                              --------   --------   --------
Components of net periodic benefit cost/(income):
Service cost................................................   $  795     $  958    $ 1,386
Interest cost...............................................    1,588      1,738      2,040
Expected return on plan assets..............................   (1,901)    (2,623)    (5,132)
Amortization of transition obligation.......................      141        141        154
Amortization of prior-service cost..........................       (3)        (4)        (5)
Amortization of net gain....................................      (85)      (301)    (1,625)
                                                               ------     ------    -------
Net periodic benefit cost/(income)..........................   $  535     $  (91)   $(3,182)
                                                               ======     ======    =======

    The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plan with accumulated benefit obligations in excess of plan assets were $8,761, $8,315, and $0 at December 25, 1999 and $14,493, $12,312 and $2,780, as of December 30, 2000.

    The Company had an adjusted minimum pension liability of $2,110 $(1,266, net of tax) and $3,420 $(2,299 net of tax) as of December 25, 1999 and December 30, 2000 respectively, which represented the excess of the minimum accumulated net benefit obligation over previously recorded pension liabilities.

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

11.  STOCK COMPENSATION PLANS

    As part of the recapitalization, the equity investors agreed and committed to establish a stock option plan for the Company, for the purpose of providing significant equity incentives to management. The 1999 Management Incentive Plan (the "1999 Plan") is administered by the Company's Compensation Committee of the Board of Directors. A total of 1,784,384 shares were reserved for the exercise of option grants under the Plan. Awards of 1,726,332 non-qualified stock options, of which 75,958 are currently exercisable, were awarded in the year ended December 25, 1999. Options to purchase shares of Charles River Laboratories International, Inc. granted pursuant to the 1999 Plan are subject to a vesting schedule based on three distinct measures. Certain options vest solely with the passage of time (incrementally over five years so long as the optionee continues to be employed by the Company). The remainder of the options vest over time but contain clauses providing for the acceleration of vesting upon the achievement of certain performance targets or the occurrence of certain liquidity events. All options expire on September 29, 2009. The exercise price of all of the options initially granted under the Plan is $5.33, the fair value of the underlying common stock at the time of the grant.

    Effective June 5, 2000 the Board of Directors adopted and the Company's shareholders approved the 2000 Incentive Plan (the "2000 Plan"), which provides for the grant of incentive and nonstatutory stock options, stock appreciation rights, restricted or unrestricted common stock and other equity awards. The 2000 Plan has a total of 1,189,000 shares available to be granted. Options to purchase shares of Charles River Laboratories International, Inc. granted pursuant to the 2000 Plan vest incrementally over three years so long as the employee continues to be employed by the Company. All options granted expire on or before December 31, 2010. The exercise price of all the options granted under the 2000 Plan is the fair value of the underlying common stock at the time of grant. A total of 476,300 stock option awards were made under the 2000 plan in 2000. No awards granted under the 2000 Plan are currently exercisable.

    In conjunction with the 2000 Plan the Board of Directors adopted, and the Company's shareholders approved, the 2000 Directors Stock Plan ("Directors Plan"), which provides for the grant of both automatic and discretionary nonstatutory stock options to our non-employee directors. Pursuant to the plan, each independent director will be automatically granted an option to purchase 20,000 shares of our common stock on the date he or she is first elected or named a director. On the day of each annual meeting of stockholders, each independent director who served during the prior year will be awarded an option to purchase 4,000 shares of our common stock (pro-rated if the director did not serve for the entire preceding year). The Directors Plan has a total of 100,000 shares available to be granted. Awards of 60,000 stock options, none of which are currently exercisable, were ratified and granted by the Compensation Committee on June 5, 2000. Options to purchase shares of Charles River Laboratories International, Inc. granted pursuant the Directors Plan cliff vest upon the earlier of the first anniversary of the date of grant or the business day prior to the date of the Company's next annual meeting. All options granted expire on June 23, 2005. The exercise price of the options granted under the Directors Plan is $16.00, the fair value of the underlying common stock at the time of grant.

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

11.  STOCK COMPENSATION PLANS (CONTINUED)
    The following table summarizes stock option activity under the 1999 Plan, the 2000 Plan, and the Directors Plan:

                                                                                     WEIGHTED AVERAGE
                                                         SHARES     EXERCISE PRICE    EXERCISE PRICE
                                                        ---------   --------------   ----------------
Options outstanding as of December 26, 1998...........          0              --
Options Granted.......................................  1,726,332    $       5.33         $ 5.33
Options Exercised.....................................          0
Options Canceled......................................          0
                                                        ---------

Options outstanding as of December 25, 1999...........  1,726,332    $       5.33         $ 5.33

Options Granted.......................................    536,300    $16.00-27.38         $16.60
Options Exercised.....................................          0
Options Canceled......................................     16,500    $      16.00         $16.00
                                                        ---------

Options Outstanding as of December 30, 2000...........  2,246,132    $ 5.33-27.38         $ 7.94
Options Exercisable as of December 30, 2000...........     75,958    $       5.33         $ 5.33

                                          OPTIONS OUTSTANDING                             OPTIONS EXERCISABLE
                        -------------------------------------------------------   ------------------------------------
                                            WEIGHTED AVERAGE
                                               REMAINING
       RANGE OF         OUTSTANDING AS OF     CONTRACTUAL      WEIGHTED AVERAGE   EXERCISABLE AS OF   WEIGHTED AVERAGE
   EXERCISE PRICES      DECEMBER 30, 2000     LIFE (YEARS)      EXERCISE PRICE    DECEMBER 30, 2000    EXERCISE PRICE
----------------------  -----------------   ----------------   ----------------   -----------------   ----------------
 5.00 -- $10.00.......      1,726,332              8.7              $ 5.33             75,958              $5.33
10.01 -- $20.00.......        491,600              8.8              $16.00                  0              $0.00
20.01 -- $30.00.......         28,200             10.0              $27.38                  0              $0.00
                            ---------                               ------
                            2,246,132                               $ 7.94                                 $5.33

    The company accounts for stock-based compensation plans under the provisions of APB 25. Because the exercise price of the employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

    Pro forma information regarding net income is required by FAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options under the fair value method of that Statement.

    For purposes of this disclosure, the fair value of the fixed option grants were estimated using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants outstanding:

Risk-free interest rate.....................................    6.37%
Volatility factor...........................................   49.83%
Weighted average expected life (years)......................       6

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

11.  STOCK COMPENSATION PLANS (CONTINUED)
volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    Had compensation expense for the Company's portion of fixed options been determined consistent with FAS 123, the Company's net income (loss) for the years ended December 25, 1999 and December 30, 2000 would have been reduced to the pro forma amounts indicated below:

                                                             1999       2000
                                                           --------   --------
Reported net income (loss)...............................  $17,124    $(11,224)
Proforma net income (loss)...............................  $17,030    $(11,948)
Reported diluted earnings (loss) per common share........  $  0.86    $  (0.35)
Proforma diluted earning (loss) per common share.........  $  0.86    $  (0.38)

    Until September 29, 1999, employees of the Company participated in a stock option plan sponsored by B&L. As a result of the recapitalization transaction described in Note 2, employees participating in the B&L Stock Option Plan exercised all vested options and were compensated for all unvested options. The Company recorded compensation expense of $1,300 in the fourth quarter of 1999 based upon the amount that B&L compensated these employees. The Company received a capital contribution by B&L for this amount during the fourth quarter of 1999, which has been recorded as part of the net activity with B&L. As management's participation in the B&L plan was discontinued in 1999, and the Company has established its own plan based on current facts and circumstances, the historical FAS 123 disclosures relating to the B&L plan are not considered relevant.

12.  JOINT VENTURES

    The Company holds investments in several joint ventures. These joint ventures are separate legal entities whose purpose is consistent with the overall operations of the Company and represent geographical expansions of existing markets. For the year ended December 30, 2000 the financial results of three of the joint ventures are consolidated into the Company's results as the Company has the ability to exercise control over these entities. On
February 28, 2000 the Company acquired an additional equity interest in Charles River Japan (Note 4). Upon consummation of the additional equity investment, the Company had control of, and began consolidating, the operations of Charles River Japan. The interests of the outside joint venture partners in these joint ventures has been recorded as minority interests totaling $304 at December 25, 1999 and $13,330 at December 30, 2000.

    Prior to the additional equity investment on February 28, 2000, Charles River Japan was accounted for under the equity method. Charles River Japan is a joint venture with Ajinomoto Co., Inc. and is an extension of the Company's research model business in Japan. Dividends received from Charles River Japan prior to the additional equity investment amounted to $601 in 1998, $815 in 1999, and $0 in 2000. The Company also has another joint venture, Charles River Mexico, which is accounted for under the equity method. Charles River Mexico, an extension of the Company's avian (or bird) business in Mexico, is not significant to the Company's operations.

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

12.  JOINT VENTURES (CONTINUED)
    Summarized financial statement information for the unconsolidated joint ventures is as follows:

    Note that the condensed income statement information for the year ended December 30, 2000 includes only two months of Charles River Japan activity and the balance sheet as of December 30, 2000 excludes Charles River Japan.

                                                                      FISCAL YEAR ENDED
                                                          ------------------------------------------
                                                          DECEMBER 26,   DECEMBER 25,   DECEMBER 30,
                                                              1998           1999           2000
                                                          ------------   ------------   ------------
CONDENSED COMBINED STATEMENTS OF INCOME
  Net sales.............................................     $39,798        $44,826        $13,541
  Operating income......................................       6,756          7,658          2,922
  Net income............................................       3,445          4,221          2,132

                                                              DECEMBER 25,   DECEMBER 30,
                                                                  1999           2000
                                                              ------------   ------------
CONDENSED COMBINED BALANCE SHEETS
  Current assets............................................     $20,486        $1,180
  Non-current assets........................................      39,720         2,932
                                                                 -------        ------
                                                                 $60,206        $4,112
                                                                 =======        ======
  Current liabilities.......................................     $11,330        $  333
  Non-current liabilities...................................       6,163            42
  Shareholders' equity......................................      42,713         3,737
                                                                 -------        ------
                                                                 $60,206        $4,112
                                                                 =======        ======

13.  COMMITMENTS AND CONTINGENCIES

    INSURANCE

    The Company maintains insurance for workers' compensation, auto liability, employee medical and general liability. The per claim loss limits are $250, with annual aggregate loss limits of $1,500. Related accruals were $2,813 and $3,461 on December 25, 1999 and December 30, 2000, respectively. Separately, the Company has provided a letter of credit in favor of the insurance carriers in the amount of $350.

    LITIGATION

    Various lawsuits, claims and proceedings of a nature considered normal to its business are pending against the Company. In the opinion of management, the outcome of such proceedings and litigation currently pending will not materially affect the Company's consolidated financial statements. The most potentially significant claim is described below.

    The Company is currently under a court order issued in June 1997 to remove its primate operations from two islands located in the Florida Keys. The mandate asserts that the Company's operations have contributed to the defoliation of some protected plant life. The Company continues to

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

13. COMMITMENTS AND CONTINGENCIES (CONTINUED) hold discussions with the state of Florida authorities regarding the extent of refoliation required on the islands and believes the reserves recorded in the accompanying consolidated financial statements are sufficient to provide for the estimated exposure in connection with the refoliation. The Company has provided a letter of credit in regards to the completion of the refoliation on the island for $350.

14.  RELATED PARTY TRANSACTIONS

    As more fully described in Note 3, the Company completed a recapitalization in September 1999 and became a stand-alone entity. Until the recapitalization, the Company historically had operated autonomously from B&L. Some costs and expenses including insurance, information technology and other miscellaneous expenses were charged by B&L to the Company on a direct basis, however, management believes these charges were based upon assumptions that were reasonable under the circumstances. These charges and estimates are not necessarily indicative of the costs and expenses which would have resulted had the Company incurred these costs as a separate entity. Charges of approximately $250 and $88 for these items are included in costs of products sold and services rendered and selling, general and administrative expense in the accompanying consolidated financial statements for the years ended 1998 and for the nine months ended 1999, respectively. The Company does not expect its stand-alone costs to be significantly different from the historical costs allocated by B&L due to the autonomy with which the Company operated.

    As more fully described in Note 3, the accompanying consolidated financial statements include a line item "net activity with Bausch and Lomb" which comprises the above referenced intercompany allocations, net distributions made by the Company to B&L, and settlements with B&L as a result of the recapitalization.

    On October 11, 1999 the Company loaned to certain officers $920 to purchase stock in Charles River International, Inc. through CRL Acquisition LLC. These loans are full recourse and bear interest at a rate of 6.75%. The year-end balance of $920 is classified as a reduction from shareholders equity.

15.  GEOGRAPHIC AND BUSINESS SEGMENT INFORMATION

    The Company is organized into geographic regions for management reporting with operating income being the primary measure of regional profitability. Some general and administrative expenses, including some centralized services provided by regional offices, are allocated based on business segment sales. The accounting policies used to generate geographic results are the same as the Company's overall accounting policies.

    The following table presents sales and other financial information by geography for the years 1998, 1999 and 2000. Included in the other non-U.S. category below are the Company's operations located in Canada, China, Germany, Italy, Netherlands, United Kingdom, Australia, Belgium, Czech Republic, Hungary, Spain and Sweden. Sales to unaffiliated customers represent net sales originating in entities

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

15. GEOGRAPHIC AND BUSINESS SEGMENT INFORMATION (CONTINUED) physically located in the identified geographic area. Long-lived assets include property, plant and equipment, goodwill and intangibles, other investments and other assets.

                                                                              OTHER NON
                                               U.S.      FRANCE     JAPAN       U.S.      CONSOLIDATED
                                             --------   --------   --------   ---------   ------------
1998
  Sales to unaffiliated customers..........  $122,267   $27,968        N/A     $54,826      $205,061
  Long-lived assets........................    76,289    12,751        N/A      23,743       112,783
1999
  Sales to unaffiliated customers..........  $144,617   $30,523        N/A     $56,273      $231,413
  Long-lived assets........................   103,261    12,234        N/A      20,191       135,686
2000
  Sales to unaffiliated customers..........  $192,919   $28,474    $36,624     $48,568      $306,585
  Long-lived assets........................   118,271    10,618     39,720      17,235       185,844

    The Company's product line segments are research models and biomedical products and services. The following table presents sales and other financial information by product line segment for the fiscal years 1998, 1999 and 2000. Sales to unaffiliated customers represent net sales originating in entities primarily engaged in either provision of research models or biomedical products and services. Long-lived assets include property, plant and equipment, goodwill and intangibles, other investments, and other assets.

                                                                1998       1999       2000
                                                              --------   --------   --------
RESEARCH MODELS
  Net sales.................................................  $144,841   $152,494   $187,643
  Operating income..........................................    30,517     33,663     43,067
  Total assets..............................................   180,983    269,034    313,763
  Depreciation and amortization.............................     5,534      8,008      9,840
  Capital expenditures......................................     8,127      6,983      7,502
BIOMEDICAL PRODUCTS AND SERVICES
  Net sales.................................................  $ 60,220   $ 78,919   $118,942
  Operating income..........................................    11,117     14,428     24,103
  Total assets..............................................    53,271     90,062     96,845
  Depreciation and amortization.............................     5,361      4,310      6,926
  Capital expenditures......................................     3,782      5,968      8,063

    A reconciliation of segment operating income to consolidated operating income is as follows:

                                                                      FISCAL YEAR ENDED
                                                          ------------------------------------------
                                                          DECEMBER 26,   DECEMBER 25,   DECEMBER 30,
                                                              1998           1999           2000
                                                          ------------   ------------   ------------
Total segment operating income..........................     $41,634        $48,091        $67,170
Unallocated corporate overhead..........................      (6,309)        (5,128)        (2,109)
                                                             -------        -------        -------
Consolidated operating income...........................     $35,325        $42,963        $65,061
                                                             =======        =======        =======

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                             (DOLLARS IN THOUSANDS)

15.  GEOGRAPHIC AND BUSINESS SEGMENT INFORMATION (CONTINUED)
    A summary of identifiable long-lived assets of each business segment at year end is as follows:

                                                      DECEMBER 25,   DECEMBER 30,
                                                          1999           2000
                                                      ------------   ------------
Research Models.....................................    $ 69,257       $117,046
Biomedical Products and Services....................      66,429         68,798
                                                        --------       --------
                                                        $135,686       $185,844
                                                        ========       ========

16.  SUBSEQUENT EVENTS (UNAUDITED)

    Effective January 8, 2001 we purchased 100% of the common stock of Pathology Associates International Corporation ("PAI"). Consideration of $37,000 was paid with respect to this acquisition, consisting of $25,000 in cash and a $12,000 callable convertible note. The convertible note has a five year term and bears interest at 2% per annum. Under certain conditions the note is convertible into shares of the Company's common stock at a premium to the Company's stock price on the date the note was issued. This acquisition will be recorded as a purchase business combination.

    On February 27, 2001 we acquired Primedica Corporation for consideration of approximately $52,000. The consideration was comprised of $26,000 in cash, $16,500 in restricted stock and $9,500 in assumed debt. This acquisition will be recorded as a purchase business combination. In connection with the anticipated Primedica acquisition the Company amended its credit facility to add a $25,000 term C loan facility and to increase the interest rate on the term A loan facility.

    On March 21, 2001, the Company consummated a public offering of 3,500,000 shares of its common stock at a price of $19.00 per share. In the offering, 4,550,000 shares of common stock, which included the exercise of the underwriters' over-allotment option of 1,050,000 shares, were also sold by existing shareholders. The Company has 40,127,642 shares of common stock outstanding after this offering, which includes those shares issued as a result of the Primedica acquisition, and received net proceeds of approximately $62,222. The Company plans to use these proceeds to repay a portion of its indebtedness.

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

            CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

          FOR THE THREE MONTHS ENDED MARCH 25, 2000 AND MARCH 31, 2001

                             (DOLLARS IN THOUSANDS)

                                                                THREE MONTHS ENDED
                                                              -----------------------
                                                              MARCH 25,    MARCH 31,
                                                                 2000         2001
                                                              ----------   ----------
Net sales related to products...............................  $   54,016   $   62,078
Net sales related to services...............................      18,486       36,953
                                                              ----------   ----------
Total net sales.............................................  $   72,502   $   99,031
Costs and Expenses
  Cost of products sold.....................................      32,193       36,418
  Cost of services provided.................................      12,399       25,951
  Selling, general and administrative.......................      11,813       15,460
  Amortization of goodwill and intangibles..................         865        1,828
                                                              ----------   ----------
Operating income............................................      15,232       19,374
Other income (expense)
  Interest income...........................................         142          253
  Interest expense..........................................     (12,664)      (6,958)
  Other income (expense)....................................         (30)         555
                                                              ----------   ----------
Income before income taxes, minority interests, earnings
  from equity investments and extraordinary item............       2,680       13,224
Provision for income taxes..................................       2,468        5,555
                                                              ----------   ----------
Income before minority interests, earnings from equity
  investments and extraordinary item........................         212        7,669
Minority interests..........................................        (217)        (564)
Earnings from equity investments, net of tax................         641           83
                                                              ----------   ----------
Income before extraordinary item............................         636        7,188
Extraordinary loss, net of the tax benefit of $128..........          --         (237)
Net income..................................................  $      636   $    6,951
                                                              ==========   ==========
Earnings per common share before extraordinary item
  Basic.....................................................  $     0.03   $     0.20
  Diluted...................................................  $     0.03   $     0.18
Earnings per common share after extraordinary item
  Basic.....................................................  $     0.03   $     0.19
  Diluted...................................................  $     0.03   $     0.17
Weighted average number of common shares outstanding before
  and after extraordinary item
  Basic.....................................................  19,820,369   36,582,532
  Diluted...................................................  23,571,555   40,287,045

                 See Notes to Consolidated Financial Statements

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                              DECEMBER 30,    MARCH 31,
                                                                  2000           2001
                                                              ------------   ------------
                                                                             (UNAUDITED)
ASSETS
Current assets
Cash and cash equivalents...................................    $ 33,129       $ 72,399
  Trade receivables, less allowances of $1,036 and $1,012,
    respectively............................................      45,949         78,295
  Inventories...............................................      33,890         34,287
  Deferred income taxes.....................................       2,055          2,055
  Due from affiliates.......................................          83             83
  Other current assets......................................       4,631          8,083
                                                                --------       --------
    Total current assets....................................     119,737        195,202
Property, plant and equipment, net..........................     117,001        139,694
Goodwill and other intangibles, less accumulated
  amortization of $10,810 and $12,624, respectively.........      41,893         91,529
Investments in affiliates...................................       2,442          2,514
Deferred tax asset..........................................     105,027        101,078
Deferred financing costs....................................       7,979          8,203
Other assets................................................      16,529         17,165
                                                                --------       --------
    Total assets............................................    $410,608       $555,385
                                                                ========       ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Current portion of long-term debt.........................    $    231       $ 16,153
  Current portion of capital lease obligations..............         181          1,633
  Accounts payable..........................................      10,767         10,814
  Accrued compensation......................................      16,997         16,300
  Deferred income...........................................       5,223         11,760
  Accrued interest..........................................       3,451          7,059
  Accrued liabilities.......................................      24,187         33,078
  Accrued income taxes......................................       3,283          2,503
                                                                --------       --------
    Total current liabilities...............................      64,320         99,300
Long-term debt..............................................     201,957        228,302
Capital lease obligations...................................         543          2,403
Accrued ESLIRP..............................................      10,116         10,391
Other long-term liabilities.................................       3,415          3,886
                                                                --------       --------
    Total liabilities.......................................     280,351        344,282
Commitments and contingencies
Minority interests..........................................      13,330         11,962
Shareholders' equity
Common stock $0.01 par value, 120,000,000 shares authorized,
  35,920,369 and 40,127,642 shares issued and outstanding as
  of December 30, 2000 and March 31, 2001, respectively.....         359            401
  Capital in excess of par value............................     451,404        529,959
  Retained earnings.........................................    (318,575)      (311,624)
  Loans to officers.........................................        (920)          (620)
  Accumulated other comprehensive income....................     (15,341)       (18,975)
                                                                --------       --------
    Total shareholders' equity..............................     116,927        199,141
                                                                --------       --------
    Total liabilities and shareholders' equity..............    $410,608       $555,385
                                                                ========       ========

                 See Notes to Consolidated Financial Statements

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                             (DOLLARS IN THOUSANDS)

                                                               THREE MONTHS ENDED
                                                              ---------------------
                                                                2000        2001
                                                              MARCH 25,   MARCH 31,
                                                              ---------   ---------
CASH FLOWS RELATING TO OPERATING ACTIVITIES
Net income..................................................   $   636    $  6,951
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................     3,764       5,439
  Amortization of debt issuance costs and discounts.........       683         453
  Accretion of debenture and discount note..................     3,161          --
  Provision for doubtful accounts...........................        82         199
  Extraordinary loss, net of tax............................        --         237
  Earnings from equity investments..........................      (641)        (83)
  Minority interests........................................       217         564
  Deferred income taxes.....................................       (42)      4,303
  Property plant and equipment write-downs and disposals....        --         195
  Other non-cash items......................................        12          --
Changes in assets and liabilities
  Trade receivables.........................................    (6,564)     (5,559)
  Inventories...............................................      (104)       (555)
  Due from affiliates.......................................       128          --
  Other current assets......................................      (583)     (2,663)
  Other assets..............................................      (102)       (426)
  Accounts payable..........................................    (2,585)     (2,581)
  Accrued compensation......................................      (413)     (2,035)
  Accrued ESLIRP............................................       167         275
  Deferred income...........................................      (782)       (208)
  Accrued interest..........................................     4,478       3,604
  Accrued liabilities.......................................      (740)        678
  Accrued income taxes......................................     1,243        (731)
  Other long-term liabilities...............................      (154)       (229)
                                                               -------    --------
    Net cash provided by operating activities...............   $ 1,861    $  7,828
                                                               -------    --------
CASH FLOWS RELATING TO INVESTING ACTIVITIES
  Capital expenditures......................................    (2,786)     (4,253)
  Contingent payments for prior year acquisitions...........        --        (250)
  Acquisition of business, net of cash acquired.............    (6,011)    (51,265)
  Proceeds from sale of animal colony.......................     7,000          --
                                                               -------    --------
    Net cash used in investing activities...................   $(1,797)   $(55,768)
                                                               -------    --------
CASH FLOWS RELATING TO FINANCING ACTIVITIES
  Proceeds from long-term debt..............................     4,114      39,831
  Payments on long-term debt and revolving credit
    facility................................................      (300)    (12,099)
  Payment of deferred financing costs.......................        --        (891)
  Payments on capital lease obligations.....................       (93)       (701)
  Proceeds from issuance of common stock....................        --      62,222
  Payments of officer loans.................................        --         300
                                                               -------    --------
    Net cash provided by financing activities...............   $ 3,721    $ 88,662
                                                               -------    --------
Effect of exchange rate changes on cash and cash
  equivalents...............................................      (337)     (1,452)
Net change in cash and cash equivalents.....................     3,448      39,270
                                                               -------    --------
Cash and cash equivalents, beginning of period..............    15,010      33,129
                                                               -------    --------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................   $18,458    $ 72,399
                                                               =======    ========
SUPPLEMENTAL CASH FLOW INFORMATION
  Cash paid for interest....................................   $ 4,317    $  6,747
  Cash paid for taxes.......................................       980       2,339

                 See Notes to Consolidated Financial Statements

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                          INTERIM FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

1.  BASIS OF PRESENTATION

    The condensed consolidated interim financial statements are unaudited, and certain information and footnote disclosure related thereto normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States, have been omitted in accordance with Rule 10-01 of Regulation S-X. In the opinion of management, the accompanying unaudited condensed consolidated financial statements were prepared following the same policies and procedures used in the preparation of the audited financial statements and reflect all adjustments (consisting of normal recurring adjustments) considered necessary to present fairly the financial position of Charles River Laboratories International, Inc. ("the Company"). The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year. These condensed consolidated financial statements should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 30, 2000.

2.  PUBLIC OFFERINGS

    On March 21, 2001, the Company consummated a public offering ("the Offering") of 3,500,000 shares of its common stock at a price of $19.00 per share. As part of the offering, existing shareholders sold 4,550,000 shares of common stock, which included the exercise of the underwriters' over-allotment option of 1,050,000 shares. The Company received proceeds of $62,222, net of underwriter's commissions and offering costs. The Company has used a portion of the proceeds to repay $3,000 and $9,000 of the Term Loan A and Term Loan B, respectively. As a result of this debt repayment the Company has recorded an extraordinary loss before tax of $365 due to the write-off of deferred financing costs. This extraordinary loss has been recorded net of a tax benefit of $128. The Company plans to use the remainder of the proceeds to repay a portion of its remaining indebtedness.

    On June 28, 2000, the Company consummated an initial public offering of 16,100,000 shares of its common stock at a price of $16.00 per share. The Company used the net proceeds from the initial public offering of $235,964 plus cash on hand of $300 to repay $204,732 of its existing debt, including issuance discounts and premiums of $31,532.

3.  ACQUISITIONS AND DISPOSALS

ACQUISITIONS

    On January 8, 2001, the Company purchased 100% of the common stock of Pathology Associates International Corporation ("PAI"). Consideration, including acquisition expenses, of $35,238 was paid with respect to this acquisition consisting of $25,557 in cash and a $12,000 callable convertible note. The convertible note has a five year term and bears interest at 2% per annum. As the stated interest rate attached to this $12,000 note is lower than the prevailing borrowing rate available to the Company, a discount of $2,319, which is being amortized over the life of the note, was recorded upon issuance. Consideration of $9,681 was recorded with respect to the convertible note. Under certain conditions the note is convertible into shares of the Company's common stock at a premium to the Company's stock price on the date the note was issued. The consideration also included $15,000 of cash paid upon drawdown from the Company's revolving credit facility. This acquisition was recorded as a purchase business combination and the Company is consolidating the operations of PAI.

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                    INTERIM FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

3.  ACQUISITIONS AND DISPOSALS (CONTINUED)
    Effective February 27, 2001 the Company acquired Primedica Corporation ("Primedica") for consideration, including acquisition expenses, of $51,107. Consideration was comprised of $25,708 of cash, $16,375 of restricted common stock and $9,024 in assumed debt. This acquisition was recorded as a purchase business combination and the Company is consolidating the operations of Primedica. The acquisition agreement requires the Company to file a registration statement under the Securities Act covering the restricted common stock no later than July 1, 2001. In addition, the Company has the right to repurchase, at any time prior to July 1, 2001, the restricted common stock at a price equal to the greater of $24.05 or fair market value. Furthermore, in connection with the Primedica acquisition the Company amended its senior credit facility to add a $25,000 term loan C and to increase the interest rate on the term loan A. The interest rate on the term loan A, as amended, and the term loan C is based on the LIBOR rate plus 1.75% and 3.25%, respectively.

    As of March 31, 2001, the Company is in process of finalizing the purchase price allocation associated with the PAI and Primedica acquisitions. The Company believes the accounting for these acquisitions will be finalized during the second quarter of 2001. The Company's preliminary allocation of purchase price for these acquisitions, based on valuations which have not yet been finalized, is as follows:

                                                                PAI      PRIMEDICA
                                                              --------   ---------
Net current assets..........................................  $ 3,126     $ 6,415
Property, plant and equipment...............................    1,276      24,637
Non-current assets..........................................      159          35
Non-current liabilities.....................................       --        (859)
                                                              -------     -------
Estimated fair value, net assets acquired...................    4,561      30,228
Intangible Assets...........................................   30,677      20,879
Consideration...............................................   35,238      51,107
Less: assumed debt..........................................       --      (9,024)
                                                              -------     -------
                                                              $35,238     $42,083
                                                              =======     =======

    Net current assets in the above preliminary purchase price allocation includes a $530 liability recorded in accordance with EITF 95-3 "Recognition of Liabilities in Connection with a Purchase Business Combination" ("EITF 95-3"). This liability relates to severance benefits to be provided to certain Primedica employees. These benefits are expected to be paid during 2001.

    Goodwill and other intangible assets recorded in the Condensed Consolidated Interim Financial Statements associated with these acquisitions are being amortized over their estimated useful lives ranging from 2 to 20 years.

    The following selected unaudited pro forma consolidated results of operations are presented as if each of the acquisitions had occurred as of the beginning of the period immediately preceding the period of acquisition after giving effect to certain adjustments for the amortization of goodwill, additional interest expense and related income tax effects. The pro forma data is for informational purposes only and does not necessarily reflect the results of operations had the companies operated as

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                    INTERIM FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

3.  ACQUISITIONS AND DISPOSALS (CONTINUED)
one during the period. No effect has been given for synergies, if any, that may have been realized through the acquisitions.

                                                               THREE MONTHS ENDED
                                                              ---------------------
                                                              MARCH 25,   MARCH 31,
                                                                2000        2001
                                                              ---------   ---------
Net sales...................................................   $94,849    $111,199
Income/(loss) before extraordinary item.....................      (411)      6,981
Net income..................................................      (411)      6,744
Earnings/(loss) per common shares before extraordinary item
Basic.......................................................   $ (0.02)   $   0.19
Diluted.....................................................   $ (0.02)   $   0.17
Earnings/(loss) per common shares before extraordinary item
Basic.......................................................   $ (0.02)   $   0.18
Diluted.....................................................   $ (0.02)   $   0.17

    Refer to Note 7 for further discussion of the method of computation of earnings per share.

    DISPOSALS

    During the fourth quarter of 2000, the Company recorded a pre-tax restructuring charge of $1,290 associated with the closing of a subsidiary in France. As of December 31, 2000, $1,078 of this charge was unpaid and included in the Consolidated Balance Sheet as an accrued liability. In the first quarter of 2001 the Company recorded an additional charge of $799 relating to additional severance payments negotiated with employees following labor disputes arising in the first quarter. These charges have been recorded in selling, general and administrative expenses in the Condensed Consolidated Interim Statements of Income. A summary of the activity associated with these restructuring reserves is as follows:

                                                              EMPLOYEE
                                                             SEPARATION    OTHER      TOTAL
                                                             ----------   --------   --------
December 30, 2000..........................................    $  993       $85       $1,078
Additional charges recorded-first quarter 2001.............       799        --          799
Amounts paid-first quarter 2001............................        --        --           --
                                                               ------       ---       ------
March 31, 2001.............................................    $1,792       $85       $1,877
                                                               ======       ===       ======

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                    INTERIM FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

4.  SUPPLEMENTAL BALANCE SHEET INFORMATION

    The composition of inventories is as follows:

                                                              DECEMBER 30,   MARCH 31,
                                                                  2000         2001
                                                              ------------   ---------
Raw materials and supplies..................................     $ 4,052      $ 4,283
Work in process.............................................         910        1,161
Finished products...........................................      28,928       28,843
                                                                 -------      -------
Inventories.................................................     $33,890      $34,287
                                                                 =======      =======

    Inventories are stated at the lower of cost or market. Cost is determined principally on the average cost method. Costs for large animals are accumulated in inventory until the large animals are sold.

    The composition of property, plant and equipment is as follows:

                                                              DECEMBER 30,   MARCH 31,
                                                                  2000         2001
                                                              ------------   ---------
Land........................................................    $  9,367     $  9,100
Buildings...................................................     142,569      146,331
Machinery and equipment.....................................      95,407      102,401
Leasehold improvements......................................       5,747       15,706
Furniture and fixtures......................................       1,992        2,587
Vehicles....................................................       2,378        2,359
Construction in progress....................................       5,102        6,231
                                                                --------     --------
                                                                 262,562      284,715
Less accumulated depreciation...............................    (145,561)    (145,021)
                                                                --------     --------
Net property, plant and equipment...........................    $117,001     $139,694
                                                                ========     ========

5.  INCOME TAXES

    The provision for income taxes recorded for the three months ended
March 25, 2000 included certain unfavorable permanent timing differences including nondeductable interest associated with debt recorded in the first half of 2000, which was subsequently repaid in connection with the Company's initial public offering on June 28, 2000.

6.  COMMITMENTS AND CONTINGENCIES

    INSURANCE

    The Company maintains insurance for workers' compensation, auto liability, employee medical and general liability. The per claim loss limits are $250, with annual aggregate loss limits of $1,500. Related accruals were $3,461 and $3,421 on December 30, 2000 and March 31, 2001, respectively. Separately, the Company has provided a letter of credit in favor of the insurance carriers in the amount of $2,500.

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                    INTERIM FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

6.  COMMITMENTS AND CONTINGENCIES (CONTINUED)
    LITIGATION

    Various lawsuits, claims and proceedings of a nature considered normal to its business are pending against the Company. In the opinion of management, the outcome of such proceedings and litigation currently pending will not materially affect the Company's condensed consolidated financial statements.

    The Company is currently under a court order issued in June 1997 to remove its large animal operations from two islands located in the Florida Keys and refoliate the islands. The Company has removed its large animal operations from the island in the first quarter of 2000. The Company continues to hold discussions with the state of Florida and federal authorities regarding the extent of refoliation required on the islands and believes the reserves recorded in the accompanying condensed consolidated financial statements are sufficient to provide for the estimated exposure in connection with the refoliation. The Company has provided a letter of credit in regards to the completion of the refoliation on the island for $350.

7.  EARNINGS PER SHARE

    Basic earnings per share for the three month periods ended March 31, 2001 and March 25, 2000 was computed by dividing earnings available to common shareholders for these periods by the weighted average number of common shares outstanding in the respective periods.

    The weighted average number of common shares outstanding in the three month period ended March 31, 2001 has been adjusted to include common stock equivalents for the purpose of calculating diluted earnings per share before and after the extraordinary item for these periods.

    On June 5, 2000, a 1.927 for 1 exchange of stock was approved by the Board of Directors of the Company. This exchange of stock was effective June 21, 2000. All earnings per common share amounts, references to common stock and shareholders' equity amounts have been restated as if the exchange of stock had occurred as of the earliest period presented.

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                    INTERIM FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

7.  EARNINGS PER SHARE (CONTINUED)
    The following table illustrates the reconciliation of the numerator and denominator of the basic and diluted earnings per share before and after the extraordinary item computations:

                                                              THREE MONTH PERIOD ENDED
                                                              -------------------------
                                                               MARCH 25,     MARCH 31,
                                                                 2000          2001
                                                              -----------   -----------
Numerator-basic and diluted earnings per share
Income before the extraordinary item........................  $      636    $    7,188
Extraordinary loss..........................................          --          (237)
Income after the extraordinary item.........................         636         6,951
Denominator:
Basic earnings per share-weighted average shares
  outstanding...............................................  19,820,369    36,582,532
Effect of dilutive securities-stock options and warrants....   3,751,186     3,704,513
                                                              ----------    ----------
Diluted earnings per share-weighted average shares
  outstanding...............................................  23,571,555    40,287,045
                                                              ==========    ==========
Basic earnings per share before extraordinary item..........  $     0.03    $     0.20
Diluted earnings per share before extraordinary item........  $     0.03    $     0.18
Basic (loss) per share on extraordinary item................  $       --    $    (0.01)
Diluted (loss) per share on extraordinary item..............  $       --    $    (0.01)
Basic earnings per share after extraordinary item...........  $     0.03    $     0.19
Diluted earnings per share after extraordinary item.........  $     0.03    $     0.17

8.  BUSINESS SEGMENT INFORMATION

    The following table presents sales and other financial information by product line segment for the three months ended and the three month period ended March 25, 2000 and March 31, 2001. Sales to

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                    INTERIM FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

8. BUSINESS SEGMENT INFORMATION (CONTINUED) unaffiliated customers represent net sales originating in entities primarily engaged in either animal services or biomedical products and services.

                                                               THREE MONTH PERIOD
                                                                      ENDED
                                                              ---------------------
                                                              MARCH 25,   MARCH 31,
                                                                2000        2001
                                                              ---------   ---------
Research Models
Net sales...................................................   $41,104     $49,474
Gross margin................................................    16,822      20,549
Operating income............................................    11,999      13,271
Depreciation and amortization...............................     2,090       2,405
Capital expenditures........................................     1,438       1,913
Biomedical Products and Services
Net sales...................................................    31,398      49,557
Gross margin................................................    11,088      16,113
Operating income............................................     5,940       8,480
Depreciation and amortization...............................     1,674       3,034
Capital expenditures........................................     1,348       2,340

    Total assets attributable to the research models segment as of December 30, 2000 and March 31, 2001 were $313,763 and $349,919 respectively. Total assets attributable to the biomedical products and services segment as of December 30, 2000 and March 31, 2001 were $96,845 and $205,466, respectively.

    A reconciliation of segment operating income to consolidated operating income is as follows:

                                                               THREE MONTH PERIOD
                                                                      ENDED
                                                              ---------------------
                                                              MARCH 25,   MARCH 31,
                                                                2000        2001
                                                              ---------   ---------
Total segment operating income..............................   $17,939     $21,751
Unallocated corporate overhead..............................    (2,707)     (2,377)
                                                               -------     -------
Consolidated operating income...............................   $15,232     $19,374
                                                               =======     =======

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                    INTERIM FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)


9.  COMPREHENSIVE INCOME/(LOSS)


    The components of comprehensive income/(loss) for the three-month periods ended March 25, 2000 and March 31, 2001 are set forth below:

                                                               THREE MONTH PERIOD
                                                                      ENDED
                                                              ---------------------
                                                              MARCH 25,   MARCH 31,
                                                                2000        2001
                                                              ---------   ---------
Net income..................................................   $   636     $6,951
Foreign currency translation................................    (1,873)    (3,634)
                                                               -------     ------
Comprehensive income/(loss).................................   $(1,237)    $3,317
                                                               =======     ======


10.  SUBSEQUENT EVENTS



    On April 27, 2001, the Company's French subsidiaries obtained a favorable legal judgement in a contract dispute, with a damages award of 26,500 French Francs or approximately $3,500. The Company expects the defendant to appeal the decision. No amounts have been recorded in the quarter ended March 31, 2001, with respect to this judgement.



    On July 2, 2001, we signed a definitive agreement to acquire 100% of the common stock of Genetic Models, Inc. for cash consideration of approximately $4,000. This acquisition will be recorded as a purchase business combination in the third quarter of 2001.

                                     [LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    All of the expenses in connection with the offering are as follows:

Securities and Exchange Commission registration fee.........  $   76,004
NASD filing fee.............................................  $   30,500
Legal fees and expenses.....................................  $  250,000
Printing and engraving fees.................................  $  100,000
Accountants' fees and expenses..............................  $   60,000
Miscellaneous...............................................  $   18,905
                                                              ----------
Total.......................................................  $  535,409
                                                              ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

    As permitted by the Delaware General Corporation Law, the Registrant's certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases) or (iv) for any transaction from which the director derived an improper personal benefit.

    As a result of this provision, the ability of the Registrant, or a stockholder thereof, to successfully prosecute an action against a director for breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The SEC has taken the position that the provision will have no effect on claims arising under the federal securities laws.

    In addition, the Registrant's certificate of incorporation provides for mandatory indemnification rights, subject to limited exceptions, to any director or executive officer of the Registrant who (because of the fact that he or she is a director or officer) is involved in a legal proceeding of any nature. Such indemnification rights include reimbursement for expenses incurred by such director or officer in advance of the final disposition of such proceeding in accordance with the applicable corporate law.

    Reference is also made to Section 7 of the Underwriting Agreement, which provides for the indemnification of officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provisions in the Registrant's certificate of incorporation, by-laws and the indemnification agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant's directors and executive officers for liabilities arising under the Securities Act.

    Charles River Laboratories, Inc. provides insurance from commercial carriers against some liabilities incurred by the directors and officers of the Registrant.

ITEM 16. EXHIBITS.


NUMBER                                          DESCRIPTION
------                  ------------------------------------------------------------
       1.1*             Form of Underwriting Agreement.
       2.1**            Recapitalization Agreement, dated as of July 25, 1999, among
                        Charles River Laboratories, Inc., Charles River Laboratories
                        International, Inc. (formerly known as Endosafe, Inc.),
                        Bausch & Lomb Incorporated, and other parties listed
                        therein.
       2.2**            Amendment No. 1 to Recapitalization Agreement, dated as of
                        September 29, 1999 by Bausch & Lomb Incorporated and CRL
                        Acquisition LLC.
       2.3***           Agreement and Plan of Reorganization, dated as of June 6,
                        2000, among Charles River Laboratories International, Inc.,
                        CRL Acquisition LLC and B&L CRL, Inc.
       2.4****          Stock Purchase Agreement by and among Pathology Associates
                        International Corporation, Science Applications
                        International Corp. and Charles River Laboratories, Inc.
                        dated December 21, 2000.
       2.5****          Stock Purchase Agreement by and among Charles River
                        Laboratories, Inc., Primedica Corporation, TSI Corporation
                        and Genzyme Transgenics Corporation.
       4.1***           Form of certificate representing shares of common stock,
                        $0.01 par value per share.
       4.2***           Amended and Restated Investors' Agreement, dated as of June
                        19, 2000, among Charles River Laboratories International,
                        Inc. and the shareholders named therein.
       5.1*             Opinion of Davis Polk & Wardwell.
      23.1*             Consent of Davis Polk & Wardwell (contained in their opinion filed as Exhibit 5.1).
      23.2*             Consent of PricewaterhouseCoopers LLP.
      24.1+             Power of Attorney pursuant to which amendments to this
                        registration statement may be filed (included in Part II of the Registration Statement under the caption "Signatures").
      99.1+             Condensed Financial Information


------------------------

   * Filed herewith.

  ** Previously filed as an exhibit to the Company's Registration Statement on Form S-1 (File No. 333-92383) filed December 8, 1999.

 *** Previously filed as an exhibit to Amendment No. 2 to the Company's
     Registration Statement on Form S-1 (File No. 333-35524) filed June 23,
     2000.

**** Previously filed as an exhibit to the Company's Registration Statement on Form S-3 (File No. 333-55670) filed February 15, 2001.


   + Previously filed as an exhibit to the Company's Registration Statement on Form S-3 (File No. 333-63766) filed on June 25, 2001.

ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

(1) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by a registrant pursuant to Rule 424(b)(1) or
    (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Massachusetts, on the 5th day of July, 2001.


                                                  CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

                                                  By:                /s/ THOMAS F. ACKERMAN
                                                          ---------------------------------------------
                                                                       Thomas F. Ackerman
                                                        SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on July 5, 2001.


                      SIGNATURE                                               TITLE
                      ---------                                               -----

                          *
  ------------------------------------------------     President, Chief Executive Officer and Chairman
                   James C. Foster

               /s/ THOMAS F. ACKERMAN
  ------------------------------------------------     Chief Financial Officer and Senior Vice President
                 Thomas F. Ackerman

                          *
  ------------------------------------------------     Director
                   Robert Cawthorn

                          *
  ------------------------------------------------     Director
                  Stephen D. Chubb

                          *
  ------------------------------------------------     Director
                    Thompson Dean

                          *
  ------------------------------------------------     Director
                 Stephen C. McCluski

                          *
  ------------------------------------------------     Director
                   Reid S. Perper

                          *
  ------------------------------------------------     Director
                  Douglas E. Rogers

                          *
  ------------------------------------------------     Director
                    Samuel Thier

                          *
  ------------------------------------------------     Director
                   William Waltrip

                          *
  ------------------------------------------------     Director
                     Henry Wendt


* The undersigned, by signing his name hereto, does sign and execute this Amendment No. 1 pursuant to the Power of Attorney executed by the above named directors and officers of the Registrant and previously filed with the Securities and Exchange Commission on behalf of such officers and directors.



               /s/ THOMAS F. ACKERMAN
  ------------------------------------------------
                 Thomas F. Ackerman
                  ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


NUMBER                                          DESCRIPTION
------                  ------------------------------------------------------------
       1.1*             Form of Underwriting Agreement.
       2.1**            Recapitalization Agreement, dated as of July 25, 1999, among
                        Charles River Laboratories, Inc., Charles River Laboratories
                        International, Inc. (formerly known as Endosafe, Inc.),
                        Bausch & Lomb Incorporated, and other parties listed
                        therein.
       2.2**            Amendment No. 1 to Recapitalization Agreement, dated as of
                        September 29, 1999 by Bausch & Lomb Incorporated and CRL
                        Acquisition LLC.
       2.3***           Agreement and Plan of Reorganization, dated as of June 6,
                        2000, among Charles River Laboratories International, Inc.,
                        CRL Acquisition LLC and B&L CRL, Inc.
       2.4****          Stock Purchase Agreement by and among Pathology Associates
                        International Corporation, Science Applications
                        International Corp. and Charles River Laboratories, Inc.
                        dated December 21, 2000.
       2.5****          Stock Purchase Agreement by and among Charles River
                        Laboratories, Inc., Primedica Corporation, TSI Corporation
                        and Genzyme Transgenics Corporation.
       4.1***           Form of certificate representing shares of common stock,
                        $0.01 par value per share.
       4.2***           Amended and Restated Investors' Agreement, dated as of June
                        19, 2000, among Charles River Laboratories International,
                        Inc. and the shareholders named therein.
       5.1*             Opinion of Davis Polk & Wardwell.
      23.1*             Consent of Davis Polk & Wardwell (contained in their opinion filed as Exhibit 5.1).
      23.2*             Consent of PricewaterhouseCoopers LLP.
      24.1+             Power of Attorney pursuant to which amendments to this
                        registration statement may be filed (included in Part II of the Registration Statement under the caption "Signatures").
      99.1+             Condensed Financial Information


------------------------

   * Filed herewith.

  ** Previously filed as an exhibit to the Company's Registration Statement on Form S-1 (File No. 333-92383) filed December 8, 1999.

 *** Previously filed as an exhibit to Amendment No. 2 to the Company's
     Registration Statement on Form S-1 (File No. 333-35524) filed June 23,
     2000.

**** Previously filed as an exhibit to the Company's Registration Statement on Form S-3 (File No. 333-55670) filed February 15, 2001.


   + Previously filed as an exhibit to the Company's Registration Statement on Form S-3 (File No. 333-63766) filed on June 25, 2001.